     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 1998


                                                      REGISTRATION NO. 333-44311

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                             LAMONTS APPAREL, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          5651                  75-2076160
 (State or other jurisdiction    (Primary standard industrial   (I.R.S. employer
              of                 classification code number)     identification
incorporation or organization)                                        no.)

                            ------------------------

        LAMONTS APPAREL, INC.                       DEBBIE BROWNFIELD
       12413 WILLOWS ROAD N.E.                    LAMONTS APPAREL, INC.
      KIRKLAND, WASHINGTON 98034                 12413 WILLOWS ROAD N.E.
            (425) 814-5700                      KIRKLAND, WASHINGTON 98034
  (Address, including zip code, and                   (425) 814-5461
telephone number, including area code,     (Name, address, including zip code,
 of registrant's principal executive       and telephone number, including area
               offices)                        code, of agent for service)

                            ------------------------

                                   COPIES TO:

                           MICHAEL A. WORONOFF, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                        300 S. GRAND AVENUE, SUITE 3400
                       LOS ANGELES, CALIFORNIA 90071-3144
                                 (213) 687-5000
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
At any time and from time to time after the effective date of this Registration
                                   Statement.
                            ------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED MARCH 3, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             LAMONTS APPAREL, INC.


                    8,687,154 SHARES OF CLASS A COMMON STOCK
                           1,799,244 CLASS A WARRANTS
                            577,639 CLASS B WARRANTS
                            228,639 CLASS C WARRANTS

                               ------------------


    This Prospectus relates to the offer and sale by the persons named herein under the caption "Selling Security Holders" of (i) 1,799,244 Class A Warrants (the "Class A Warrants"), each of which entitles the holder thereof to purchase one share of Class A Common Stock, par value $.01 per share (the "Common Stock"), of Lamonts Apparel, Inc. ("Lamonts" or the "Company") at a current exercise price of $.01 per share, (ii) 577,639 Class B Warrants (the "Class B Warrants"), each of which entitles the holder thereof to purchase one share of Common Stock at a current exercise price of $.01 per share, (iii) 228,639 Class C Warrants (the "Class C Warrants," and together with the Class A Warrants and the Class B Warrants, the "Warrants"), each of which entitles the holder thereof to purchase fourteen shares of Common Stock (the "Initial Shares") at a current exercise price of $1.25 per share and one share of Common Stock (the "Adjustment Shares") at a current exercise price of $.01 per share, and (iv) 8,687,154 shares of Common Stock (including 5,806,471 shares issuable upon exercise of the Warrants). The shares of Common Stock being offered by the Selling Security Holders represent approximately 97.4% of all outstanding shares of Common Stock. The availability of such a large number of shares of Common Stock may have the effect of depressing the market price of the Common Stock.



    The securities being offered hereby were issued by the Company pursuant to the Company's Modified and Restated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Plan of Reorganization") in full or partial exchange for various pre-petition and administrative claims of the Selling Security Holders. The issuance of such securities was not registered under the Securities Act of 1933, as amended (the "Securities Act") in reliance on the exemptions provided by section 1145 of Chapter 11 ("Chapter 11"), title 11 of the United States Code (the "Bankruptcy Code") and, with respect to the Class C Warrants, section 4(2) of the Securities Act. In connection with the Plan of Reorganization, the Company granted certain registration rights to the Selling Security Holders, including the right to require the Company to file the Registration Statement of which this Prospectus is a part. The distributions under the Plan of Reorganization and the terms of the Warrants (including the initial exercise price per share of Common Stock issuable upon exercise of the Warrants) were determined after negotiations with the committees representing the Company's unsecured trade creditors, bondholders and equity security holders. The Plan of Reorganization was confirmed by the United States Bankruptcy Court (the "Bankruptcy Court") for the Western District of Washington at Seattle on December 18, 1997 and became effective on January 31, 1998 (the "Plan Effective Date").



    The numbers of shares of Common Stock and Warrants (and the shares issuable upon the exercise of such Warrants) that are being offered by this Prospectus correspond to the total numbers of such shares of Common Stock and Warrants that were received by the Selling Security Holders pursuant to the initial distributions under the Plan of Reorganization. The Company contemplates effecting one or more subsequent distributions of Common Stock, Class A Warrants and Class B Warrants following the resolution of pending claims filed against the Company during its Chapter 11 case. The Company intends to file a post-effective amendment updating the amount of shares of Common Stock and Warrants covered by this Prospectus after such distributions occur.



    The Class A Warrants are exercisable on or after the first date on which the Aggregate Equity Trading Value (as defined in the following paragraph) equals or exceeds $20 million. The Class B Warrants are exercisable on or after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million. If not previously exercised, each Class A Warrant and Class B Warrant will expire on the tenth anniversary of the Plan Effective Date. The Class C Warrants to purchase the Initial Shares are exercisable on or after the date of issuance thereof and the Class C Warrants to purchase the Adjustment Shares are exercisable on or after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million; provided that the portion of each Class C Warrant to purchase an Adjustment Share shall not be exercisable by the holder thereof unless and until the portion of such Class C Warrant to purchase the Initial Shares has been exercised in full by such holder. If not previously exercised, the Class C Warrants to purchase the Initial Shares will expire on the fourth anniversary of the Plan Effective Date and the Class C Warrants to Purchase the Adjustment Shares will expire on the tenth anniversary of the Plan Effective Date. The exercise price per share and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to certain antidilution adjustments. The exercise price per share of Common Stock issuable pursuant to the exercise of the Class C Warrants is subject to a 25% increase and the expiration dates for such Warrants are subject to a one year extension, in each case upon the happening of certain events described below.



    "Aggregate Equity Trading Value" means, as of any date, the product of (a) either (i) if the Common Stock is listed on any national securities exchange or quoted on a national quotation system, the average of the daily closing prices of the Common Stock for the five (5) trading days immediately preceding such date, or (ii) if the Common Stock is not so listed or quoted, the fair market value per share of the Common Stock determined in good faith by the Company's Board of Directors as of a date within 30 days of such date, multiplied by (b) the total number of issued and outstanding shares of Common Stock as of such date (assuming for purposes of determining such number of shares the exercise in full of all in-the-money options outstanding on such date to purchase shares of Common Stock and the exercise of all Class B Warrants which are exercisable as of such date).



    There is currently no public market for the Common Stock or the Warrants and there can be no assurance that an active public market will develop. The Common Stock and the Warrants are quoted on the OTC Bulletin Board.

                            ------------------------

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS."
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


    IT IS ANTICIPATED THAT THE SELLING SECURITY HOLDERS WILL OFFER AND SELL THE SECURITIES WHICH MAY BE SOLD BY SUCH PERSON HEREUNDER FROM TIME TO TIME IN ORDINARY TRANSACTIONS TO OR THROUGH ONE OR MORE BROKERS OR DEALERS IN THE OVER-THE-COUNTER MARKET OR IN PRIVATE TRANSACTIONS AT SUCH PRICES AS MAY BE OBTAINABLE. ANY SUCH PERSON MAY BE DEEMED TO BE AN "UNDERWRITER" AS THAT TERM IS DEFINED BY THE SECURITIES ACT. HOWEVER, THE COMPANY AND SUCH PERSONS DISCLAIM THAT ANY SUCH PERSON IS AN UNDERWRITER. SEE "PLAN OF DISTRIBUTION." THE COMPANY WILL RECEIVE NO PROCEEDS FROM THE SALE BY THE SELLING SECURITY HOLDERS OF THE WARRANTS OR THE SHARES OF COMMON STOCK, BUT WILL RECEIVE AN AGGREGATE OF APPROXIMATELY $4.03 MILLION UPON EXERCISE OF ALL WARRANTS COVERED BY THIS PROSPECTUS FOR SHARES OF COMMON STOCK . THE COMPANY WILL PAY ALL THE EXPENSES INCIDENT TO THE REGISTRATION OF THE SECURITIES OFFERED HEREBY, EXCEPT FOR COMMISSIONS OF BROKERS OR DEALERS. SEE "USE OF PROCEEDS."



               THE DATE OF THIS PROSPECTUS IS             , 1998.

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SECURITY HOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


    Statements in this Prospectus including the words "believes," "anticipates," "expects," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, (i) national and local general economic and market conditions, (ii) demographic changes, (iii) liability and other claims asserted against the Company, (iv) competition, (v) the loss of significant customers or suppliers, (vi) fluctuations in operating results, (vii) changes in business strategy or development plans, (viii) business disruptions (including, as a result of adverse weather conditions),
(ix) the ability to attract and retain qualified personnel, (x) ownership of Common Stock and (xi) volatility of stock price. GIVEN THESE UNCERTAINTIES, THOSE READING THIS PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect untrue events or developments.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
AVAILABLE INFORMATION......................................................................................           5

PROSPECTUS SUMMARY.........................................................................................           6

PLAN OF REORGANIZATION.....................................................................................          11

RISK FACTORS...............................................................................................          13

USE OF PROCEEDS............................................................................................          18

MARKET PRICES OF COMMON STOCK..............................................................................          19

DIVIDEND POLICY............................................................................................          19

CAPITALIZATION.............................................................................................          20

SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER OPERATING DATA..............................................          21

PRO FORMA FINANCIAL DATA...................................................................................          23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................          26

BUSINESS...................................................................................................          33

MANAGEMENT.................................................................................................          38

PRINCIPAL STOCKHOLDERS.....................................................................................          44

CERTAIN TRANSACTIONS.......................................................................................          46

SELLING SECURITY HOLDERS...................................................................................          48

PLAN OF DISTRIBUTION.......................................................................................          49

DESCRIPTION OF CAPITAL STOCK...............................................................................          50

DESCRIPTION OF CERTAIN INDEBTEDNESS........................................................................          54

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS..................................................................          56

EXPERTS....................................................................................................          57

LEGAL MATTERS..............................................................................................          57

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.................................................................          58

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates by writing to the Public Reference Section of the Commission at the above Washington D.C. address. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.


    This Prospectus, which constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act, omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. All material contracts required to be described herein that are currently in effect are described in this Prospectus.

                            ------------------------

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCE TO THE "COMPANY" OR "LAMONTS" REFERS TO LAMONTS APPAREL, INC. AFTER GIVING EFFECT TO THE PLAN OF REORGANIZATION AND THE RELATED TRANSACTIONS DESCRIBED BELOW.


                                  THE COMPANY


    Lamonts is a Northwest-based regional retailer with 38 stores in five states. The Company offers an assortment of moderately priced fashion apparel and accessories at competitive prices for the entire family. Lamonts purchases finished goods from approximately 1,200 vendors and uses a distribution center in Kent, Washington for processing and warehousing merchandise for distribution to its stores. Lamonts employs approximately 1,600 people in salaried, hourly, or part-time positions. The Company's stores average approximately 47,000 square feet and are generally located in shopping centers and malls. The Company's revenues for the 52 weeks ended February 1, 1997 ("Fiscal 1996") were approximately $204 million. As of February 1, 1997, Lamonts' total assets and liabilities, at book value, approximated $93.3 million and $152.8 million, respectively.



    Despite numerous attempts to restructure the Company's capital structure from 1992 through 1994, and as a result of the continued deterioration of the Company's financial position, on January 6, 1995 (the "Petition Date"), the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. In Chapter 11, the Company continued to manage its affairs and operate its business as a debtor-in-possession. On October 31, 1997, the Company filed with the Bankruptcy Court its Plan of Reorganization, along with the proposed disclosure statement relating to the Plan of Reorganization (as amended, the "Disclosure Statement"). The Plan of Reorganization was confirmed by the Bankruptcy Court on December 18, 1997 and became effective on January 31, 1998. Under the Plan of Reorganization, among other things, certain indebtedness of Lamonts was cancelled in exchange for new equity interests (including certain of the Common Stock and Warrants being offered hereunder by the Selling Security Holders), certain indebtedness was reinstated, certain other pre-petition claims were discharged, certain claims were settled, existing equity interests were extinguished and new equity interests were issued (including certain of the Common Stock and Warrants being offered hereunder by the Selling Security Holders), executory contracts and unexpired leases were assumed or rejected, and the members of a new board of directors were designated. See "Plan of Reorganization."

                                  THE OFFERING


    Securities Offered by the Selling Security Holders



                                                     AGGREGATE OF
                                                   SHARES OF COMMON                                           EXERCISE PRICE
NUMBER AND TITLE OF EACH CLASS                     STOCK UNDERLYING                                            PER SHARE OF
OF SECURITIES OFFERED                                 SECURITIES          CONDITIONS TO EXERCISABILITY         COMMON STOCK
-------------------------------------------------  -----------------  ------------------------------------  -------------------
8,687,154 Shares of Class A Common Stock, par                 N/A     N/A                                   N/A
 value $.01 per share............................

1,799,244 Class A Warrants, each to purchase one        1,799,244     Aggregate Equity Trading Value        $.01
 share of Common Stock...........................                     equals or exceeds
                                                                      $20 million

577,639 Class B Warrants, each to purchase one            577,639     Aggregate Equity Trading Value        $.01
 share of Common Stock...........................                     equals or exceeds
                                                                      $25 million

228,639 Class C Warrants, each to purchase              3,200,949     Immediately exercisable               $1.25
 fourteen shares of Common Stock.................

228,639 Class C Warrants, each to purchase one            228,639     Aggregate Equity Trading Value        $.01
 share of Common Stock...........................                     equals or exceeds
                                                                      $25 million(1)


------------------------------


(1) No Class C Warrant with a per share exercise price of $.01 shall be exercisable by the holder thereof unless such holder has exercised in full such holder's portion of such Class C Warrant with a per share exercise price of $1.25.



Securities Offered by the           5,806,471 shares of Common Stock issuable upon exercise
  Company.........................  of the Warrants.

Class A Warrants..................  Each Class A Warrant entitles its registered holder to purchase from the Company one share of Common Stock at a
                                    current exercise price of $.01 per share, subject to
                                    adjustment from time to time upon the occurrence of
                                    certain events. The Class A Warrants are exercisable on
                                    or after the first date on which the Aggregate Equity
                                    Trading Value equals or exceeds $20 million and, if not
                                    previously exercised, will expire on the tenth
                                    anniversary of the Plan Effective Date. See "Description
                                    of Capital Stock-- Class A Warrants and Class B
                                    Warrants."

Class B Warrants..................  Each Class B Warrant entitles its registered holder to purchase from the Company one share of Common Stock at a
                                    current exercise price of $.01 per share, subject to
                                    adjustment from time to time upon the occurrence of
                                    certain events. The Class B Warrants are exercisable on
                                    or after the first date on which the Aggregate Equity
                                    Trading Value equals or exceeds $25 million and, if not
                                    previously exercised, will expire on the tenth
                                    anniversary of the Plan Effective Date. See "Description
                                    of Capital Stock-- Class A Warrants and Class B
                                    Warrants."

Class C Warrants..................  Each Class C Warrant entitles its registered holder to purchase from the Company fourteen shares of Common
                                    Stock at a current exercise price of $1.25 per share and
                                    one share of Common Stock at a current exercise price of
                                    $.01 per share, in each case subject to adjustment from
                                    time to time upon the occurrence of certain events. The
                                    Class C Warrants to purchase the Initial Shares are
                                    exercisable on or after the date of issuance thereof
                                    and, if not previously exercised, will expire on the
                                    fourth

                                    anniversary of the Plan Effective Date. The Class C
                                    Warrants to purchase the Adjustment Shares are
                                    exercisable on or after the first date on which the
                                    Aggregate Equity Trading Value equals or exceeds $25
                                    million and, if not previously exercised, will expire on
                                    the tenth anniversary of the Plan Effective Date;
                                    provided that the portion of each Class C Warrant to
                                    purchase an Adjustment Share shall not be exercisable by
                                    the holder thereof unless and until the portion of such
                                    Class C Warrant to purchase the Initial Shares has been
                                    exercised in full by such holder. The exercise price per
                                    share of Common Stock issuable pursuant to the exercise
                                    of the Class C Warrants is subject to a 25% increase and
                                    the expiration date for such Warrants is subject to a
                                    one year extension, in each case upon the happening of
                                    certain events. See "Description of Capital Stock--Class
                                    C Warrants."

Common Stock to be outstanding
  after offering..................  17,147,939 shares assuming (i) exercise of options ("New
                                    Employee Stock Options") to purchase 1,333,729 shares of
                                    Common Stock reserved for issuance under the Company's
                                    1998 Stock Option Plan (the "Stock Option Plan"), and
                                    (ii) exercise of all Warrants to be issued and
                                    outstanding as of the Plan Effective Date (including
                                    Warrants not covered by this Prospectus). Excludes
                                    potential exercise of the warrants issuable by the
                                    Company 120 days following the Plan Effective Date to
                                    Gordian Group, L.P. ("Gordian"). See "Description of
                                    Capital Stock--Gordian Warrants."

OTC Bulletin Board symbol for
  Class A Common Stock ...........  LMNT

OTC Bulletin Board symbol for
  Class A Warrants................  LMNTZ

OTC Bulletin Board Symbol for
  Class B Warrants................  LMNTW

OTC Bulletin Board Symbol for
  Class C Warrants................  LMNTH

         SUMMARY CONSOLIDATED FINANCIAL DATA AND CERTAIN OPERATING DATA


    The following pro forma and historical data should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements and Notes thereto, the "Pro Forma Financial Data" and the other information included elsewhere in this Prospectus. The historical financial data of the Company for Fiscal 1996 and the 53 weeks ended February 3, 1996 ("Fiscal 1995") has been derived from the historical consolidated financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants, whose report with respect thereto is included elsewhere in this Prospectus. The historical financial data for the nine months ended November 1, 1997 and November 2, 1996 has been derived from the Company's unaudited consolidated financial statements included elsewhere in this Prospectus. The historical financial data for the 52 weeks ended January 28, 1995 has been derived from the unaudited financial records of the Company. Such unaudited consolidated financial statements and records reflect all adjustments which are, in the opinion of management, necessary and of a normal recurring nature to present fairly the operating results for the periods presented. The results of operations for the nine months ended November 1, 1997 are not necessarily indicative of the results to be expected for the fiscal year ending January 31, 1998.



    The pro forma financial data gives effect to the reorganization under the Plan of Reorganization and adoption of fresh-start accounting and the amounts are presented as though the reorganization had been consummated, for purposes of the statement of operations data, at the beginning of Fiscal 1996 and, for purposes of the balance sheet data, on the applicable balance sheet date. The unaudited pro forma financial data does not purport to be indicative of the results of operations that would actually have been reported had such transactions actually been consummated on such dates or of the results of operations that may be reported by the Company in the future.

                                                     PRO FORMA          HISTORICAL          PRO FORMA          HISTORICAL
                                                    -----------  ------------------------  -----------  ------------------------
                                                    NINE MONTHS  NINE MONTHS  NINE MONTHS   52 WEEKS     52 WEEKS     53 WEEKS
                                                       ENDED        ENDED        ENDED        ENDED        ENDED        ENDED
                                                    NOVEMBER 1,  NOVEMBER 1,  NOVEMBER 2,  FEBRUARY 1,  FEBRUARY 1,  FEBRUARY 3,
                                                       1997         1997         1996         1997         1997         1996
                                                    -----------  -----------  -----------  -----------  -----------  -----------

                                                    (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)


                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND STORE DATA)

STATEMENT OF OPERATIONS DATA

  Revenues(1).....................................   $ 137,394    $ 137,394    $ 138,284    $ 203,602    $ 203,602    $ 199,548

  Cost of merchandise sold........................      87,798       87,798       88,237      130,480      130,480      131,677
                                                    -----------  -----------  -----------  -----------  -----------  -----------

  Gross profit....................................      49,596       49,596       50,047       73,122       73,122       67,871
                                                    -----------  -----------  -----------  -----------  -----------  -----------

  Operating and administrative expenses...........      47,077       47,235       49,482       66,962       67,173       71,372

  Depreciation and amortization...................       5,416        5,484        6,051        7,870        7,999        9,232

  Impairment of long-lived assets.................      --           --            4,170        4,170        4,170       --

  Store closure costs.............................      --           --           --           --           --           --
                                                    -----------  -----------  -----------  -----------  -----------  -----------

  Operating costs.................................      52,493       52,719       59,703       79,002       79,342       80,604
                                                    -----------  -----------  -----------  -----------  -----------  -----------

  Loss from operations before other income/
    (expense), reorganization expenses and income
    tax provision/(benefit).......................      (2,897)      (3,123)      (9,656)      (5,880)      (6,220)     (12,733)

  Other income (expense):

  Interest expense

    --Cash........................................      (3,760)      (3,855)      (3,773)      (4,923)      (5,053)      (5,098)

    --Non-Cash(2).................................      --           --           --           --           --           --

    Other income (expense)........................           6            6            8           12           12          196
                                                    -----------  -----------  -----------  -----------  -----------  -----------

  Loss from operations before reorganization
    expenses and income tax
    provision/(benefits)..........................      (6,651)      (6,972)     (13,421)     (10,791)     (11,261)     (17,635)

  Reorganization expenses.........................      --            1,924        5,090       --            6,037        7,240
                                                    -----------  -----------  -----------  -----------  -----------  -----------

  Loss from operations before income tax
    provision/(benefit)...........................      (6,651)      (8,896)     (18,511)     (10,791)     (17,298)     (24,875)

  Income tax provision/(benefit)..................      --           --           --           --           --           --
                                                    -----------  -----------  -----------  -----------  -----------  -----------

  Net loss........................................   $  (6,651)   $  (8,896)   $ (18,511)   $ (10,791)   $ (17,298)   $ (24,875)
                                                    -----------  -----------  -----------  -----------  -----------  -----------
                                                    -----------  -----------  -----------  -----------  -----------  -----------

OTHER DATA

  Number of stores at end of period...............                       38           42                        38           43

NET LOSS PER COMMON SHARE

  Net Loss per common share.......................   $   (0.74)   $   (0.50)   $   (1.03)   $   (1.20)   $   (0.97)   $   (1.39)

  Weighted average number of
    shares........................................   9,000,000(4) 17,900,053  17,900,053    9,000,000(4) 17,899,906  17,893,675

BALANCE SHEET DATA
  (AT END OF PERIOD)

  Working capital.................................   $     830    $   2,847    $  (5,622)                $  (3,357)   $  (2,248)

  Total assets....................................     108,854      109,993      112,964                    93,272      102,361

  Liabilities subject to settlement under
    reorganization proceedings....................      --          103,489      103,538                   102,858      104,845

  Long-term debt and obligations under capital
    leases, net of current maturities.............      23,354       13,246        2,808                     2,846       --

  Stockholders' equity/(deficit)..................      19,957      (68,411)     (61,025)                  (59,553)     (42,556)


                                                     52 WEEKS
                                                       ENDED
                                                    JANUARY 28,
                                                      1995(3)
                                                    -----------
                                                    (UNAUDITED)

STATEMENT OF OPERATIONS DATA
  Revenues(1).....................................   $ 231,199
  Cost of merchandise sold........................     175,330
                                                    -----------
  Gross profit....................................      55,869
                                                    -----------
  Operating and administrative expenses...........      87,807
  Depreciation and amortization...................      11,355
  Impairment of long-lived assets.................      --
  Store closure costs.............................       7,200
                                                    -----------
  Operating costs.................................     106,362
                                                    -----------
  Loss from operations before other income/
    (expense), reorganization expenses and income
    tax provision/(benefit).......................     (50,493)
  Other income (expense):
  Interest expense
    --Cash........................................      (6,698)
    --Non-Cash(2).................................      (5,160)
    Other income (expense)........................          27
                                                    -----------
  Loss from operations before reorganization
    expenses and income tax
    provision/(benefits)..........................     (62,324)
  Reorganization expenses.........................       7,499
                                                    -----------
  Loss from operations before income tax
    provision/(benefit)...........................     (69,823)
  Income tax provision/(benefit)..................        (400)
                                                    -----------
  Net loss........................................   $ (69,423)
                                                    -----------
                                                    -----------
OTHER DATA
  Number of stores at end of period...............          48
NET LOSS PER COMMON SHARE
  Net Loss per common share.......................   $   (4.13)
  Weighted average number of
    shares........................................  16,820,257
BALANCE SHEET DATA
  (AT END OF PERIOD)
  Working capital.................................   $  16,025
  Total assets....................................     120,269
  Liabilities subject to settlement under
    reorganization proceedings....................     108,333
  Long-term debt and obligations under capital
    leases, net of current maturities.............      --
  Stockholders' equity/(deficit)..................     (17,509)


----------------------------------
(1) The additional week in Fiscal 1995 accounted for $2.2 million of revenues.
(2) Non-cash interest expense is comprised of amortization of discounts on the Company's long-term debt and interest paid-in-kind through issuance of additional debt.

(3) On March 9, 1995, the Company changed its fiscal year end from the Saturday closest to October 31 to the Saturday closest to January 31 in order to enhance comparability of the Company's results of operations with other apparel retailers. For purposes of comparing the data for Fiscal 1995, the Company has provided data for the 52 weeks ended January 28, 1995 which is derived from unaudited financial records of the Company.


(4) Pursuant to the Plan of Reorganization, the Company has or will issue (a) 9,000,000 shares of Common Stock and (b) warrants and options that are immediately exercisable to purchase an aggregate of 6,196,419 shares of Common Stock (based on an estimated reorganization value of $19,957,000). Such warrants and options have not been included in the calculation of net loss per common share because the effect of assuming their exercise would be anti-dilutive.

                             PLAN OF REORGANIZATION


    The overall purpose of the Plan of Reorganization was to (i) alter the debt and capital structure of Lamonts to permit it to emerge from Chapter 11 and (ii) settle, compromise or otherwise dispose of certain claims on terms that Lamonts considered to be reasonable.



    The Plan of Reorganization resulted in an approximate $90 million net reduction in the total indebtedness and liabilities subject to reorganization of the Company. The Plan of Reorganization provided generally for, among other things, payment in full by the Company of administrative expenses, certain other priority claims and secured claims, other than the claim of BankBoston, N.A. ("BankBoston"), the agent and lender under the Company's bank credit facility (the "BankBoston Facility"), (which is left unimpaired), cancellation of certain indebtedness in exchange for new equity securities of the Company (including certain of the Common Stock and Warrants being offered hereunder by the Selling Security Holders), the discharge of certain other pre-petition claims, the cancellation of existing equity securities of the Company in exchange for new equity securities of the Company (including certain of the Common Stock and Warrants being offered hereunder by the Selling Security Holders), the assumption or rejection of executory contracts and unexpired leases and the designation of a new board of directors. In addition, the Plan of Reorganization provided that the Company will assume all of the obligations under the BankBoston Facility, including any unpaid accrued interest, fees, costs and charges.



    Pursuant to the Plan of Reorganization,



    (a) an aggregate of 8,800,000 shares of Common Stock, 2,203,320 Class A Warrants to purchase Common Stock and 700,237 Class B Warrants to purchase Common Stock have been or will be issued to the holders of prepetition claims against Lamonts,



    (b) an aggregate of 200,000 shares of Common Stock and 100,000 Class B Warrants to purchase Common Stock have been or will be issued to the former holders of Lamonts common stock (the "Old Common Stock"), and



    (c) 228,639 Class C Warrants to purchase Common Stock and 10 shares of Class B Common Stock, par value $.01 per share of the Company ("Class B Common Stock"), have been issued to Specialty Investment I LLC (the "Surety").



    All such securities were or will be issued in exchange for various prepetition claims and interests allowed by the Bankruptcy Court, except those issued to the Surety which were issued as required under the BankBoston Facility in consideration of the guaranty made by the Surety of a $10 million term loan (the "Term Loan") made to the Company prior to the Plan Effective Date and in partial exchange for its administrative claim.



    In addition, pursuant to the Plan of Reorganization, the Company granted New Employee Stock Options initially exercisable for the purchase of 1,333,729 shares of Common Stock and consisting of:



    (i) options exercisable for the purchase of 1,000,000 shares of Common Stock with an initial exercise price of $1.00 per share;



    (ii) to prevent dilution resulting from the issuance of the Class A Warrants, options exercisable for the purchase of an additional 244,813 shares of Common Stock with an initial exercise price of $0.01 per share, exercisable only on or after the date on which the Class A Warrants become exercisable; and



    (iii) to prevent dilution resulting from the issuance of the Class B Warrants, options exercisable for the purchase of an additional 88,915 shares of Common Stock with an initial exercise price of $0.01 per share, exercisable only on or after the date on which the Class B Warrants become exercisable.



    In addition, to prevent dilution resulting from the issuance of the Class C Warrants to the Surety, each holder of New Employee Stock Options has been or will be issued Class C Warrants initially exercisable for the purchase of 381,065 shares of Common Stock (355,661 shares with an exercise price of $1.25 per share and 25,404 shares with an exercise price of $.01 per share). See "Options Granted Pursuant to the Plan or Reorganization."



    As compensation to Gordian for investment banking services rendered to the Company during the Company's Chapter 11 case, Gordian will be issued, on the 120th day following the Plan Effective Date, warrants (the "Gordian Warrants") exercisable for a number of shares of Common Stock having a value equal to $200,000. For a description of the terms of the Gordian Warrants, see "Description of Capital Stock--Gordian Warrants."



    In connection with the Plan of Reorganization, the Company entered into a Grant of Registration Rights in favor of certain holders of the Warrants and the Common Stock, pursuant to which, subject to certain exceptions, the Company has agreed to keep the Registration Statement of which this Prospectus is a part continuously in effect until no securities registerable under the Grant of Registration Rights are outstanding. In addition, such holders are entitled to certain "piggyback" registration rights in connection with certain registrations of securities by the Company. In the event such Registration Statement is not effective within 45 days after the Plan Effective Date, or if the effectiveness thereof is suspended under certain circumstances, the Company will be required to pay liquidated damages to the Selling Security Holders. See "Description of Capital Stock--Registration Rights."



    Also in connection with the Plan of Reorganization, Alan R. Schlesinger and Loren R. Rothschild entered into new employment agreements with the Company which amended and restated the terms of their existing employment agreements. Mr. Schlesinger received a one-time bonus of $175,000 for extending the term of his employment to January 31, 2002 and, in connection with the Plan of Reorganization, a bonus of $400,000, together with a grant of 800,237 New Employee Stock Options and 15,243 Class C Warrants. Mr. Rothschild will receive a one-time bonus of $80,000 (payable on the 90th day following the Plan Effective Date) for extending the term of his employment to May 1, 2001 and, in connection with the Plan of Reorganization, a bonus of $187,000, together with a grant of 200,059 New Employee Stock Options and 3,811 Class C Warrants, as compensation for the Company's emergence from Chapter 11. See "Management--Employment Agreements."



    The Plan of Reorganization was filed with the Bankruptcy Court on October 31, 1997. The Disclosure Statement, which was filed with the Bankruptcy Court on October 31, 1997 and amended on November 21, 1997, was approved by the Bankruptcy Court on November 24, 1997. The Plan of Reorganization was confirmed by the Bankruptcy Court on December 18, 1997 and became effective on January 31, 1998.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS.


    CONTINUATION AS A GOING CONCERN. The report dated March 28, 1997 of the Company's independent accountants includes an explanatory paragraph that describes an uncertainty regarding Lamont's ability to continue as a going concern and recover the carrying amounts of its assets. Although such report was issued prior to confirmation of the Plan of Reorganization and the Company's emergence from Chapter 11, there can be no assurance that following such events the Company to continue to operate as a going concern. The ability of the Company to continue as a going concern is dependent upon, among other things, the ability of the Company (i) to comply with the restrictive covenants set forth in the BankBoston Facility, (ii) to achieve profitable operations following its emergence from Chapter 11 and (iii) to generate sufficient cash from operations to meet its obligations.



    HIGH LEVERAGE. After giving effect to the reduction in its outstanding debt pursuant to the Plan of Reorganization, the Company has a reduced, but nevertheless substantial, degree of leverage. The Company's consolidated ratio of total debt to equity as of November 1, 1997, on a pro forma basis after giving effect to the Plan of Reorganization and the adoption of fresh start reporting, is approximately 2.5:1. See "Capitalization." If the Company is unable to generate sufficient cash flow from operations in the future, or if it fails to satisfy the financial covenants contained in the BankBoston Facility, it could face default on its restructured obligations.


    The leveraged nature of the Company's capital structure will have several important effects on the Company and its operations, including the following:
(i) the Company continues to have significant cash requirements for debt service; (ii) because the Company's indebtedness under the BankBoston Facility bears interest at a floating rate, the Company is sensitive to any increase in prevailing interest rates; (iii) as a result of the Company's debt service requirements and restrictions imposed under the terms of the BankBoston Facility, funds available for capital expenditures and cash dividends will be limited; and (iv) the Company's ability to meet its debt service obligations (and to satisfy the financial covenants contained therein) will be dependent upon its future performance which, in turn, will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, including factors beyond the Company's control. See "Description of Certain Indebtedness."


    The Term Loan will mature on December 26, 1999, or, if earlier, upon the maturity (including, as a result of acceleration, mandatory prepayment or otherwise) of the Company's revolving credit facility with BankBoston (the "Revolver") (with provision for two one-year extensions on the terms and conditions set forth in the BankBoston Facility). Although the Company will be required to make monthly principal payments on the Term Loan commencing on October 31, 1998, the Term Loan provides for the repayment of the outstanding balance in a lump-sum or "balloon" payment at maturity. In addition, BankBoston could demand repayment prior to the maturity date of the Term Loan or the Revolver if certain events of default were to occur. See "Description of Certain Indebtedness." The ability of the Company to repay such indebtedness at maturity or otherwise may depend upon the ability of the Company either to refinance or extend such indebtedness, to repay such indebtedness with proceeds of other capital transactions, such as the issuance of additional equity, or to sell assets. There can be no assurance that such refinancing or extension will be available on reasonable terms or at all, that additional equity will be issued, or that a sale of assets will occur. The inability to repay such indebtedness could have a material adverse effect on the Company. See "Description of Capital Stock--Class B Common Stock" for a description of the special voting rights of the Class B Common Stock upon the occurrence of certain defaults under the BankBoston Facility.



    COMPETITION. The retail business in which the Company is involved is highly competitive, and the Company has certain competitors with substantially greater resources than the Company. Numerous other companies, including publicly and privately held independent stores and chains and department stores, also provide competition on a national and regional basis. In addition, the competitive environment is often affected by factors beyond a particular retailer's control, such as shifts in consumer preferences, changes in style, business environment, population trends, and traffic control. Although management attempts to anticipate and respond to changes in consumer preferences and changes in styles, and believes that the Company competes successfully, the Company could face difficulties in continuing to compete successfully. See "Business--Competition."



    HISTORY OF LOSSES. The Company has experienced significant losses in the last five fiscal years. In the long term, the Company's viability is dependent upon its ability to achieve profitable results of operations and positive cash flows. Although improvements have been made each year since the 52 weeks ended January 28, 1995, the Company has continued to realize losses. For Fiscal 1995, the Company reported a net loss of $24.9 million and, for Fiscal 1996, the Company reported a net loss of $17.3 million.



    DEPENDENCE ON HIGH SALES VOLUME; SUCCESS OF MERCHANDISING STRATEGIES. The Company's business is dependent upon a high volume of sales and, with respect to its mall and shopping center stores, sales are derived, in part, from a high volume of mall and shopping center traffic. Volume of sales and mall and shopping center traffic may be adversely affected by local, regional, or national economic downturns, demographic changes, new competition and, in the case of its mall and shopping center stores, by the closing of "anchor" stores. Revenues have been adversely affected by, among other things, (i) the general lower demand for apparel experienced by the Company and many other apparel retailers, (ii) the economy in the Seattle/Tacoma market, and (iii) the increase in discounter/mass merchandiser retail space in the Company's markets. Management believes that sales may continue to be adversely affected by the foregoing, among other factors. In addition, the Company's performance may continue to be adversely affected by (a) liability and other claims asserted against the Company, (b) the loss of significant customers or suppliers, (c) changes in business strategy or development plans and (d) business disruptions (including, as a result of adverse weather conditions). Furthermore, management believes that there may be continued pressure on gross profit in order to maintain a competitive position in the Company's markets. There can be no assurance that the above factors or a future economic downturn would not have a material adverse impact on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    The Company's profitability is also dependent upon the success of its merchandising strategies and its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. New management has developed and implemented numerous merchandising strategies, which are designed to: (i) organize merchandising efforts in key departments on an integrated basis in order to streamline operations and focus responsibility for merchandise presentation and a more attractive mix of quality, price and availability; (ii) reduce or eliminate low-margin items and departments and add higher margin goods; and (iii) improve inventory mix to reduce the amount of inventory markdowns. There can be no assurance, however, that the above strategies will result in improved profitability.



    ABSENCE OF PUBLIC MARKET FOR COMMON STOCK AND WARRANTS. The Old Common Stock of the Company issued and outstanding prior to the Plan Effective Date was quoted on the OTC Bulletin Board and, until January 20, 1995, was listed on The NASDAQ SmallCap Market ("Nasdaq"). Prior to the Plan Effective Date, there had been a limited public trading market for the Old Common Stock. There is no active trading market for the Common Stock or the Warrants being offered hereby. There can be no assurance that any market will develop for the Common Stock or the Warrants, as to liquidity of any such market, the ability of holders to sell such securities, or the price at which holders would be able to sell such securities.



    The shares of Common Stock being offered by the Selling Security Holders represent approximately 97.4% of all outstanding shares of Common Stock. The availability of such a large number of shares of Common Stock may have the effect of depressing the market price of the Common Stock.

    LIMITATIONS ON FUTURE GROWTH. The Company's growth is subject to (i) its ability to maintain revenues at existing stores, (ii) the availability of capital and (iii) the restrictions on capital expenditures set forth in the BankBoston Facility, which prohibits capital expenditures in excess of $6.5 million for the Company's fiscal year ending January 28, 1999 ("Fiscal 1998"). There can be no assurance that the Company will be able to maintain revenues at current stores or that capital will be available to the Company or, if available, that it will be available on terms the Company considers reasonable. The failure or inability of the Company to maintain such revenues or obtain such capital on favorable terms could have a material adverse effect on the Company's operations, business or financial condition.



    The Company's current expansion plans are expected to require capital expenditures of approximately $2.9 million during Fiscal 1998, which is within the restrictions contained in the BankBoston Facility. The Company is continually evaluating store locations and operations to determine whether to close stores that do not meet its performance objectives. Additionally, the Company may expand, downsize or relocate existing stores. Management has no current plans to close any of the remaining 38 Lamonts stores. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    DEPENDENCE ON KEY PERSONNEL. The future success of the Company is largely dependent on the talents and efforts of Mr. Alan R. Schlesinger, the Company's President, Chief Executive Officer and Chairman of the Board, as well as on the talents and abilities of other key management executives. The Company entered into a 4-year employment agreement with Mr. Schlesinger on the Plan Effective Date, but does not maintain a key person life insurance policy on the life of Mr. Schlesinger. The loss of Mr. Schlesinger could have a material adverse effect on the Company's operations, business and financial condition. See "Management--Employment Agreements."



    RESTRICTIONS ON COMMON STOCK DIVIDENDS. The Company has never declared or paid cash dividends on its Old Common Stock or any other equity security, and does not anticipate paying cash dividends on the Common Stock offered hereby or any other equity security in the foreseeable future. In addition, the BankBoston Facility contains certain covenants which directly and indirectly restrict the ability of the Company to pay dividends. Such restrictions specifically prohibit the payment of cash dividends on the Common Stock and the Class B Common Stock. See "Restrictions on Common Stock Dividends" and "Description of Certain Indebtedness."



    RESTRICTIONS IMPOSED BY THE TERMS OF THE BANKBOSTON FACILITY. The BankBoston Facility includes affirmative and negative covenants which substantially restrict many aspects of the Company's operations and finances. Such covenants include, without limitation, a prohibition on dividends and restrictions on capital expenditures and the incurrence of indebtedness. The covenants will reduce the Company's operational and financial flexibility and its ability to respond to changing retail conditions and take advantage of attractive business opportunities. Should the Company be unable to meet any of these covenants when required, it will be necessary to request waivers and/or amendments of the facility from BankBoston and the Surety. There can be no assurance that the necessary waivers and/or amendments will be granted or that, if granted, they will be on terms acceptable or favorable to the Company. Failure to obtain such waivers and/or amendments could result in the obligations of the Company under the BankBoston Facility being declared immediately due and payable. In addition, BankBoston could foreclose on the collateral securing the BankBoston Facility. See "Description of Certain Indebtedness." See also "Description of Capital Stock--Class B Common Stock" for a description of the special voting rights of the Class B Common Stock upon the occurrence of certain defaults under the BankBoston Facility.



    RECENT EMERGENCE FROM CHAPTER 11. The Company emerged from Chapter 11 on January 31, 1998. The Company's experience in Chapter 11 may affect its ability to negotiate favorable trade terms with manufacturers and other vendors and to negotiate favorable lease terms with landlords. The failure to obtain such favorable terms could have a material adverse effect on the Company's operations, business or financial condition. In accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7"), the Company has adopted "fresh-start reporting" and intends to reflect the effects of such adoption in its Consolidated Balance Sheet as of January 31, 1998. Accordingly, the Company's Consolidated Balance Sheets at and after January 31, 1998 and its Consolidated Statements of Operations for periods after January 31, 1998 will not be comparable to the Consolidated Financial Statements for prior periods included elsewhere herein. Among other things, the Consolidated Statement of Operations for the 52 weeks ended January 31, 1998 ("Fiscal 1997") will include as an extraordinary item a one-time gain relating to the debt discharged in the Chapter 11 proceedings.



    ANTITAKEOVER EFFECT OF BLANK CHECK PREFERRED STOCK. The Company's Second Restated Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights, and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company and could prevent stockholders from receiving a premium for their shares in the event of a third party tender offer or change of control transaction. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. Additionally, if the Company issues preferred stock, the issuance may have a dilutive effect upon the holders of the Company's Common Stock, including the purchasers of the shares of Common Stock offered hereby. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder.


    DILUTION. The Common Stock being offered hereby is subject to dilution by the additional shares of Common Stock issuable upon exercise of the Class A Warrants, the Class B Warrants, the Class C Warrants, the New Employee Stock Options, and the Gordian Warrants. Moreover, the Company will have the right to issue additional securities (including without limitation under the Stock Option
Plan) in the future upon compliance with applicable law and the Company's Second Restated Certificate of Incorporation and Amended and Restated Bylaws, which could result in further dilution.


    TAX CONSEQUENCES OF THE PLAN OF REORGANIZATION; POTENTIAL LOSS OF CERTAIN
TAX ATTRIBUTES.   As a result of the implementation of the Plan of
Reorganization, the Company will (i) undergo an "ownership change" (generally, a greater than 50 percentage point change in ownership) for purposes of section 382 of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) realize cancellation of indebtedness income ("COI") from the cancellation of certain indebtedness in exchange for new equity securities. Because such ownership change and cancellation of indebtedness will arise in a case under Chapter 11, the Company will be able to avoid some of the adverse Federal income tax consequences generally associated therewith (e.g, the COI realized will not be includible in income). Nevertheless, the Company expects that its ability to offset future taxable income with net operating loss and loss carryforwards ("NOLs"), as well as certain built-in losses and tax credits, will be limited and that certain of its tax attributes, including NOLs, will be significantly reduced. In addition, the purchase of the securities offered hereby, as well as the exercise of the Warrants by certain holders, may cause the Company to undergo another "ownership change" for purposes of section 382 of the Code and, accordingly, may further limit the Company's ability to use its NOLs and certain built-in losses and tax credits to offset future taxable income.



    MANAGEMENT DISCRETION AS TO USE OF PROCEEDS. The net proceeds to the Company from the sale of Common Stock issuable upon exercise of the Warrants being offered by this Prospectus have been allocated to general corporate purposes. Therefore, management of the Company will have broad discretion, subject to the restrictions of the BankBoston Facility, with respect to the use of such proceeds. See "Use of Proceeds."

    ASSETS OF THE COMPANY SECURE BANKBOSTON FACILITY. Obligations under the BankBoston Facility are secured by liens on substantially all assets of the Company. If, after default, BankBoston were to foreclose on the collateral securing the BankBoston Facility or if the assets of the Company were liquidated, the proceeds of such assets would be applied to satisfy the Company's obligations under the BankBoston Facility. There can be no assurance that there would be sufficient assets remaining to provide a recovery to the Company's equity holders. See "Description of Certain Indebtedness."

                                USE OF PROCEEDS


    The Company will receive no proceeds from the sale by the Selling Security Holders of the Warrants or the shares of Common Stock, but will receive an aggregate of approximately $4.03 million upon exercise of all of the Class A Warrants, Class B Warrants and Class C Warrants covered by this Prospectus (approximately $.02 million upon exercise of such Class A Warrants; approximately $.01 million upon exercise of such Class B Warrants; and approximately $4.00 million upon exercise of such Class C Warrants) for shares of Common Stock. If the exercise price of the Class C Warrants is increased by 25% as required upon the occurrence of certain events pursuant to the Class C Warrant Agreement, the Company will receive an additional $1 million upon exercise of all of the Class C Warrants covered by this Prospectus. The proceeds from the exercise of the Warrants, if any, will be used by the Company for general corporate purposes. See "Risk Factors--Management Discretion as to Use of Proceeds." All of the expenses incurred in connection with the registration of the Warrants and the shares of Common Stock offered hereby will be paid by the Company, except for commissions of brokers or dealers and any transfer fees incurred in connection with sales of Warrants and shares of Common Stock by the Selling Security Holders, which will be paid by the Selling Security Holders.

                         MARKET PRICES OF COMMON STOCK


    Prior to the Plan Effective Date, the Old Common Stock was quoted on the OTC Bulletin Board and, until January 20, 1995, was listed on Nasdaq under the symbol "LMNT." As a result of the filing, the Old Common Stock is no longer listed. The following table sets forth, for the periods indicated, the high and low closing bid prices as reported on Nasdaq and over the counter quotes. The bid prices, as stated, represent inter-dealer prices without adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.



                                                                                 HIGH        LOW
                                                                               ---------  ---------
Fiscal 1997:
Quarter ended January 31.....................................................        1/4       1/16
Quarter ended November 1.....................................................       3/16       1/16
Quarter ended August 2.......................................................        1/8       1/16
Quarter ended May 3..........................................................        1/8       1/16

Fiscal 1996:
Quarter ended February 1.....................................................       7/16       1/16
Quarter ended November 2.....................................................        1/4        1/8
Quarter ended August 3.......................................................       7/16        1/8
Quarter ended May 4..........................................................        1/4        1/8

Fiscal 1995:
Quarter ended February 3.....................................................        1/4       1/16
Quarter ended Oct. 28........................................................        1/4       1/16
Quarter ended July 29........................................................       7/16        1/8
Quarter ended April 29.......................................................        1/2        1/8

January Quarter:(1)
Quarter ended January 28, 1995...............................................          2        1/8

Fiscal 1994:
Quarter ended October 29.....................................................      13/16        5/8
Quarter ended July 30........................................................      1 3/4        3/4
Quarter ended April 30.......................................................          2      1 1/4
Quarter ended January 29.....................................................  $   2 3/4  $       2


------------------------------

(1) On March 9, 1995, the Company changed its fiscal year end from the Saturday closest to October 31 to the Saturday closest to January 31 in order to enhance comparability of the Company's results of operations with other apparel retailers. As a result, the Company reports separately financial information and other data for the quarter ending January 28, 1995.


    At January 31, 1998, there were 1,345 holders of record of the Common Stock.


                                DIVIDEND POLICY


    The Company has never declared or paid cash dividends on its Old Common Stock or any other equity security, and does not anticipate paying cash dividends on the Common Stock or any other equity security in the foreseeable future. Any future determination as to the payment of dividends will depend upon certain debt instrument limitations, future earnings, results of operations, capital requirements, the financial condition of the Company, and such other factors as the Company's Board of Directors may consider. The ability of the Company to pay dividends is directly and indirectly restricted under the terms of the BankBoston Facility. Such restrictions prohibit the payment of dividends for the foreseeable future. See "Description of Certain Indebtedness" and "Risk Factors--Restrictions on Common Stock Dividends."

                                 CAPITALIZATION

    The following table sets forth, on an unaudited basis, the capitalization of the Company as of November 1, 1997 both before and after giving effect to the revised capital structure of the Company as a result of the Plan of Reorganization. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.


                                                                     AS OF NOVEMBER 1, 1997
                                                                  ----------------------------
                                                                  HISTORICAL(1) AS ADJUSTED(2)
                                                                  ------------  --------------
                                                                     (DOLLARS IN THOUSANDS)
Current Debt
  BankBoston Facility Revolver..................................   $   24,401     $   24,401
  Notes Payable.................................................           41             41
  Deferred Payment Tax Liabilities..............................            0            253
  Capital Leases................................................        1,035          1,035
                                                                  ------------       -------
TOTAL CURRENT DEBT..............................................       25,477         25,730
                                                                  ------------       -------
Long-Term Debt
  Liabilities Subject to Compromise.............................       23,631              0
  Capital Leases................................................       12,884         12,884
  Old 10 1/4% Notes.............................................       67,600              0
  Old 13 1/2% Notes.............................................          838              0
  BankBoston Term Loan..........................................       10,000         10,000
  Deferred Payment Tax Liabilities..............................            0            470
                                                                  ------------       -------
TOTAL LONG-TERM DEBT............................................      114,953         23,354
                                                                  ------------       -------
TOTAL DEBT......................................................      140,430         49,084
                                                                  ------------       -------
Stockholders' Equity:(3)
  Common Stock..................................................          179             90
  Additional Paid in Capital....................................       63,010         19,867
  Retained Earnings.............................................     (131,600)             0
                                                                  ------------       -------
TOTAL STOCKHOLDERS' EQUITY......................................      (68,411)        19,957
                                                                  ------------       -------
TOTAL CAPITALIZATION............................................   $   72,019     $   69,041
                                                                  ------------       -------
                                                                  ------------       -------


------------------------------


(1) Before giving effect to the Plan of Reorganization.



(2) After giving effect to the Plan of Reorganization and the adoption of fresh-start accounting. For purposes of applying fresh-start accounting, the Company has made certain adjustments to the historical financial data based on an estimated reorganization value of $19,957,000, in accordance with SOP 90-7. See "Pro Forma Financial Data."



(3) Does not reflect the possible exercise of (i) non-qualified options to purchase 1,333,729 shares of Common Stock issued under the Stock Option Plan, (ii) Class A Warrants to purchase 2,203,320 shares of Common Stock,
    (iii) Class B Warrants to purchase 800,237 shares of Common Stock and (iv) Class C Warrants to purchase 3,810,653 shares of Common Stock, or the receipt of proceeds by the Company from such exercise.

         SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER OPERATING DATA


    The following historical data should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements and Notes thereto and the other information included elsewhere in this Prospectus. The selected historical financial data of the Company for the 52 weeks ended February 1, 1997, the 53 weeks ended February 3, 1996, the 13 weeks ended January 28, 1995 and the 52 weeks ended October 29, 1994 ("Fiscal 1994") has been derived from the historical consolidated financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants, whose report with respect thereto is included elsewhere in this Prospectus. The selected historical financial data for the 52 weeks ended October 30, 1993 has been derived from the historical consolidated financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants. The historical financial data for the nine months ended November 1, 1997 and November 2, 1996 has been derived from the Company's unaudited consolidated financial statements included elsewhere in this Prospectus. The historical financial data for the 52 weeks ended January 28, 1995 has been derived from the unaudited financial records of the Company. Such unaudited consolidated financial statements and records reflect all adjustments which are, in the opinion of management, necessary and of a normal recurring nature to present fairly the operating results for the periods presented. The results of operations for the nine months ended November 1, 1997 are not necessarily indicative of the results to be expected for the fiscal year ending January 31, 1998.


    The Company was operating under Chapter 11 during Fiscal 1996 and Fiscal 1995. As a result, the financial condition and results of operations of the Company for such fiscal years are not necessarily comparable. On March 9, 1995, the Company changed its fiscal year end from the Saturday closest to October 31 to the Saturday closest to January 31. As a result, the financial condition and results of operations of the Company for Fiscal 1996 and Fiscal 1995 are not necessarily comparable to its prior fiscal years.

                                          NINE MONTHS    NINE MONTHS      52 WEEKS       53 WEEKS
                                             ENDED          ENDED          ENDED          ENDED
                                          NOVEMBER 1,    NOVEMBER 2,    FEBRUARY 1,    FEBRUARY 3,
                                              1997           1996           1997           1996
                                          ------------   ------------   ------------   ------------
                                          (UNAUDITED)    (UNAUDITED)
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND STORE DATA)
STATEMENT OF OPERATIONS DATA
  Revenues(1)...........................  $   137,394    $   138,284    $   203,602    $   199,548
  Cost of merchandise sold..............       87,798         88,237        130,480        131,677
                                          ------------   ------------   ------------   ------------
  Gross profit..........................       49,596         50,047         73,122         67,871
                                          ------------   ------------   ------------   ------------
  Operating and administrative
    expenses............................       47,235         49,482         67,173         71,372
  Depreciation and amortization.........        5,484          6,051          7,999          9,232
  Impairment of long-lived assets.......      --               4,170          4,170        --
  Store closure costs...................      --             --             --             --
                                          ------------   ------------   ------------   ------------
  Operating costs.......................       52,719         59,703         79,342         80,604
                                          ------------   ------------   ------------   ------------
  Loss from operations before other
    income/ (expense), reorganization
    expenses and income tax
    provision/(benefit).................       (3,123)        (9,656)        (6,220)       (12,733)
  Other income (expense):
  Interest expense
  --Cash................................       (3,855)        (3,773)        (5,053)        (5,098)
  --Non-Cash(2).........................      --             --             --             --
  Other income (expense)................            6              8             12            196
                                          ------------   ------------   ------------   ------------
  Loss from operations before
    reorganization expenses and income
    tax provision/(benefit).............       (6,972)       (13,421)       (11,261)       (17,635)
  Reorganization expenses...............        1,924          5,090          6,037          7,240
                                          ------------   ------------   ------------   ------------
  Loss from operations before income tax
    provision/ (benefit)................       (8,896)       (18,511)       (17,298)       (24,875)
  Income tax provision/(benefit)........      --             --             --             --
                                          ------------   ------------   ------------   ------------
  Net loss..............................  $    (8,896)   $   (18,511)   $   (17,298)   $   (24,875)
                                          ------------   ------------   ------------   ------------
                                          ------------   ------------   ------------   ------------
OTHER DATA
  Number of stores at period end........           38             42             38             43
NET LOSS PER COMMON SHARE
  Net loss per common share.............  $     (0.50)   $     (1.03)   $     (0.97)   $     (1.39)
  Weighted average number of shares.....   17,900,053     17,900,053     17,899,906     17,893,675
BALANCE SHEET DATA (AT END OF PERIOD)
  Working capital.......................  $     2,847    $    (5,622)   $    (3,357)   $    (2,248)
  Total assets..........................      109,993        112,964         93,272        102,361
  Liabilities subject to settlement
    under reorganization proceedings....      103,489        103,538        102,858        104,845
  Long-term debt and obligations under
    capital leases, net of current
    maturities..........................       13,246          2,808          2,846        --
  Stockholders' equity/(deficit)........      (68,411)       (61,025)       (59,553)       (42,556)

                                            52 WEEKS       13 WEEKS       52 WEEKS       52 WEEKS
                                             ENDED          ENDED          ENDED          ENDED
                                          JANUARY 28,    JANUARY 28,    OCTOBER 29,    OCTOBER 30,
                                            1995(3)          1995           1994           1993
                                          ------------   ------------   ------------   ------------
                                          (UNAUDITED)

STATEMENT OF OPERATIONS DATA
  Revenues(1)...........................  $   231,199    $    71,014    $   237,922    $   251,015
  Cost of merchandise sold..............      175,330         60,587        163,697        157,098
                                          ------------   ------------   ------------   ------------
  Gross profit..........................       55,869         10,427         74,225         93,917
                                          ------------   ------------   ------------   ------------
  Operating and administrative
    expenses............................       87,807         22,400         88,520         84,176
  Depreciation and amortization.........       11,355          2,666         11,441         11,164
  Impairment of long-lived assets.......      --             --             --             --
  Store closure costs...................        7,200        --               7,200        --
                                          ------------   ------------   ------------   ------------
  Operating costs.......................      106,362         25,066        107,161         95,340
                                          ------------   ------------   ------------   ------------
  Loss from operations before other
    income/ (expense), reorganization
    expenses and income tax
    provision/(benefit).................      (50,493)       (14,639)       (32,936)        (1,423)
  Other income (expense):
  Interest expense
  --Cash................................       (6,698)        (1,356)        (8,130)       (12,477)
  --Non-Cash(2).........................       (5,160)        (1,670)        (3,490)       --
  Other income (expense)................           27             29           (369)            29
                                          ------------   ------------   ------------   ------------
  Loss from operations before
    reorganization expenses and income
    tax provision/(benefit).............      (62,324)       (17,636)       (44,925)       (13,871)
  Reorganization expenses...............        7,499          7,499        --             --
                                          ------------   ------------   ------------   ------------
  Loss from operations before income tax
    provision/ (benefit)................      (69,823)       (25,135)       (44,925)       (13,871)
  Income tax provision/(benefit)........         (400)       --                (400)        (3,000)
                                          ------------   ------------   ------------   ------------
  Net loss..............................  $   (69,423)   $   (25,135)   $   (44,525)   $   (10,871)
                                          ------------   ------------   ------------   ------------
                                          ------------   ------------   ------------   ------------
OTHER DATA
  Number of stores at period end........           48             48             55             56
NET LOSS PER COMMON SHARE
  Net loss per common share.............  $     (4.13)   $     (1.41)   $     (3.05)   $     (1.22)
  Weighted average number of shares.....   16,820,257     17,883,135     14,583,038      8,917,624
BALANCE SHEET DATA (AT END OF PERIOD)
  Working capital.......................  $    16,025    $    16,025    $     9,938    $    43,060
  Total assets..........................      120,269        120,269        152,589        183,709
  Liabilities subject to settlement
    under reorganization proceedings....      108,333        108,333        --             --
  Long-term debt and obligations under
    capital leases, net of current
    maturities..........................      --             --              80,642         93,130
  Stockholders' equity/(deficit)........      (17,509)       (17,509)         7,560         36,208


------------------------------
(1) The additional week in Fiscal 1995 accounted for $2.2 million of revenues.

(2) Non-cash interest expense is comprised of amortization of discounts on the Company's long-term debt and interest paid-in-kind through issuance of additional debt.

(3) On March 9, 1995, the Company changed its fiscal year end from the Saturday closest to October 31 to the Saturday closest to January 31 in order to enhance comparability of the Company's results of operations with other apparel retailers. For purposes of comparing the data for Fiscal 1995, the Company has provided data for the period ended January 28, 1995 which is derived from unaudited financial records of the Company.

                            PRO FORMA FINANCIAL DATA



    The following pro forma data should be read in conjunction with, and is qualified in its entirety by, the Consolidated Financial Statements and Notes thereto for the 52 weeks ended February 1, 1997 and the unaudited Consolidated Financial Statements and Notes thereto for the nine month period ended November 1, 1997 and the other information included elsewhere in this Prospectus. The pro forma financial data gives effect to the reorganization under the Plan of Reorganization and adoption of fresh-start reporting and the amounts are presented as though the reorganization had been consummated, for purposes of the statement of operations data, at the beginning of Fiscal 1996 and, for purposes of the balance sheet data, on the applicable balance sheet date. The unaudited pro forma financial data does not purport to be indicative of the results of operations that would actually have been reported had such transactions actually been consummated on such dates or of the results of operations that may be reported by the Company in the future.



    For purposes of applying fresh-start accounting in the pro forma financial data set forth below, the Company has made certain adjustments to the historical financial data as reported to give effect to the Plan of Reorganization and reflect its assets and liabilities based on their estimated fair values in accordance with SOP 90-7.



                                     NINE MONTHS ENDED NOVEMBER 1, 1997             52 WEEKS ENDED FEBRUARY 1, 1997
                                ---------------------------------------------   ---------------------------------------
                                HISTORICAL       ADJUSTMENTS       PRO FORMA    HISTORICAL    ADJUSTMENTS    PRO FORMA
                                AS REPORTED   -----------------   -----------   AS REPORTED   -----------   -----------
                                -----------      (UNAUDITED)      (UNAUDITED)   -----------   (UNAUDITED)   (UNAUDITED)
                                (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
  Revenues....................  $  137,394                         $ 137,394    $  203,602                   $ 203,602
  Cost of merchandise sold....      87,798                            87,798       130,480                     130,480
                                -----------                       -----------   -----------                 -----------
  Gross profit................      49,596                            49,596        73,122                      73,122
                                -----------                       -----------   -----------                 -----------
  Operating and administrative
    expenses..................      47,235         $  (158)(a)        47,077        67,173      $  (211)(a)     66,962
  Depreciation and
    amortization..............       5,484            (243)(b)         5,416         7,999         (361)(b)      7,870
                                                      (542)(c)                                     (723)(c)
                                                       717(d)                                       955(d)
  Impairment of long-lived
    assets....................          --                                --         4,170                       4,170
                                -----------                       -----------   -----------                 -----------
  Operating costs.............      52,719                            52,493        79,342                      79,002
                                -----------                       -----------   -----------                 -----------
  Loss from operations before
    other income/(expense) and
    reorganization expenses...      (3,123)                           (2,897)       (6,220)                     (5,880)
  Other income (expense):
  Interest expense
  --Cash......................      (3,855)            360(e)         (3,760)       (5,053)         480(e)      (4,923)
                                                      (210)(f)                                     (280)(f)
                                                       (55)(g)                                      (70)(g)
  --Non-Cash..................          --                                --            --                          --
  Other income (expense)......           6                                 6            12                          12
                                -----------                       -----------   -----------                 -----------
  Loss from operations before
    reorganization expenses...      (6,972)                           (6,651)      (11,261)                    (10,791)
  Reorganization expenses.....       1,924          (1,924)(h)            --         6,037       (6,037)(h)         --
                                -----------                       -----------   -----------                 -----------
  Net loss....................  $   (8,896)                        $  (6,651)   $  (17,298)                  $ (10,791)
                                -----------                       -----------   -----------                 -----------
                                -----------                       -----------   -----------                 -----------
NET LOSS PER COMMON SHARE
  Net loss per common share...  $    (0.50)                        $   (0.74)   $    (0.97)                  $   (1.20)
  Weighted average number of
    shares....................  17,900,053                         9,000,000(i) 17,899,906                   9,000,000(i)


------------------------------

(a) To record reduced rent expense for several stores where the landlord has agreed to concessions upon assumption of the lease, which will occur on the Plan Effective Date.

(b) To reflect the reversal of the historical amortization of excess of cost over net assets acquired, which was eliminated with the application of fresh-start accounting.



(c) To reflect the reversal of the historical amortization of deferred financing fees associated with outstanding warrants to purchase Old Common Stock which were cancelled on the Plan Effective Date.



(d) To record additional depreciation and amortization based on the increase in fair market value of identifiable net assets as if the reorganization had occurred at the beginning of Fiscal 1996.



(e) To reflect the reversal of the historical fees in respect of the Company's working capital facility assessed while the Company was in Chapter 11.



(f) To reflect amortization of the facility fee in respect of the working capital facility, payable in the amount of $336,000 on the Plan Effective Date and in the amount of $224,000 on December 31, 1998.



(g) To record quarterly interest expense associated with debt arising from allowed priority tax claims.



(h) To reverse historical reorganization expense.



(i) Pursuant to the Plan of Reorganization, on the Plan Effective Date, the Company issued (a) 9,000,000 shares of Common Stock and (b) warrants and options that are immediately exercisable to purchase an aggregate of 6,196,419 shares of Common Stock (based on an estimated reorganization value of $19,957,000). Such warrants and options have not been included in the calculation of net loss per common share because the effect of assuming their exercise would be anti-dilutive.



                                                             AS OF NOVEMBER 1, 1997
                                          -------------------------------------------------------------
                                                                   ADJUSTMENTS
                                          HISTORICAL      -----------------------------
                                          AS REPORTED        DEBIT            CREDIT         PRO FORMA
                                          -----------     ------------     ------------     -----------
                                          (UNAUDITED)              (UNAUDITED)              (UNAUDITED)
                                                             (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT END OF PERIOD)
Current Assets:
  Cash..................................   $   2,298                                         $  2,298
  Merchandise Inventories...............      55,712      $        750(h)                      56,462
  Other Current Assets..................       6,339               280(a)                       6,619
                                          -----------                                       -----------
    Total current assets................      64,349                                           65,379
Property and equipment, net.............      27,765             6,767(h)                      34,532
Leasehold interests.....................       3,156             3,578(h)                       6,734
Excess of cost over net assets acquired,
  net...................................      11,347                       $     11,347(c)          0
Deferred Financing Fees.................       1,447                              1,447(b)          0
Other Assets............................       1,929               280(a)                       2,209
                                          -----------     ------------     ------------     -----------
    Total assets........................   $ 109,993      $     11,655     $     12,794      $108,854
                                          -----------     ------------     ------------     -----------
                                          -----------     ------------     ------------     -----------
Current Liabilities:
  Borrowings under BankBoston
    Facility............................   $  24,401                                         $ 24,401
  Accounts Payable......................      25,435                                           25,435
  Other Current Liabilities.............      11,666                       $        560(a)     14,713
                                                                                  2,487(e)
                                          -----------                                       -----------
    Total Current Liabilities...........      61,502                                           64,549
Other Liabilities.......................         167                                827(e)        994
Deferred Payment Tax Liabilities........           0                                470(e)        470
BankBoston Term Loan....................      10,000                                           10,000
Obligations Under Capital Leases........       3,246                              9,638(e)     12,884
Liabilities subject to settlement under
  reorganization proceedings............     103,489      $    103,489(d)                           0
Stockholders' Equity (Deficit):
  Common Stock..........................         179               179(f)            90(g)         90
  Additional paid-in capital............      63,010            63,010(f)        19,867(g)     19,867
  Accumulated deficit...................    (131,600)                           131,600(f)          0
                                          -----------                                       -----------
    Total stockholders' equity
      (deficit).........................     (68,411)                                          19,957
                                          -----------     ------------     ------------     -----------
    Total Liabilities and Stockholders'
      Equity............................   $ 109,993      $    166,678     $    165,539      $108,854
                                          -----------     ------------     ------------     -----------
                                          -----------     ------------     ------------     -----------


------------------------------

(a) To capitalize the $560,000 facility fee in respect of the Company's working capital facility payable in the amount of $336,000 on the Plan Effective Date and in the amount of $224,000 on December 31, 1998.


(b) To write off the balance of deferred financing costs associated with outstanding warrants to purchase Old Common Stock which were cancelled on the Plan Effective Date.

(c) To write-off the balance of excess of cost over net assets acquired, net associated with the Company prior to reorganization.



(d) To discharge liabilities subject to settlement under reorganization proceedings.



(e) To reclassify certain liabilities subject to settlement under reorganization proceedings where the obligation was assumed or settled in cash.



(f) Cancellation of historical Stockholders' Equity (Deficit).



(g) To record estimated reorganization value of $19,957,000, $90,000 of which is classified as Common Stock based on issuance and sale of 9,000,000 shares of Class A Common Stock, $0.01 par value, pursuant to the Plan of Reorganization. The Remaining $19,867,000 is classified as additional paid in capital.



(h) Allocation of the fair market value to identifiable net assets in accordance with purchase method accounting as follows: Inventory, $750,000; Property and equipment, $6,767,000; and Leasehold interests, $3,578,000.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following information should be read in conjunction with the Consolidated Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus. On March 9, 1995, the Company changed its fiscal year end from the Saturday closest to October 31 to the Saturday closest to January 31 in order to enhance comparability of the Company's results of operations with other apparel retailers. Accordingly, for purposes of comparing the results of operations of the Company for Fiscal 1995, the Company believes it is meaningful to use the comparable prior year period as the basis for comparison.


    The information contained herein, including, without limitation, statements containing the words "believes", "anticipates" "expects" and words of a similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, (i) national and local general economic and market conditions, (ii) demographic changes, (iii) liability and other claims asserted against the Company, (iv) competition, (v) the loss of significant customers or suppliers, (vi) fluctuations in operating results,
(vii) changes in business strategy or development plans, (viii) business disruptions (including, as a result of adverse weather conditions), (ix) the ability to attract and retain qualified personnel, (x) ownership of Common Stock, and (xi) volatility of stock price. The Company disclaims any obligations to update any such factors or to announce publicly the result of any revisions to any of the forward-looking statements contained or incorporated by reference herein to reflect untrue events or developments.


BACKGROUND


    Despite numerous attempts to restructure the Company's capital structure from 1992 through 1994, and as a result of the continued deterioration of the Company's financial position, on the Petition Date the Company filed a voluntary petition for relief under Chapter 11 in the Bankruptcy Court. In Chapter 11, the Company continued to manage its affairs and operate its business as a debtor-in-possession. On December 18, 1997, the Bankruptcy Court confirmed the Plan of Reorganization and, on January 31, 1998, the Plan of Reorganization became effective. Under the Plan of Reorganization, among other things, certain indebtedness of Lamonts was cancelled in exchange for new equity interests (including certain of the Common Stock and Warrants being offered hereunder by the Selling Security Holders), certain indebtedness was reinstated, certain other pre-petition claims were discharged, certain claims were settled, existing equity interests were extinguished and new equity interests were issued (including certain of the Common Stock and Warrants being offered hereunder by the Selling Security Holders), executory contracts and unexpired leases were assumed or rejected, and the members of a new board of directors were designated. See "Plan of Reorganization."



    In an effort to return the Company's operations to profitability, the Company has instituted cost containment measures and implemented expense initiatives to reduce overall operating expenses. In addition, the Company has adopted new merchandising strategies, which are designed to: (i) organize merchandising efforts in key departments on an integrated basis in order to streamline operations and focus responsibility for merchandise presentation and a more attractive mix of quality, price and availability; (ii) reduce or eliminate low-margin items and departments and add higher margin goods; and
(iii) improve inventory mix to reduce the amount of inventory markdowns. There can be no assurance, however, that the above strategies will result in improved profitability.

STORE LOCATIONS


    Since October 29, 1994, the Company has closed 19 stores, eleven of which were closed after the Petition Date with the approval of the Bankruptcy Court. Six were closed in January 1995, one was closed in March 1996, and four additional stores were closed in December 1996. Of the 19 stores closed, all were closed due to poor performance. Management is continually evaluating store locations and operations to determine whether to close, downsize or relocate stores that do not meet performance objectives. Management has no current plans to close any of the remaining 38 Lamonts stores.


    In March 1995, the Company opened a new store in Issaquah, Washington. Management is also evaluating possibilities of opening new stores in desirable geographic locations to facilitate revenue growth. The Company intends to use funds generated from operating cash flow and, in certain circumstances, tenant reimbursements to cover the costs associated with opening such new stores. There can be no assurance, however, that operating cash flow and/or the amount of tenant reimbursements will be sufficient to cover such costs.

COMPARISON OF NINE MONTHS ENDED NOVEMBER 1, 1997 ("YTD 1997") TO
  NINE MONTHS ENDED NOVEMBER 2, 1996 ("YTD 1996")

    REVENUES. Revenues of $137.4 million for YTD 1997 decreased $0.9 million on a total store basis from $138.3 million for YTD 1996. The decrease is attributable to the closure of 4 stores that were operating during the prior periods. Comparable store revenues increased 6.0% for YTD 1997 as compared to YTD 1996. Management believes that comparable store revenues have increased due to increased levels of inventory and continued improvement in the quality of the merchandise offered in the stores compared to the prior year. There can be no assurance that a continuation of such factors will increase revenues in future periods. Comparable store revenues are defined as revenues generated at stores open for at least nine months in each of the periods.


    GROSS PROFIT. Gross profit, as a percentage of revenues was 36.1% for YTD 1997, compared to 36.2% for YTD 1996. The reductions in the LIFO layers have impacted the statements of operations by $0 and $0.2 million for YTD 1997 and YTD 1996, respectively.


    OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses of $47.2 million for YTD 1997 decreased 4.5% or $2.3 million from $49.5 million for YTD 1996. The decrease is primarily the result of a reduction in operating costs of $2.9 million, attributable to closed stores operating in the prior year and decreases in computer fees and operating lease expenses of $0.6 million, offset by increases in (i) credit card fees of $0.3 million, (ii) advertising of $0.4 million, (iii) payroll of $0.4 million, and (iv) other expenses of $0.1 million. Costs associated with making the Company's computer systems year 2000 compliant included in operating and administrative expenses for YTD 1997 amounted to approximately $0.2 million.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense of $5.5 million for YTD 1997 decreased $0.5 million as compared to $6.0 million for YTD 1996. The decrease primarily relates to assets retired as a result of store closures and assets becoming fully depreciated or amortized.

    IMPAIRMENT OF LONG-LIVED ASSETS. A non-cash charge of $4.2 million for the impairment of long-lived assets was recognized during YTD 1996 due to the adoption of Statement of Financial Accounting Standards No. 121.

    INTEREST EXPENSE. YTD 1997 interest expense was $3.9 million, compared to $3.8 million for YTD 1996. Interest expense is related to outstanding borrowings under the Company's credit facilities.

    REORGANIZATION EXPENSES. YTD 1997 reorganization expenses of $1.9 million decreased $3.2 million from $5.1 million for YTD 1996. The reorganization expenses represent costs directly related to the

Company's Chapter 11 case and consist primarily of professional fees, a substantial portion of which were incurred in Fiscal 1996 in connection with the preparation of the Disclosure Statement.

    NET LOSS. The Company reported a net loss of $8.9 million for YTD 1997 compared to a net loss of $18.5 million for YTD 1996. The decrease of $9.6 million from the prior period resulted primarily from (i) no impairment of long-lived assets for YTD 1997 compared to the recognition of $4.2 million for the impairment of long-lived assets for YTD 1996, (ii) the reduction in reorganization expenses of $3.2 million, (iii) the decrease in operating and administrative expenses of $2.2 million, and (iv) the decrease in depreciation and amortization expense of $0.5 million, offset by a decrease in gross profit of $0.5 million.

COMPARISON OF FISCAL 1996 TO FISCAL 1995

    REVENUES. Revenues of $204 million for Fiscal 1996 increased 2.0% on a total store basis from $199 million for Fiscal 1995. Management believes that revenues increased due to increased levels of inventory and overall improvement in the quality of the merchandise offered in the stores compared to the prior year. Comparable store revenues, for the 38 stores, of $185.0 million for Fiscal 1996 increased 4.6% from $176.9 million for Fiscal 1995 (after deducting the 53rd week of sales in Fiscal 1995). Comparable store revenues are defined as revenues generated at stores open for at least twelve months in each of the periods.


    GROSS PROFIT. Gross profit as a percentage of revenues of 36.0% for Fiscal 1996 increased 1.5% from 34.5% for Fiscal 1995 (excluding the effect of non-cash charges of $0.2 million in Fiscal 1996 and $0.9 million in Fiscal 1995). The non-cash charges consist primarily of LIFO inventory valuation and net realizable value adjustments. The reductions in the LIFO layers have impacted the statements of operations by $0.2 million and $0.5 million for Fiscal 1996 and Fiscal 1995, respectively. The improvement in gross profit margins can be attributed to the Company's continued efforts to improve the quality of merchandise offered while maintaining price points geared to the Company's customer base. The Company also implemented policies to mark-down and clear out unsold merchandise within its respective season.


    OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses of $67.1 million, or 33.0% of revenues for Fiscal 1996, decreased 5.9% from $71.3 million, or 35.8% of revenues, for Fiscal 1995. On a comparable store basis, operating and administrative expenses of $62.0 million decreased 3.9% from $64.5 million for Fiscal 1995. This improvement is primarily attributable to reductions in payroll and corporate administration, offset slightly by increases in rent and advertising.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense of $8.0 million for Fiscal 1996 decreased 13.4% from $9.2 million for Fiscal 1995. The decrease was primarily attributable to the closure of a store in early 1996 and the sale-leaseback of an additional store. The increase in depreciation and amortization associated with newly acquired assets was offset by reductions due to assets becoming fully depreciated or amortized.

    IMPAIRMENT OF LONG-LIVED ASSETS. A noncash charge of $4.2 million for the impairment of long-lived assets was recognized during Fiscal 1996 due to the application of Statement No. 121. The charge consisted of a non-cash writeoff of the excess of cost over net assets acquired, leasehold interests and leasehold improvements determined to be impaired under the application of Statement No. 121.

    REORGANIZATION EXPENSES. Since the Chapter 11 filing, the Company has recognized $20.8 million in reorganization expenses (approximately $13.2 million of noncash charges), of which $6.0 million was incurred during Fiscal 1996 and $7.2 million during Fiscal 1995. These expenses relate primarily to professional fees associated with the Company's Chapter 11 case, the accrued or estimated costs associated with the rejection of real property leases, and costs related to closing underperforming and nonprofitable stores subsequent to the Company's Chapter 11 case. The charges for store closures were primarily non-cash writeoffs of inventory losses realized in the inventory liquidation process.

    INTEREST EXPENSE. Interest expense of $5.1 million in Fiscal 1996 remained unchanged from Fiscal 1995.

    NET LOSS. The net loss of $17.3 million for Fiscal 1996 decreased $7.6 million, a 30% improvement over the net loss or $24.9 million for Fiscal 1995. The reduction in net loss was primarily a result of (i) a $5.2 million improvement in gross margin which includes non-cash charges for LlFO as discussed above, (ii) a $1.2 million decrease in costs related to reorganization expenses, excluding the costs associated with the closing of stores in Fiscal 1996 compared to Fiscal 1995, (iii) lower operating and administrative expenses of $4.2 million in Fiscal 1996 as discussed above, and (iv) a $1.2 million decline in depreciation and amortization expense during Fiscal 1996, offset by a $4.2 million non-cash charge for the impairment of long-lived assets.

COMPARISON OF FISCAL 1995 TO
  12 MONTHS ENDED JANUARY 28, 1995

    REVENUES. Revenues of $199 million for Fiscal 1995 decreased 13.7% on a total store basis from $231 million for the comparable prior year period, primarily because the comparable prior year period results include revenues from six stores that were closed in January 1995. In addition, the majority of the revenue decrease in Fiscal 1995 occurred during the first three months after the Company's Chapter 11 filing. Comparable store revenues decreased 4.5% in Fiscal 1995 (after deducting the 53rd week of sales in Fiscal 1995).


    GROSS PROFIT. Gross profit, as a percentage of revenues, increased 3.2% for Fiscal 1995, to 34.5% from 31.3% of revenues in the comparable prior year period (excluding the effect of non-cash charges of $16.5 million in the comparable prior year period and $0.9 million in Fiscal 1995). The non-cash charges consisted primarily of LIFO inventory valuation and net realizable value adjustments. The reductions in the LIFO layers have impacted the statements of operations by $0.5 million and $4.6 million for Fiscal 1995 and the 12 months ended January 28, 1995, respectively. The improvement in gross profit margins can be attributed to the Company's implementation of new merchandising strategies designed to reduce inventory levels and increased inventory turns. Merchandise turnovers increased from 2.3 times in the comparable prior year period to 2.8 times in Fiscal 1995, a 22% improvement. The Company has also initiated policies to mark-down and clear out any unsold merchandise within its respective season.


    OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses of $71.3 million, or 35.8% of revenues for Fiscal 1995, decreased compared to $87.8 million, or 38.0% of revenues for the comparable prior year period. On a comparable store basis, operating and administrative expenses have decreased $5.5 million or 7.3%. Reduction in payroll, corporate administration and professional expenses were primarily attributable to this improvement

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense of $9.2 million for Fiscal 1995 decreased from $11.4 million in the comparable prior year period. The decrease was primarily attributable to the six stores closed during January 1995. The increase in depreciation and amortization associated with newly acquired assets was offset by reductions due to assets becoming fully depreciated or amortized.

    REORGANIZATION EXPENSES. Reorganization expenses relate to costs associated with the Company's Chapter 11 filing and the general restructuring of the Company's business operations. Since the Chapter 11 filing, the Company has recognized $14.7 million in reorganization expense (approximately $9.0 million of non-cash charges), of which $7.2 million was incurred during Fiscal 1995 and $7.5 million during the comparable prior year period. These expenses relate primarily to legal costs associated with the Company's

Chapter 11 case, the accrued or estimated costs associated with the rejection of real property leases, and costs related to closing underperforming and nonprofitable stores subsequent to the commencement of the Company's Chapter 11 case. The charges for store closures are primarily non-cash writeoffs of abandoned assets but also include inventory losses realized in the inventory liquidation process.

    INTEREST EXPENSE. Interest expense of $5.1 million for Fiscal 1995 decreased from $11.8 million ($6.7 million cash and $.5.1 million non-cash) in the comparable prior year period. The decrease in interest expense was primarily a result of the Company's Chapter 11 case. As of February 3, 1996, the Company's working capital facility accrued interest at an annual rate of 11.25% as compared to 12% on borrowings on the Company's working capital facility in the comparable prior year period.

    NET LOSS. The Fiscal 1995 net loss of $24.8 million decreased $44.6 million compared to the net loss of $69.4 million for the comparable prior year period. The reduction in operating losses is primarily a result of (i) a $12 million improvement in gross margin which includes non-cash charges in the comparable prior year period as discussed above, (ii) a $6.4 million decrease in costs related to the closing of stores in Fiscal 1995 compared to the comparable prior year period, (iii) lower operating and administrative expenses of $16.4 million in Fiscal 1995 as discussed above, (iv) a $6.8 million reduction in interest expense in Fiscal 1995 due to the Company's Chapter 11 filing and (v) a $2.1 million decline in depreciation and amortization expense during Fiscal 1995. Although the Company has realized a significant reduction in operating and other expenses due to downsizing, these savings have been partially offset by a decline in sales also attributable to a reduced number of operating stores.

CASH FLOW

    The Company used $6.9 million of cash for operating activities before reorganization items for YTD 1997, a decrease of $2.3 million as compared to $9.2 million used for YTD 1996. The improvement is partially due to a decrease in net loss. In addition, cash used for inventory purchases decreased $5.0 million to $18.2 million for YTD 1997 from $23.2 million for YTD 1996.

    The difference in investing activities for YTD 1997 from YTD 1996 of $4.8 million results primarily from net sale proceeds of $4.5 million received in the sale-leaseback of one of the Company's stores during YTD 1996.


    The Company received $10.6 million from financing activities for YTD 1997 as compared to $8.5 million for YTD 1996. The $2.1 million difference is the result of proceeds from the Term Loan offset by lower net borrowings under the Revolver.


    As of November 1, 1997, the Company had $2.3 million of cash and an additional $1.7 million of current restricted cash, representing the funding of payroll and taxes in connection with the Chapter 11 filing.

CAPITAL RESOURCES


    The Company has entered into the Amended and Restated Debtor in Possession and Exit Financing Loan Agreement, dated as of September 26, 1997 (the "Loan Agreement"), among the Company, certain financial institutions from time to time parties thereto and BankBoston, as agent thereunder, pursuant to which BankBoston is providing Lamonts with a $42 million Revolver and Term Loan on the terms and conditions set forth in the Loan Agreement. For a description of the BankBoston Facility, see "Description of Certain Indebtedness."



    For the nine months ended November 1, 1997, the weighted average interest rate for loans based on the annual-interest rate announced from time to time by BankBoston as its "base rate" (the "Base Rate") was 10.0% (calculated on the average monthly balance of the Revolver) and the weighted average interest rate for loans ("Eurodollar Loans") based on a rate (fully adjusted for applicable reserve requirements) based on the rate offered dollar deposits in the interbank eurodollar market (the "Eurodollar Rate") was

8.45% (calculated on the average monthly Eurodollar Loan balance). The Company has expensed fees of approximately $568,000 for the BankBoston Facility for the nine months ended November 1, 1997, which fees payable under the BankBoston Facility for such period consisted primarily of monthly payments based on the average unused borrowing capacity and on the borrowing capacity under the Revolver.



    As of January 31, 1998, the Company had $19 million of borrowings outstanding under the Revolver with additional borrowing capacity thereunder of $4.3 million. In addition, the Company had $10 million outstanding under the Term Loan at such date.



    The Company's primary cash requirement is the procurement of inventory which is currently funded through (i) borrowings under the BankBoston Facility (ii) trade credit and (iii) cash generated from operations. Like other apparel retailers, the Company is dependent upon its ability to obtain trade credit, which is generally extended by its vendors and a small number of factoring institutions that continually monitor the Company's credit lines. If the Company continues to obtain the trade credit terms it is currently receiving, the Company believes that borrowings under the BankBoston Facility and cash expected to be generated from operations will provide the cash necessary to fund the Company's cash requirements for the next twelve months. The adequacy of the Company's long-term capital resources and liquidity will depend on the Company's performance after the Plan Effective Date, as well as other factors.


OTHER


    The Company has never declared or paid cash dividends on its Old Common Stock or any other equity security, and does not anticipate paying cash dividends on the Common Stock or any other equity security in the foreseeable future. Any future determination as to the payment of dividends on the Common Stock will depend upon certain debt instrument limitations, future earnings, results of operations, capital requirements, the financial condition of the Company, and such other factors as the Company's Board of Directors may consider. The ability of the Company to pay dividends is directly and indirectly restricted under the terms of the BankBoston Facility. Such restrictions prohibit the payment of dividends for the foreseeable future. See "Risk Factors--Restrictions on Common Stock Dividends."


SEASONALITY

    The Company's sales are seasonal, with the fourth quarter being its strongest quarter as a result of the Christmas Season. The table below sets forth the effect of seasonality on the Company's business for Fiscal 1996 and Fiscal 1995:


                                                           1ST QTR    2ND QTR    3RD QTR     4TH QTR     TOTAL
                                                          ---------  ---------  ----------  ---------  ----------
                                                                          (DOLLARS IN THOUSANDS)
FISCAL 1996
Revenues................................................  $  37,922  $  49,657  $   50,705  $  65,318  $  203,602
%Contribution...........................................       18.6%      24.4%       24.9%      32.1%
FISCAL 1995
Revenues................................................  $  36,682  $  47,711  $   49,802  $  65,353  $  199,548
%Contribution...........................................       18.4%      23.9%       24.9%      32.8%


INFLATION

    The primary items affected by inflation include the cost of merchandise, utilities and labor. Retail sales prices are generally set to reflect such inflationary increases, the effects of which cannot be readily determined. Management of the Company believes that inflationary factors have had a minimal effect on the Company's operations during the past three years.

YEAR 2000


    The Company has established a compliance program to modify or replace existing information technology systems so that such systems will not generate invalid or incorrect results in connection with processing year dates for the year 2000 and later years. The Company believes that it will be able to achieve Year 2000 compliance by the middle of fiscal 1999 and does not currently anticipate any material disruption in its operations as a result of any failure by the Company to be in such compliance. The Company spent approximately $350,000 in fiscal 1997 and estimates it will spend approximately $500,000 in fiscal 1998 and $150,000 in fiscal 1999 to make its computer systems year 2000 compliant.



    Additionally, suppliers of the Company and other third parties exchange information with the Company or rely on the Company's merchandising systems for certain sales and stock information. The Company currently does not have any information concerning the compliance status of its suppliers or such other third parties. However, because third party failures could have a material adverse impact on the Company's ability to conduct business, confirmations are being requested from the Company's major suppliers to certify that plans are being developed to address the Year 2000 issues.


RECENT ACCOUNTING PRONOUNCEMENTS


    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("Statement No. 128"). All companies are required to comply with the disclosure requirements of the statement and the Company adopted the policy in the fourth quarter of Fiscal 1997. Management is currently evaluating the requirements of Statement No. 128.


    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement No. 130 is effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier periods presented. Management is currently evaluating the requirements of Statement No. 130.

                                    BUSINESS

GENERAL

    Lamonts is a Northwest-based regional retailer with 38 stores in five states. The Company offers an assortment of moderately priced fashion apparel and accessories at competitive prices for the entire family. Lamonts purchases finished goods from approximately 1,200 vendors and uses a distribution center in Kent, Washington for processing and warehousing merchandise for distribution to its stores. Lamonts employs approximately 1,600 people in salaried, hourly, or part-time positions. The Company's stores average approximately 47,000 square feet and are generally located in shopping centers and malls. The Company's revenues for Fiscal 1996 were approximately $204 million. As of February 1, 1997, Lamonts' total assets and liabilities, at book value, approximated $93.3 million and $152.8 million, respectively.

    The Company was incorporated in Delaware as Texstyrene Corporation in 1985, changed its name to Aris Corporation in October 1988 and to Lamonts Corporation in April 1991. In September 1989, the Company acquired Lamonts Apparel, Inc. ("Apparel") from LH Group, Inc., a subsidiary of Northern Pacific Corporation. Prior to the completion of the divestiture of its original core business in August 1989, the Company manufactured expandable polystyrene beads and converted them into foam cups and containers, insulation products, packing materials, and custom-molded packaging products. Apparel's predecessor was incorporated in Washington in May 1923. On October 30, 1992, Apparel was merged with and into the Company and the name of the Company was changed to Lamonts Apparel, Inc.

    The Company's principal executive offices are located at 12413 Willows Road N.E., Kirkland, Washington 98034 and its telephone number at that address is
(425) 814-5700.

PROMOTION AND MARKETING

    Sales promotion and inventory allocation decisions are made centrally by Lamonts' corporate staff. The Company generally maintains uniformity with respect to inventory, pricing decisions, selection of promotional goods, and markdown policies throughout all of its locations.

    Lamonts advertises primarily through radio, television, newspaper and newspaper inserts, direct mail, and charge statement inserts. The Company's promotional strategy is to target specific merchandise products and consumer groups, including holders of its proprietary credit card, for sale events.

SHOE LICENSEE


    Lamonts utilizes a licensee, Shoe Corporation of America ("SCOA"), for its family shoe department. The sales of shoes represented approximately 6.0% of the Company's total annual revenues for Fiscal 1996, but are not reflected in such revenues for financial reporting purposes because income derived from the rental fees charged to the licensee is reported as an offset to operating expenses. The rental fees paid to Lamonts by SCOA (approximately $1.273 million for Fiscal
1996) range from 10% to 12% of annual net sales generated by the licensee. The license agreement with SCOA expires in January 2001 with one three year extension option.


PURCHASING

    The Company's centralized buying organization includes general merchandise managers, divisional merchandise managers and buyers responsible for maintaining vendor relationships. New management teams within the merchandising departments were assembled subsequent to the Petition Date. In addition, the Company's membership in Frederick Atkins, Inc. ("Atkins"), merchandising consultant, provides it with industry research and the ability to use Atkins' private label import program. Additionally, the Company backs certain of its direct import purchases with letters of credit issued through Atkins. Costs associated with the letters of credit are based on a fixed percentage of each draw plus a non-interest bearing deposit of 17% of annual usage.

    The Company purchases its merchandise from approximately 1,200 vendors and is not dependent on any single source of supply. The Company maintains no long term commitments with any supplier and believes that there will continue to be an adequate supply of merchandise to satisfy its current anticipated requirements. However, like other apparel retailers, the Company is highly dependent upon its ability to obtain trade credit.

DISTRIBUTION


    The Company utilizes a contractor, Assembly Transportation Distribution Systems, Inc. ("ATD"), to operate its distribution center pursuant to an arrangement that continues through February 2001. Fees payable to ATD pursuant to such arrangement are approximately $15,000 per month. Through its distribution center, which is dedicated to the Company for centralized receiving and marking (ticketing), the Company is generally able to receive and ship merchandise to its stores within a two-to-three day period. The Company believes that this distribution center enables it to monitor vendor shipments more effectively, reduce receiving and marking expenses, reduce related transportation costs, improve inventory control and reduce inventory shrinkage.



    The current lease for this distribution facility, which is guaranteed by the Company, covers 62,500 square feet of space and has an initial term running through February 2001 with one three-year extension option. The amount of lease payments guaranteed by the Company pursuant to such lease are approximately $21,000 per month.


RETURN POLICY

    It is the Company's policy to exchange or issue a credit if a customer is not completely satisfied with any Lamonts purchase. Management believes that the Company's customer return policy and experience is consistent with industry practices.

STORE LOCATIONS AND PROPERTIES

    The Company considers its ability to maintain attractive, high traffic store locations to be a critical element of its business and a key determinant of Lamonts' future growth and profitability. The Company currently operates 38 stores in the following locations:


                                       LAMONTS APPAREL STORES
-----------------------------------------------------------------------------------------------------
ALASKA(7)                               WASHINGTON(23)                             UTAH(1)
------------------                      ---------------------                      ------------------
Anchorage:          3 stores            Seattle:               6 stores            Logan
Fairbanks                               Bellevue/Eastside:     4 stores
Juneau                                  Tacoma                 2 stores            OREGON(2)
Soldotna                                Spokane:               2 stores            Astoria
Wasilla                                 Aberdeen                                   Corvallis
                                        Marysville
IDAHO(5)                                Moses Lake
Coeur d' Alene                          Olympia
Idaho Falls                             Port Angeles
Lewiston                                Silverdale
Moscow                                  Tri-Cities
Pocatello                               Wenatchee
                                        Yakima



    Of the 38 Lamonts' stores, 14 are located in regional malls, 15 are located in community malls, 3 are located in strip centers and 6 are located in free-standing locations.


    All of the Company's operating stores (except one which is an owned building, subject to an operating ground lease) are currently located in leased facilities. The leases for these facilities have terms up to 30 years, with an average remaining term of 7 years, not including additional option periods. The Company leases its principal office in Kirkland, Washington. The lease, which commenced May 1996, is for approximately 30,000 square feet and expires May 2006.

    The Company's stores range in size from 20,700 to 80,000 square feet, with a typical store averaging approximately 47,000 square feet. The interiors of Lamonts' stores are decorated and organized with the intention of maximizing traffic flow and merchandise exposure. Signage and service facilities, such as fitting rooms and customer service areas, are designed to create a pleasant and convenient shopping environment.

    During 1994, the Company closed eight stores because of poor performance. Also, in connection with its operational restructuring, the Company received permission from the Bankruptcy Court to close six additional underperforming stores in early 1995. In 1996, the Company received permission from the Bankruptcy Court to close five additional underperforming stores. In February 1996, the Company entered into a sale-leaseback transaction involving the land and building at the Company's Alderwood store in Seattle, Washington. The Company sold the property for approximately $5 million and leased the property back for a 20 year period, plus option terms.


    In March 1995, the Company opened a new 36,000 square foot store in a 465,000 square foot shopping center in Issaquah, Washington. This is the Company's fourth store in the eastside area of the Seattle market. See "Risk Factors--Limitations on Future Growth."


STORE OPERATIONS

    The Company's store management team consists of a senior vice president, four regional directors and 34 store managers. The four regional directors also serve as store managers. Store managers are primarily responsible for hiring and supervising store personnel and for day-to-day store operations. A typical Lamonts' store employs a staff of 23 to 40 people, including the store manager, two to four area sales managers and 20 to 35 sales associates, approximately two-thirds of whom are part-time.

EMPLOYEES


    The Company employs approximately 1,600 employees, approximately two-thirds of whom are part-time. Approximately 275 employees working in Seattle, Washington stores are represented by the United Food and Commercial Workers Union pursuant to a contract that expires June 12, 1999. That contract was ratified by the union's bargaining unit on August 17, 1997, and was approved by the Bankruptcy Court on September 25, 1997. Approximately 35 employees work in the Wenatchee, Washington store and are represented by the United Food and Commercial Workers Union; they have no negotiated bargaining agreement, and the employees work under the same working conditions as the Company's non-union employees. There are approximately 16 employees working in the Kirkland corporate office who are represented by the United Food and Commercial Workers Union pursuant to an employee ratified agreement that expires the earlier of March 31, 1998 or seven months following emergence from Chapter 11. Management believes that its employee relations are good.


COMPETITION


    Lamonts competes with other specialty retail apparel stores, department stores, and discount/mass merchandisers on the basis of product range, quality, fashion, price, and service. The Company attempts to differentiate itself from its competitors by positioning itself as a focused specialty retailer with emphasis on casual wear and high quality branded products, as well as its private label, "Northwest Outfitters". Principal competitors in one or more of the Company's market areas include The Bon Marche (a division of Federated Department Stores, Inc.), Nordstrom, J.C. Penney Co., Inc., Sears Roebuck and Company, and Mervyn's (a division of Dayton-Hudson Corporation). Many of the Company's competitors have substantially greater financial resources than the Company. See "Risk Factors--Competition."

TRADEMARKS

    The Company currently owns various registered trademarks which are part of its proprietary brand imports program. Management believes that, although such trademarks are significant, the Company's business is not dependent on any of such rights.

INFORMATION SYSTEMS

    In recent years, the Company has invested in the development of management information systems (MIS) in the areas of merchandise reporting, distribution and allocation, customer service (full and promotional price look-up at the register), as well as financing, credit authorization and store operations. The company has made generational improvements in its systems since the late 1980's and is continuing to make enhancements to its merchandising systems.

    The Company uses the Universal Product Code (UPC) on each ticket and automatic price look-up and electronic data interchange (EDI) for re-ordering basic merchandise and for vendor provided advance ship notices (ASN's) which improves in-stock inventories on predictable, basic merchandise. The point-of-sale (POS) data provides the basis for merchandise unit reporting, merchandise allocation decisions and electronic transmission of orders. In addition to running its own automatic basic stock replenishment system, the Company also uses automatic basic merchandise replenishment programs offered by key vendors.


    Sales and POS markdowns are monitored daily by using POS terminals to record ticketed information. This information flows electronically from the stores to the corporate office and then to the service bureau referred to below. These sales and POS markdowns are combined with receipt, on-hand and on-order information to support merchant reports and on-line screens at the department, vendor, class style, and in some cases, color/size or UPC level.


    Current MIS efforts are focused on enhancing vendor level reporting for the merchants, Year 2000 preparations, customer database and direct marketing systems, as well as a new POS platform to support enhanced customer service and the direct marketing initiatives.


    The Company utilizes an outside service bureau, Affiliated Computer Services, Inc. ("ACS"), for its mainframe computer processing pursuant to a contract that continues through February 2000. Fees payable to ACS under such contract include charges for CPU utilization based on a usage rate of $210 per CPU hour plus other miscellaneous charges. The minimum monthly fee payable to ACS under such contract is $50,000. In addition, ACS licenses certain system and application software programs to the Company.



YEAR 2000



    The Company has established a compliance program to modify or replace existing information technology systems so that such systems will not generate invalid or incorrect results in connection with processing year dates for the year 2000 and later years. The Company believes that it will be able to achieve Year 2000 compliance by the middle of fiscal 1999 and does not currently anticipate any material disruption in its operations as a result of any failure by the Company to be in such compliance. The Company spent approximately $350,000 in fiscal 1997 and estimates it will spend approximately $500,000 in fiscal 1998 and $150,000 in fiscal 1999 to make its computer systems year 2000 compliant.



    Additionally, suppliers of the Company and other third parties exchange information with the Company or rely on the Company's merchandising systems for certain sales and stock information. The Company currently does not have any information concerning the compliance status of its suppliers or such other third parties. However, because third party failures could have a material adverse impact on the Company's ability to conduct business, confirmations are being requested from the Company's major suppliers to certify that plans are being developed to address the Year 2000 issues.

CREDIT POLICY


    The Company offers its customers various methods of payment including cash, check, Lamonts charge card, certain major credit cards and a lay-away plan. Since its inception in July 1988, the Company's charge-card program has been expanded to approximately 617,000 accounts, of which 152,000 have transactions within the last 30 days. Growth in credit sales represents an important element in the Company's marketing strategy because statistics show that Lamonts' charge card holders shop more regularly and purchase more merchandise than the customer who pays by cash, check or most bank credit cards. The Company believes that its proprietary credit card program provides additional benefits in two areas: (i) industry research shows that proprietary credit cards build significant customer loyalty and (ii) proprietary credit cards enhance target marketing by providing valuable demographic and purchasing behavior information on customers.


    The Company's proprietary charge card, administered and owned by Alliance Data Systems (which purchased the charge accounts from National City Bank of Columbus), provides for the option of paying in full within 30 days of the billed date with no finance charge or with revolving credit terms. Terms of the short-term revolving charge accounts require customers to make minimum monthly payments in accordance with prescribed schedules. Through a contractual arrangement, as amended (the "Alliance Agreement"), Alliance Data Systems owns the receivables generated from purchases made by customers using the Lamonts charge card.

    The Alliance Agreement provides that the Company will be charged a discount fee of 1.95% of Net Sales, as that term is defined in the Alliance Agreement. Additionally, the Alliance Agreement provides for a supplemental discount fee equal to one-tenth of one percent (0.1%) of Net Sales for each one million dollar increment that Net Sales for a subject year are less than $48.0 million (the "Minimum Level") up to a total maximum fee of 3% of the Net Sales for the subject year. In the event of store closures, the Alliance Agreement provides that the Minimum Level may be decreased. Additionally, as of March 1, 1996, the Company is no longer responsible for any net bad debt expense. The Alliance Agreement may be terminated by either party after June 22, 1999 upon 180 days prior written notice. The Company paid National City Bank of Columbus and Alliance Data Systems $0.1 million for bad debt expense and $0.9 million in fees during Fiscal 1996.

REGULATION

    The Company is subject to Federal, state and local laws and regulations affecting retail apparel stores generally. The Company believes that it is in substantial compliance with these laws and regulations.

LEGAL PROCEEDINGS

    The Company is involved in various matters of litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of all such matters will not have a material adverse effect on the financial position of the Company, but, if decided adversely to the Company, could have a material effect on quarterly or annual operating results during the period such matters are resolved.


    In March 1995, the Company brought an action against one of its landlords, Hickel Investment Company ("Hickel"), to recover overpayments of common area maintenance and other charges made to Hickel. On February 20, 1998, the United States District Court for the District of Alaska entered a final judgment against Hickel for an amount in excess of $1.8 million. Such judgment, however, is subject to possible stay and/or appeal. There can be no assurance that the Company will be successful on any appeal, or that the Company will be able to enforce or collect such judgment.


CHANGE IN FISCAL YEAR

    On March 9, 1995, the Company changed its fiscal year end from the Saturday closest to October 31 to the Saturday closest to January 31 in order to enhance comparability of the Company's results of operations with other apparel retailers.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

    The name, age, positions and offices with the Company, present occupation or employment and employment history of each of the directors, nominees for directors and executive officers of the Company are set forth below.


NAME                                                      AGE                            POSITION
----------------------------------------------------      ---      -----------------------------------------------------
Alan R. Schlesinger.................................          55   Chairman of the Board, President,
                                                                   and Chief Executive Officer
Loren R. Rothschild.................................          59   Vice Chairman of the Board
Debbie A. Brownfield................................          43   Executive Vice President, Chief Financial
                                                                   Officer, Treasurer and Secretary
E.H. Bulen..........................................          47   Senior Vice President and General Merchandise
                                                                   Manager
Gary A. Grossblatt..................................          38   Senior Vice President and General Merchandise
                                                                   Manager
Stanford Springel(*)................................          51   Director
John J. (Jack) Wiesner(*)...........................          59   Director
Paul M. Buxbaum(*)..................................          42   Director


------------------------

* Designated for appointment to the Board of Directors by the Board (as constituted prior to the Plan Effective Date) and approved by the committees that represented Lamonts' unsecured trade creditors and bondholders under and in accordance with the Plan of Reorganization. Such individuals have served on the Board of Directors of the Company since the Plan Effective Date.


    Mr. Schlesinger joined the Company as President and Chief Executive Officer in November 1994. In December 1994, Mr. Schlesinger was appointed Chairman of the Board. From 1991 to 1994, Mr. Schlesinger was a Senior Vice President with the May Company Department Stores.

    Mr. Rothschild, a Director of the Company since October 1992, became Vice Chairman of the Board in December 1994. In addition, Mr. Rothschild has served as President and director of Sycamore Hill Capital Group since September 1993. Prior to that time, he served as Vice Chairman and President of American Protection Industries, Inc. ("API"), a privately held company engaged in direct marketing of collectibles, home decor products, flowers by wire clearing house, and real estate and agribusiness, and Vice Chairman of the Franklin Mint from 1985 to June 1992. From 1988 to June 1992, Mr. Rothschild also served as Chairman and Chief Executive Officer of API's Agribusiness division.

    Ms. Brownfield joined the Company as Vice President of Finance, Secretary, and Treasurer in September 1985 and served as Acting Chief Financial Officer of the Company from January 1993 through August 1993. Ms. Brownfield was named Senior Vice President and Chief Financial Officer in December 1995, and Executive Vice President in July 1997.

    Mr. Bulen joined the Company in December 1995 as Senior Vice President and General Merchandise Manager. Prior to joining the Company, Mr. Bulen was Vice President, Retail Stores, with Vans, Inc. from April 1993. Prior to his affiliation with Vans, Inc., Mr. Bulen was Senior Vice President with May Company--California, where he served in a variety of merchandising roles from February 1976 to January 1993.

    Mr. Grossblatt joined Lamonts in August 1997 as Senior Vice President and General Merchandise Manager. Prior to joining the Company, Mr. Grossblatt was Divisional Vice President and Divisional Merchandise Manager for Robinsons-May, where he served in a variety of merchandising roles since 1987.


    Mr. Springel has served on the Board of Directors of the Company since the Plan Effective Date. Since 1991, Mr. Springel has acted as an independent consultant serving in a variety of executive roles providing domestic and international turnaround management services to financially distressed companies, including (i) Omega Environmental, Inc, an environmental services company currently in Chapter 11 where, since June 1997, Mr. Springel has served as Chief Executive Officer, (ii) Interlogic Trace, Inc. ("Interlogic"), a nationwide provider of computer maintenance and repairs services where, from February 1995 to December 1995, Mr. Springel served as Interim Chief Operating Officer and Interim President, (iii) Riedel Environmental Technologies, Inc. ("Riedel"), an environmental remediation and services company where, from January 1994 to March 1996, Mr. Springel served as Interim Chief Executive Officer and President and, for a period of time, as a member of the board of directors, and (iv) Ter Meulen Post, a Dutch retail catalogue company where, during 1993, Mr. Springel served as Chief Operating Officer. Both Interlogic and Riedel were in Chapter 11 during Mr. Springel's association with those companies. Since December 1995, Mr. Springel has served on the board of directors of Pinebrook Capital.


    Mr. Wiesner has served on the Board of Directors of the Company since the Plan Effective Date. Mr. Wiesner has served as Chairman of the Board and Chief Executive Officer of C.R. Anthony Company, a regional apparel retailer with 246 stores operating in 18 southwestern and midwestern states, since 1987. Since July 1997, Mr. Wiesner has served on the board of directors of Stage Stores, Inc. and, since December 1997, Mr. Wiesner has served on the board of directors of Elder Berrman.



    Mr. Buxbaum has served on the Board of Directors of the Company since the Plan Effective Date. Since 1984, Mr. Buxbaum has been a principal of Buxbaum, Ginsberg & Associates, Inc., a national consulting firm specializing in providing liquidation analysis and asset recovery services to banks and other financial institutions. Since January 1993, Mr. Buxbaum has served as Chairman of the Board of Directors of Ames Department Stores, Inc., a discount department store with over 300 locations in the northeastern United States. Since April 1995, Mr. Buxbaum has served on the board of directors of Richman Gordon 1/2 Price Stores and, since May 1997, Mr. Buxbaum has served on the board of directors of the Jay Jacob Stores.


    Peter Aaron, who joined Lamonts in November 1983 as Executive Vice President, resigned from that position effective July 1997. Mr. Aaron currently serves as a consultant to the Company and will continue to provide such consulting services to the Company from time to time after the Plan Effective Date.

    All directors and executive officers are elected for a term of one year and serve until their successors are duly elected and qualified.


    In order to assist it in carrying out its duties, the Board of Directors of the Company has delegated certain authority to an Audit Committee and a Compensation Committee. The initial members of the Audit Committee, Messrs. Springel, Wiesner and Buxbaum, were selected by the Board. With respect to its audit function, the committee's duties and responsibilities will include, among other things, meetings with the independent accountants to review the scope and results of audits and other activities of the Company, evaluating the independent accountants' performance, and recommending to the Board of Directors as to whether the accounting firm should be retained by the Company for the ensuing fiscal year. In addition, the committee will review the Company's internal accounting and financial controls and reporting systems and practices. The initial members of the Compensation Committee, Messrs. Springel, Wiesner and Buxbaum, were selected by the Board. With respect to its compensation function, its duties and responsibilities will include, among other things, reviewing, approving and recommending to the full Board of Directors the salaries and other compensation arrangements of all other officer-employees of the Company and administering the Stock Option Plan. Members of the Audit Committee and the Compensation Committee may be addressed at 12413 Willows Road N.E., Kirkland, Washington 98034.


COMPENSATION OF DIRECTORS


    The Company will pay each director (other than Messrs. Schlesinger and Rothschild) a fee of $2,500 for attending each meeting of the Board ($500 for each meeting attended telephonically) and $1,500 for attending each meeting of the Audit Committee and the Compensation Committee, plus reimbursement for reasonable out-of-pocket expenses incurred in connection with attending such meetings.


EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table sets forth certain information regarding compensation paid during Fiscal 1996, Fiscal 1995 and Fiscal 1994, to (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated senior executive officers (collectively, the "Named Executive Officers"):

                                                                     ANNUAL COMPENSATION
                                                        ----------------------------------------------
                                                                                        ALL OTHER
NAME AND PRINCIPAL POSITION               FISCAL YEAR    SALARY ($)    BONUS ($)   COMPENSATION ($)(1)
----------------------------------------  -----------   ------------   ---------   -------------------
Alan R. Schlesinger, ...................     1996        450,000        100,000           5,100
  Chairman of the Board, President, and      1995        450,000        100,000           3,600
  Chief Executive Officer                    1994         58,270        125,000               0

Loren R. Rothschild, ...................     1996        240,000              0           2,790
  Vice Chairman of the Board                 1995        240,000              0           2,790
                                             1994          6,462        125,000               0

Peter Aaron, ...........................     1996        210,000         30,000           3,118
  Executive Vice President(2)                1995        205,833         30,000           3,247
                                             1994        183,836          8,160           3,540

Debbie A. Brownfield, ..................     1996        160,000         30,000           2,016
  Executive Vice President, Chief            1995        121,249         35,000           1,497
  Financial Officer and Secretary            1994         99,722              0           1,227

E.H. Bulen, ............................     1996        152,000(4)      15,000             661
  Senior Vice President and General          1995         48,930              0               0
  Merchandise Manager(3)

------------------------

(1) Consists of Company contributions to a tax qualified trust under the Company's Tax Relief Investments Protection Plan, as amended and restated effective July 1, 1991, and consists of premiums paid by the Company for term life insurance pursuant to the Lamonts Apparel Group Life and Long-Term Disability Plan, effective July 7, 1991.

(2) Mr. Aaron resigned from his position as Executive Vice President effective July 1997.

(3) Mr. Bulen commenced his employment with the Company in November 1995.

(4) Includes $24,430 in consulting fees for the period from September 27, 1995 to November 30, 1995.

OPTION GRANTS DURING FISCAL 1996; CANCELLATION OF OLD EMPLOYEE STOCK OPTIONS


    There were no options granted to Named Executive Officers during Fiscal 1996. Pursuant to the Plan of Reorganization, all employee stock options granted under the Lamonts Apparel, Inc. 1992 Incentive and Non-Statutory Stock Option Plan were cancelled on the Plan Effective Date.


OPTIONS GRANTED PURSUANT TO THE PLAN OF REORGANIZATION


    On and after the Plan Effective Date, the Company will issue from time to time New Employee Stock Options under the Stock Option Plan. The New Employee Stock Options initially granted pursuant to the Plan of Reorganization are initially exercisable for the purchase of 1,333,729 shares of Common Stock and consist of: (i) options exercisable for the purchase of 1,000,000 shares of Common Stock with an initial exercise price of $1.00 per share; (ii) to prevent dilution resulting from the issuance of the Class A Warrants, options exercisable for the purchase of an additional 244,813 shares of Common Stock with an initial exercise price of $0.01 per share, exercisable only on or after the date on which the Class A Warrants become exercisable; and (iii) to prevent dilution resulting from the issuance of the Class B Warrants, options exercisable for the purchase of an additional 88,915 shares of Common Stock with an initial exercise price of $0.01 per share, exercisable only on or after the date on which the Class B Warrants become exercisable. The number of New Employee Stock Options described in clauses (ii) and (iii) above that may be exercised by any holder shall bear the same proportion (based on the total number of such options granted to such holder) to the number of New Employee Stock Options described in clause (i) above that have been exercised by such holder (based on the total number of such options granted to such holder). In addition, to prevent dilution resulting from the issuance of the Class C Warrants to the Surety, holders of New Employee Stock Options have been or will be issued, on a pro rata basis and with the same vesting schedule as each holder's respective New Employee Stock Options, Class C Warrants initially exercisable for the purchase of an aggregate of 381,065 shares of Common Stock (355,661 shares with an exercise price of $1.25 per share and 25,404 shares with an exercise price of $.01 per share).



    The New Employee Stock Options and the Class C Warrants are subject to adjustment to prevent dilution upon the occurrence of certain specified events, excluding exercise of the New Employee Stock Options, the Class A Warrants, the Class B Warrants, the Class C Warrants, or the Gordian Warrants. The term of the New Employee Stock Options will be 10 years. The New Employee Stock Options will be governed by the Stock Option Plan, and the Class C Warrants issued in conjunction therewith will be governed by a Warrant Agreement in substantially the form of the Class C Warrant Agreement between the Company and the Surety. Those New Employee Stock Options and Class C Warrants were allocated as of the Plan Effective Date as follows:



                                                             PROTECTIVE      PROTECTIVE
                                            BASE OPTIONS   OPTIONS(1)(5)    OPTIONS(2)(5)
                                           --------------  --------------  ---------------  TOTAL NEW
                                              INITIAL         INITIAL          INITIAL       EMPLOYEE
                                           EXERCISE PRICE  EXERCISE PRICE  EXERCISE PRICE     STOCK       CLASS C
RECIPIENT                                      $1.00            $.01            $.01         OPTIONS     WARRANTS
-----------------------------------------  --------------  --------------  ---------------  ----------  -----------
Alan R. Schlesinger(3)...................        600,000        146,888          53,349        800,237      15,243
Loren R. Rothschild(3)...................        150,000         36,722          13,337        200,059       3,811
Debbie A. Brownfield(3)..................         60,000         14,689           5,335         80,024       1,524
E.H. Bulen(3)............................         50,000         12,241           4,446         66,687       1,270
Gary A. Grossblatt(3)....................         30,000          7,344           2,667         40,011         762
Others(4)................................        110,000         26,929           9,781        146,711       2,794
                                           --------------       -------          ------     ----------  -----------
Totals...................................      1,000,000        244,813          88,915      1,333,729      25,404
                                           --------------       -------          ------     ----------  -----------
                                           --------------       -------          ------     ----------  -----------


------------------------------

(1) Exercisable on or after the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million.

(2) Exercisable on or after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million.


(3) 50% of the Warrants and options vested on the Plan Effective Date. Of the remaining 50%, 25% will vest on the first anniversary of the Plan Effective Date, and 25% will vest on the second anniversary of the Plan Effective Date.


(4) To be granted to employees (other than Messrs. Schlesinger and Rothschild) from time to time, in such amounts, and subject to such terms (including vesting), as management shall determine.

(5) The number of protective options that may be exercised by any holder shall bear the same proportion (based on the total number of such options granted to such holder) to the number of base options that have been exercised by such holder (based on the total number of such options granted to such holder).


    Under the terms of the Stock Option Plan, the Company has available, in addition to the shares of Common Stock reserved for issuance upon exercise of the New Employee Stock Options granted on the Plan Effective Date, an additional 375,000 shares (subject to adjustment to prevent dilution upon certain events, excluding any exercise of Class A Warrants, Class B Warrants, Class C Warrants, or New Employee Stock Options) of Common Stock for possible grants of additional stock options from time to time after the Plan Effective Date if, and to the extent, the Compensation Committee may determine that such additional grants would be in the best interest of the Company. On February 26, 1998, the Compensation Committee reserved 351,500 of the 375,000 shares of Common Stock available for issuance upon exercise of New Employee Stock Options granted by the Compensation Committee on such date to the Named Executive Officers, the disinterested members of the Board and certain other senior and middle level managers of the Company. Such New Employee Stock Options have a per share exercise price of $1.00, a term of 10 years and vest as follows: 25% on the date of grant; and 25% on each annual anniversary of the date of grant.



PENSION PLAN



    The Company maintains the Lamonts Apparel, Inc. Employees' Retirement Trust, effective January 1, 1986 (as amended, the "Pension Plan"). The Pension Plan is a noncontributory defined benefit plan under which benefits are determined primarily by final average compensation and years of service. On February 26, 1998, the Board approved an amendment to the Pension Plan which provides that, effective April 1, 1998, benefits under the Pension Plan will cease to accrue. The following table contains the estimated annual benefit payable to Pension Plan participants in the specified compensation and years of service categories set forth therein.


                           PENSION PLAN TABLE (1)(3)

                                                                             YEARS OF SERVICE AT RETIREMENT(2)
                                                                         ------------------------------------------
FINAL AVERAGE EARNINGS                                                      15         20         25         30
-----------------------------------------------------------------------  ---------  ---------  ---------  ---------
150,000................................................................     20,302     27,070     33,837     40,604
200,000................................................................     27,802     37,070     46,337     55,604
250,000................................................................     35,302     47,070     58,837     70,604
300,000................................................................     42,802     57,070     71,337     85,604
350,000................................................................     50,302     67,070     83,837    100,604
400,000................................................................     57,802     77,070     96,337    115,604
450,000................................................................     65,302     87,070    108,837    130,604
500,000................................................................     72,802     97,070    121,337    145,604
550,000................................................................     70,302    107,070    133,837    160,604
600,000................................................................     87,802    117,070    146,337    175,604

------------------------

(1) Compensation covered by the Pension Plan includes all payments for personal services as an employee of the Company other than deferrals under any non-qualified plan of the Company.

(2) Credited years of service for the Named Executive Officers are as follows:
    Alan R. Schlesinger (3 years); Loren R. Rothschild (3 years); Peter Aaron (15 years); Debbie A. Brownfield (22.25 years); and E.H. Bulen (2 years).

(3) Benefits are based on the product of years of service multiplied by the sum of (a) 0.5% of final average earnings PLUS (b) 0.5% of final average earnings in excess of the average Social Security Wage Base ($29,304 for 1997). However, in the case of Peter Aaron's service prior to January 1, 1994 and Debbie Brownfield's service prior to January 1, 1995, benefits are based on the product of years of service multiplied by the sum of (a) 1.00% of final average earnings PLUS (b) 0.65% of final average earnings in excess of the average Social Security Wage Base ($29,304 for 1997).

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The determination of Fiscal 1996 executive compensation was made by the Board of Directors.

    EMPLOYMENT AGREEMENTS


    Pursuant to the Plan of Reorganization, Messrs. Schlesinger and Rothschild entered into new employment agreements with the Company (respectively, the "Schlesinger Employment Agreement" and the "Rothschild Employment Agreement"), which amended and restated their existing employment agreements. Pursuant to the Schlesinger Employment Agreement, Mr. Schlesinger received a one-time bonus of $175,000 for extending the term of his employment through January 31, 2002. Mr. Schlesinger's base salary and guaranteed annual bonus remain at $450,000 and $100,000, respectively, subject in each case to a non-discretionary annual cost of living adjustment reflecting the increase in the cost of living since the inception of Mr. Schlesinger's employment. As a result of a cost of living adjustment made on February 1, 1998, Mr. Schlesinger's base salary and guaranteed annual bonus are $495,000 and $110,000, respectively. In connection with the Plan of Reorganization, Mr. Schlesinger received a $400,000 bonus, together with a grant of 800,237 New Employee Stock Options and 15,243 Class C Warrants. In addition, the Schlesinger Employment Agreement provides that Mr. Schlesinger will receive $1,500 per month for unreimbursed business expenses and a car allowance. Pursuant to the Rothschild Employment Agreement, Mr. Rothschild will receive a one-time bonus of $80,000 (payable on the 90th day following the Plan Effective Date) for extending the term of his employment to the third anniversary of the 90th day following the Plan Effective Date. For the first ninety days following the Plan Effective Date, Mr. Rothschild's base salary will remain at $240,000 per year and, thereafter, will be reduced to $150,000 per year, subject to a non-discretionary annual cost of living adjustment reflecting the increase in the cost of living since January 1, 1998. In addition, in connection with the Plan of Reorganization, Mr. Rothschild received a $187,000 bonus, together with a grant of 200,059 New Employee Stock Options and 3,811 Class C Warrants. See "Management-- Options Granted Pursuant to the Plan of Reorganization."


    If the Company terminates either executive's employment without "cause" during the initial terms of the amended and restated employment agreements, such executive will be entitled to receive, for a period of no less than 24 months in the case of Mr. Schlesinger and for a period no less than 12 months in the case of Mr. Rothschild, the base salary and guaranteed minimum bonus (if any) that the executive would have received had such termination not occurred and to continue to participate in all benefit plans and receive all other benefits to which the executive was entitled at the time of the termination. The Company may elect to pay the severance payments payable under the Schlesinger Employment Agreement in a single lump sum equal to the present value of such payments at an effective annual interest rate of 10%.

    INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against liabilities and expenses incurred in any such action, suit or proceeding. Article VIII of the Company's Amended and Restated Bylaws provides that the Company shall indemnify all persons that are officers and directors of the Company on or after the Plan Effective Date to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.


    The officers and directors of the Company have each entered into indemnification agreements (the "Indemnification Agreements") with the Company pursuant to which the Company has agreed to indemnify, to the fullest extent permitted by applicable law, such officer or director against liabilities and expenses incurred by such officer or director in any proceeding or action because such officer or director is or was a director, officer, employee or agent of the Company and certain other circumstances. The Indemnification Agreements are in addition to the indemnification provided in the Company's Amended and Restated Bylaws. In neither case will indemnification be provided if prohibited under applicable law. Individuals not entering into indemnification agreements will remain entitled to the indemnification provisions of the Company's Amended and Restated Bylaws and as otherwise provided by law.

                             PRINCIPAL STOCKHOLDERS


    The following tables set forth as of January 31, 1998 information known to management of the Company concerning the beneficial ownership of the Common Stock by (a) each person who is known by the Company to be the beneficial owner of more than five percent of such class, (b) each director and executive officer of the Company and (c) all directors and executive officers of the Company as a group.


CLASS A COMMON STOCK


    For purposes of calculating beneficial ownership below, shares beneficially owned include (a) shares of Common Stock issuable upon the exercise of vested New Employee Stock Options that become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million and that portion of the vested Class C Warrants held by directors and executive officers that are immediately exercisable, (b) shares of Common Stock issuable upon the exercise of the Class A Warrants, and (c) with respect to the Class C Warrants to be issued to the Surety, the Initial Shares. Shares beneficially owned does not include (i) shares of Common Stock issuable upon the exercise of unvested New Employee Stock Options or that portion of the vested New Employee Stock Options and Class C Warrants held by directors and executive officers that become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million, (ii) shares of Common Stock issuable upon the exercise of the Class B Warrants, and (iii) with respect to the Class C Warrants to be issued to the Surety, the Adjustment Shares.



                                                                                       AS OF JANUARY 31, 1998
                                                                                -------------------------------------
                                                                                 AMOUNT AND NATURE OF
                                                                                 BENEFICIAL OWNERSHIP
                                                                                  OF CLASS A COMMON     PERCENTAGE OF
                                                                                        STOCK               CLASS
                                                                                ----------------------  -------------
EXECUTIVE OFFICERS AND DIRECTORS
Alan R. Schlesinger...........................................................           480,143(1)             5.1%

Loren R. Rothschild...........................................................           120,036(1)             1.3%

Debbie A. Brownfield..........................................................            48,038(1)           *

E.H. Bulen....................................................................            40,012(1)           *

Gary A. Grossblatt............................................................            24,007(1)           *

All directors and executive officers as group (5 persons).....................           712,236(1)             7.3%

5% STOCKHOLDERS

BEA Associates(2).............................................................           550,069(3)             6.1%

  153 East 53rd St., 57th Floor
    New York, NY 10022

FMR Corp.(4)..................................................................         4,679,927(3)            44.0%

  82 Devonshire Street
    Boston, Massachusetts 02109

Specialty Investment I LLC(5).................................................         3,200,949(6)           26.24%

  40 Broad Street
    Boston, Massachusetts 02109


------------------------------

*   Percentage equal to less than 1%


(1) Represents shares of Common Stock issuable upon the exercise of (i) vested New Employee Stock Options that become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million, and
    (ii) that portion of the vested Class C Warrants held by directors and executive officers that are immediately exercisable. Does not include shares of Common Stock issuable upon the exercise of unvested New Employee Stock Options or that portion of the vested New Employee Stock Options and Class C Warrants held by directors and executive officers that become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million. See "Management--Options Granted Pursuant to the Plan of Reorganization." Also includes, in the case of Ms. Brownfield, 23 shares issued upon cancellation of Old Common Stock.



(2) According to the Schedule 13G filed by BEA Associates on February 11, 1997, CS Holding directly owns 80% of the partnership units in BEA Associates. CS Holding and its direct and indirect subsidiaries, in addition to BEA Associates, may beneficially own shares of the Company and such shares are not reported in such Schedule 13G. CS Holding disclaims beneficial ownership of shares of the Company beneficially owned by its direct and indirect subsidiaries, including BEA Associates, and BEA Associates disclaims beneficial ownership of all the shares of the Company, which shares are held in discretionary accounts which BEA

    Associates manages. The Company has been informed by Executive Life Insurance Company of New York ("ELICNY") that these shares are held for the account of ELICNY.


(3) Represents shares issued upon cancellation of Old Common Stock and shares issued in exchange for the Company's 10 1/4% Senior Subordinated Notes due 1999 (the "Old 10 1/4% Notes"), in each case pursuant to the initial distributions under the Plan of Reorganization. Additional shares of Common Stock, Class A Warrants and Class B Warrants may be distributed following the resolution of pending claims filed against the Company during its Chapter 11 case. Also includes shares of Common Stock issuable upon the exercise of Class A Warrants that become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million. Does not include 71,167 shares and 577,639 shares of Common Stock issuable upon the exercise by BEA Associates and the entities described below in note 4, respectively, of Class B Warrants, which become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million.



(4) Such shares are owned indirectly by FMR Corp., a Massachusetts corporation ("FMR"). Such shares are owned directly by (a) various portfolios of investment companies (the "Fidelity Funds") registered under Section 8 of the Investment Company Act of 1940, as amended, which are advised by Fidelity Management & Research Company ("FMRC"), a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and (b) various private investment accounts (the "Accounts") for which Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, acts as trustee or managing agent. Edward C. Johnson 3d and Abigail Johnson own 12% and 24.5%, respectively, of the aggregate outstanding voting stock of FMR. Together with other members of the Edward C. Johnson 3d family, such persons collectively own shares of common stock of FMR representing approximately 49% of the voting power of FMR.



(5) The sole member of Specialty Investment I LLC, the Surety, is GBP LLC. Michael G. Frieze and Robert G. Sager own 34% and 32%, respectively, of the aggregate outstanding interests in GBP LLC. Certain direct and indirect beneficial owners of Specialty Investment I LLC are also beneficial owners of Gordon Brothers Partners, Inc.



(6) Represents Initial Shares issuable upon the exercise of that portion of the Class C Warrants that are immediately exercisable. Does not include the Adjustment Shares issuable upon the exercise of that portion of the Class C Warrants which become exercisable on the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million.


CLASS B COMMON STOCK


                                                                    AS OF JANUARY 31, 1998
                                                              ----------------------------------
                                                              AMOUNT AND
                                                               NATURE OF
                                                              BENEFICIAL
                                                               OWNERSHIP    PERCENTAGE OF CLASS
                                                              -----------  ---------------------
5% STOCKHOLDERS
Specialty Investment I LLC(1) ..............................      --                --
  40 Broad Street
  Boston, Massachusetts 02109


------------------------------


(1) The sole member of Specialty Investment I LLC, the Surety, is GBP LLC. Michael G. Frieze and Robert G. Sager own 34% and 32%, respectively, of the aggregate outstanding interests in GBP LLC. Certain direct and indirect beneficial owners of Specialty Investment I LLC are also beneficial owners of Gordon Brothers Partners, Inc.

                              CERTAIN TRANSACTIONS


    In connection with a recapitalization of the Company in October 1992 (the "Recapitalization"), pursuant to which, among other things, the Company issued an aggregate of $75 million in principal amount of its Old 10 1/4% Notes, certain of the Company's post-Recapitalization stockholders, representing an aggregate of approximately 8,717,000 shares or 98% of the Old Common Stock outstanding immediately following the Recapitalization, entered into that certain Voting Agreement dated as of October 30, 1992 (the "Voting Agreement"). The Voting Agreement provided, among other things, that (i) Apollo Retail Partners ("ARP"), a holder of greater than 5% of the Old Common Stock, could designate six persons to the Board of Directors, and (ii) a majority of certain former holders of the Company's 13 1/2% Senior Subordinated Notes which were due February 1995 (the "Old 13 1/2 Notes"), which notes were exchanged for Old Common Stock pursuant to the Recapitalization, could designate two persons to the Board of Directors. The Voting Agreement was to terminate upon the earlier of (i) October 30, 2002, or (ii) the date upon which at least 25% of the then outstanding shares of Old Common Stock are publicly held pursuant to one or more underwritten registered offerings of primary shares. Since the Petition Date, none of the parties to the Voting Agreement has exercised its rights thereunder. Lamonts' obligations under the Voting Agreement were rejected as of the Plan Effective Date.



    In connection with the Recapitalization, the parties to the agreement effecting the Recapitalization (and/or their permitted assignees) entered into an equity registration rights agreement and a debt registration rights agreement. Under certain circumstances, the holders of at least 10% of the aggregate principal amount of the then outstanding Securities (as defined therein) covered by such agreements could exercise up to two demand registrations with respect to such Securities. The Company was required to pay all expenses (other than underwriting discounts and commissions) in connection with all such registrations. The agreements also provided for certain piggyback registration rights. The Old Common Stock held by ARP and Morgens Waterfall Vintiadis & Company, Inc. ("Morgens"), a holder of greater than 5% of the Old Common Stock, was covered by the equity registration rights agreement pursuant to its terms. These agreements were rejected as of the Plan Effective Date.



    As a holder of Old Common Stock, ARP received 76,951 shares of Common Stock and 38,475 Class B Warrants under the Plan of Reorganization based on the amount of shares of Old Common Stock beneficially owned by ARP according to the records of the Company as of December 18, 1997. All of the Old Common Stock beneficially owned by ARP was cancelled on the Plan Effective Date.



    A former director of the Company is an affiliate of Morgens. Pursuant to the Recapitalization, certain affiliates of Morgens received an aggregate of approximately 16.7% (1,482,906 shares) of Old Common Stock outstanding immediately following the Recapitalization in exchange for approximately $12.5 million in principal amount of Old 13 1/2% Notes. As holders of Old Common Stock, certain affiliates of Morgens received 15,568 shares of Common Stock and 8,285 Class B Warrants under the Plan of Reorganization based on the amount of Old Common Stock beneficially owned by Morgens as reflected in the Schedule 13D filed by Morgens on February 13, 1998. All of the Old 13 1/2% Notes and the Old Common Stock beneficially owned by Morgens were cancelled on the Plan Effective Date.



    Pursuant to the Recapitalization, ELICNY received 898,406 shares of the Old Common Stock and $7.8 million ($6.4 million after adjustment for the Company's capital infusion and debt reduction plan (the "Infusion") in December 1993) in principal amount of the Old 10 1/4% Notes. As a result of the commencement of the Chapter 11 case, the Company has paid ELICNY no cash interest on the Old
10 1/4% Notes since the Petition Date. As a holder of Old Common Stock and of Old 10 1/4% Notes, ELICNY received 341,931 shares of Common Stock, 208,138 Class A Warrants and 71,167 Class B Warrants pursuant to the initial distributions under the Plan of Reorganization. ELICNY may receive additional shares of Common Stock, Class A Warrants and Class B Warrants following the resolution of pending claims filed against the Company during its Chapter 11 case. All of the Old
10 1/4% Notes and the Old Common Stock beneficially owned by ELICNY were cancelled on the Plan Effective Date.

    In connection with the Infusion, certain funds and accounts managed or advised by the Fidelity Funds, the holders of those Old 10 1/4% Notes which are not owned by ELICNY, became the holders of more than 5% of the Company's Old Common Stock. Accordingly, the Company has reflected the entire amount of the Old 10 1/4% Notes as related party debt for all periods presented. During Fiscal 1994, the Company paid the Fidelity Funds $6.9 million of cash interest on the Old 10 1/4% Notes. In addition, at October 29, 1994, the Company had accrued $3.6 million of interest on the Old 10 1/4% Notes, which was subsequently issued to the Fidelity Funds in additional securities of the Company as interest paid in kind. As a result of the commencement of the Chapter 11 case, the Company has paid no interest to the Fidelity Funds on the Old 10 1/4% Notes since the Petition Date. As a holder of Old Common Stock and of Old 10 1/4% Notes, the Fidelity Funds received 2,880,683 shares of Common Stock, 1,799,244 Class A Warrants and 577,639 Class B Warrants pursuant to the initial distributions under the Plan of Reorganization. The Fidelity Funds may receive additional shares of Common Stock, Class A Warrants and Class B Warrants following resolution of pending claims filed against the Company during its Chapter 11 case. All of the Old 10 1/4% Notes and the Old Common Stock beneficially owned by the Fidelity Funds were cancelled on the Plan Effective Date.



    As required by the BankBoston Facility and in partial exchange for its administrative claim, pursuant to the Plan of Reorganization, the Surety received (i) 228,639 Class C Warrants exercisable for the purchase of an aggregate of 3,429,588 shares of Common Stock and (ii) 10 shares of Class B Common Stock representing all of the authorized and outstanding Class B Common Stock.



    In connection with the Plan of Reorganization, the Company entered into a Grant of Registration Rights in favor of the Fidelity Funds and the Surety, pursuant to which, subject to certain exceptions, the Company has agreed to keep the Registration Statement of which this Prospectus is a part continuously in effect until no securities registerable under the Grant of Registration Rights are outstanding. The Company is required to pay all expenses (other than underwriting discounts and commissions) in connection with all such registrations. In addition, the agreement provides for certain "piggyback" registration rights. See "Description of Capital Stock--Registration Rights."


    The Company believes that, to the extent applicable, none of the transactions described above were on terms less favorable to the Company than those available from unaffiliated parties offering comparable goods and services.

                            SELLING SECURITY HOLDERS


    The following table sets forth certain information, as of the Plan Effective Date, regarding the Class A Warrants, the Class B Warrants, the Class C Warrants and the shares of Common Stock held by the Selling Security Holders named below (including shares issuable upon exercise of the Warrants), all of which are being offered by this Prospectus. It is anticipated that the Selling Security Holders will offer and sell the shares of Common Stock and/or Warrants offered by them hereby as principals or through one or more brokers, dealers or agents from time to time in one or more transactions. As of the date of this Prospectus, to the knowledge of the Company, none of the Selling Security Holders own any other shares of Common Stock or Warrants of the Company.



    Each Class A Warrant and Class B Warrant is initially exercisable for the purchase of one share of Common Stock at an exercise price per share of $.01. Each Class C Warrant is initially exercisable for the purchase of 14 shares of Common Stock at an exercise price of $1.25 per share and 1 share of Common Stock at an exercise price of $.01 per share.



                                                                                                            NUMBER OF
                                                                                               NUMBER OF    SHARES OF
                                                                                               SHARES OF     CLASS A
                                                        NUMBER OF    NUMBER OF    NUMBER OF     CLASS A    COMMON STOCK
                                                         CLASS A      CLASS B      CLASS C      COMMON     BENEFICIALLY
                                                        WARRANTS     WARRANTS     WARRANTS       STOCK      OWNED UPON
                                                       BENEFICIALLY BENEFICIALLY BENEFICIALLY BENEFICALLY  EXERCISE OF
SELLING HOLDER(1)(2):                                   OWNED(3)     OWNED(3)     OWNED(3)     OWNED(3)    WARRANTS(3)
-----------------------------------------------------  -----------  -----------  -----------  -----------  ------------
Fidelity Capital & Income Fund(4)....................     568,087      182,262                   909,297       750,349
Fidelity Asset Manager(4)............................     398,808      126,745                   635,930       525,553
Fidelity Magellan Fund(4)............................     267,667       85,067                   426,817       352,734
Spartan High Income Fund(4)..........................      93,672       32,910                   155,648       126,582
Fidelity Puritan Fund(4).............................      93,671       30,051                   149,927       123,722
Variable Insurance Products Fund II: Assets Manager
  Portfolio(4).......................................      85,641       27,218                   136,562       112,859
Variable Insurance Products Fund: High Income
  Portfolio(4).......................................      66,927       21,470                   107,122        88,397
Fidelity Advisor High Yield Fund(4)..................      66,927       21,470                   107,122        88,397
General Motors Employees Domestic Group Pension
  Trust(4)...........................................      48,982       15,713                    78,398        64,695
Fidelity Asset Manager: Growth(4)....................      48,179       15,312                    76,826        63,491
Illinois Municipal Retirement Fund Master Trust(4)...      36,375       11,669                    58,220        48,044
Illinois State Board of Investments(4)...............      12,848        4,083                    20,487        16,931
Pensions Reserves Investment Management Board(4).....       5,321        1,707                     8,516         7,028
Fidelity High Yield Bond Collective Trust(4).........       3,464        1,112                     5,545         4,576
Fidelity Global Asset Allocation Fund(4).............       2,675          850                     4,266         3,525
Specialty Investment I LLC...........................                               228,639                  3,429,588
                                                       -----------  -----------  -----------  -----------  ------------
Total................................................   1,799,244      577,639      228,639    2,880,683     5,806,471


------------------------------


(1) The Company executed a Grant of Registration Rights in favor of the Selling Security Holders (see "Description of Capital Stock--Registration Rights") and the Surety is the guarantor of the Company's Term Loan. No other relationships currently exist between the Company, on the one hand, and the Selling Security Holders, on the other hand. For a description of certain relationships that existed between the Company and the Fidelity Funds prior to the Plan Effective Date, see "Certain Transactions."



(2) For a description of the natural persons that beneficially own significant and/or controlling interests in the Selling Security Holders, see "Principal Stockholders."



(3) The numbers of shares of Common Stock and Warrants (and the shares issuable upon the exercise of such Warrants) that are being offered by this Prospectus correspond to the total numbers of such shares of Common Stock and Warrants that were received by the Selling Security Holders pursuant to the initial distributions under the Plan of Reorganization. The Company contemplates effecting one or more subsequent distributions of Common Stock, Class A Warrants and Class B Warrants following the resolution of pending claims filed against the Company during its Chapter II case. The company intends to file a post-effective amendment updating the amount of shares of Common Stock and Warrants covered by this Prospectus after such distributions occur.



(4) These investment companies and private investment accounts are indirectly owned by FMR. See note 4 under "Principal Stockholders."

                              PLAN OF DISTRIBUTION


    It is anticipated that the Selling Security Holders will offer and sell the shares of Common Stock and/ or Warrants offered by them hereby as principals or through one or more brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on any exchange or in the over-the-counter market, or (ii) in transactions otherwise than in the over-the-counter market. The Selling Security Holders may from time to time offer such securities through brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the securities offered hereby for whom they may act as agent (which discounts, concessions or commissions as to particular brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Security Holders and any brokers, dealers or agents that participate in the distribution of securities may be deemed to be an "underwriter" as that term is defined by the Securities Act, and any profit on the sale of securities by them and any discounts, concessions or commission received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. However, the Company and such persons disclaim that any such person is an underwriter of the Common Stock or Warrants. The Company is not aware of any arrangements with any underwriters, brokers, dealers or agents with respect to a sale of the securities offered hereby. At any time a particular offer of Common Stock or Warrants is made, if required, a Prospectus Supplement will be distributed that will set forth the aggregate amount of such securities being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of such securities.


    No director, officer or agent of the Company is expected to be involved in soliciting offers to purchase the securities offered hereby, and no such person will be compensated by the Company for the sale of any of such securities. Certain officers of the Company may assist representatives of the Selling Security Holders in such efforts but will not be compensated therefor.

    The securities offered hereby (other than the Common Stock issuable by the Company upon exercise of the Warrants, which will be sold by the Company at the exercise price of the Warrants) may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Security Holders or by agreement between the Selling Security Holders and underwriters or dealers.

    To comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of the Company is 50,000,000 and consists of 39,999,990 shares of Common Stock, 10 shares of Class B Common Stock and 10 million shares of preferred stock, $.01 par value per share (the "Preferred Stock").


COMMON STOCK

    Each share of Common Stock entitles the holder thereof to one vote on all matters on which holders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no stockholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or to any sinking fund provisions. All of the outstanding shares of Common Stock are, and all shares of Common Stock offered hereby will be, when issued and paid for, fully paid and nonassessable.


    Subject to rights of holders of Preferred Stock, if any, the holders of shares of Common Stock are entitled to dividends when, as and if declared by the Board of Directors from funds legally available therefor and, upon liquidation, to a pro rata share in any distribution to stockholders. The Company does not anticipate declaring or paying any dividends on the Common Stock in the foreseeable future. See "Restrictions on Common Stock Dividends."


CLASS B COMMON STOCK

    Except as set forth in the following paragraphs, the holders of Class B Common Stock shall enjoy the same rights, privileges and preferences and be subject to the same restrictions as the holders of the Common Stock.


    Upon the affirmative vote of not less than 3/4 of the then outstanding shares of the Class B Common Stock, (a) during the continuance of any event described in Section 11(b) of the Loan Agreement (each, an "Event of Default"), including, without limitation, nonpayment of principal and/or interest, covenant defaults, breach of representations and warranties and certain events of bankruptcy, in each case subject to applicable notice and cure periods, and/or
(b) upon acceleration of any of the loans under the Loan Agreement and until such acceleration is rescinded or all amounts due under such accelerated loan are paid in full, the Company shall (i) file a voluntary petition under Chapter 11 of the Bankruptcy Code and (ii) oppose any motion to dismiss the resulting bankruptcy case. Such right of the holders of the Class B Common Stock will terminate upon satisfaction in full of all of the Company's obligations in respect of the Term Loan, whereupon each share of Class B Common Stock will automatically convert into one share of Common Stock. Such right of the holders of the Class B Common Stock shall be coextensive with the right of the Board of Directors at any time to cause such a filing to occur and such right shall not restrict the ability of the Board of Directors to otherwise cause the Company to file a voluntary petition under the Bankruptcy Code or to oppose any motion to dismiss any bankruptcy case. Subject to certain exceptions set forth in the Company's Second Restated Certificate of incorporation, shares of Class B Common Stock are non-transferable.



    As required under the BankBoston Facility, in consideration of the Surety's guaranty of the Term Loan, the Surety was issued, on the Plan Effective Date, 10 shares of Class B Common Stock representing all of the authorized and outstanding Class B Common Stock. See "Description of Certain Indebtedness."


PREFERRED STOCK

    The Second Restated Certificate of Incorporation of the Company provides for the issuance of 10 million shares of Preferred Stock. The Preferred Stock may be issued in one or more classes or series, and the Board of Directors is authorized to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such class or series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company; or (d) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Company at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. Because the Board of Directors has the power to establish the preferences and rights attributable to the Preferred Stock, it may afford the holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. No shares of Preferred Stock are currently outstanding. Although the Company has no present intention to issue shares of Preferred Stock, the issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of the Company. See "Risk Factors-- Antitakeover Effect of Blank Check Preferred Stock."


TRANSFER AGENT

    The transfer agent and registrar for the Common Stock and the Warrants is Norwest Bank, Minnesota, N.A.

REGISTRATION RIGHTS

    In connection with the Plan of Reorganization, the Company executed and delivered the Grant of Registration Rights in favor of certain parties pursuant to which the Company agreed to file the shelf registration statement of which this Prospectus is a part. The Company shall use reasonable best efforts to cause this shelf registration to remain continuously effective for a period ending on the date on which no securities registerable under the Grant of Registration Rights are outstanding. The Company will pay all expenses (other than underwriting fees, discounts or commissions) in connection with all such registrations. The Grant of Registration Rights also provides for certain piggyback registration rights. In the event such Registration Statement is not effective within 45 days after the Plan Effective Date, or a stop order is imposed prior to the effectiveness of the Registration Statement, or, except as permitted by Section 5 of the Grant of Registration Rights, the effectiveness thereof is suspended, or, in the case of a suspension permitted by such Section 5, such suspension exceeds the length of time permitted by such section, the Company will be required to pay liquidated damages to the Selling Security Holders. Such liquidated damages shall begin to accrue as set forth below and, in each case, shall be in an amount equal to: (i) $.10 per 500 shares of Common Stock (or, in the case of Warrants, per 500 shares issuable upon exercise of such Warrants) per week for the first ninety (90) days; (ii) $.20 per 500 shares of Common Stock (or, in the case of Warrants, per 500 shares issuable upon exercise of such Warrants) per week for the next ninety (90) days; and (iii) $.30 per 500 shares of Common Stock (or, in the case of Warrants, per 500 shares issuable upon exercise of such Warrants) per week thereafter. The liquidated damages shall begin to accrue on the date the Registration Statement is required to become effective, on the date such stop order is imposed, in the case of suspensions other than those permitted by Section 5 of the Grant of Registration Rights, on the date of such suspension and, in the case of suspensions permitted by such Section 5, on the date on which such suspension failed to comply with such section, as applicable.

CLASS A WARRANTS AND CLASS B WARRANTS


    Class A Warrants to purchase an aggregate of 2,203,320 shares of Common Stock and Class B Warrants to purchase an aggregate of 800,237 shares of Common Stock have been or will be issued by the Company in accordance with the Plan of Reorganization pursuant to a Warrant Agreement (the "Class A/ B Warrant Agreement") entered into between the Company and the Warrant Agent named therein. The Class A Warrants are exercisable, in whole or in part, on the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million and, if not previously exercised, expire on the tenth anniversary of the Plan Effective Date. The Class B Warrants are exercisable, in whole or in part, on the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million and, if not previously exercised, expire on the tenth anniversary of the Plan Effective Date. The current exercise price for the Class A Warrants and the Class B Warrants is $.01 per share.



    The number and type of securities issuable upon exercise of the Class A Warrants and the Class B Warrants and the exercise price payable upon exercise thereof are subject to customary anti-dilution protection in the event of (a) stock dividends, subdivisions, combinations, and reclassifications affecting the Common Stock, (b) issuances of rights, options, or warrants to all holders of Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into Common Stock) less than the fair market value per share of Common Stock, (c) distributions to all holders of Common Stock of evidences of indebtedness or assets, including capital stock other than Common Stock, or subscription rights, options or warrants (other than cash dividends or cash distributions payable out of consolidated earnings or earned or capital surplus or dividends payable in Common Stock); and (d) subject to certain exceptions, issuances to any Affiliate (as defined in the Class A/B Warrant Agreement), officer, director or employee of the Company of Common Stock or rights, options or warrants to purchase Common Stock (or securities convertible into Common Stock) at a price per share of Common Stock (or having a conversion price per share of Common Stock, if a security convertible into Common Stock) less than the Closing Price (as defined in the Class A/B Warrant Agreement) per share of Common Stock on the date of issuance.


    In addition to the foregoing provisions, if the Company at any time consolidates with or merges with or into another corporation or the property of the Company is sold substantially as an entirety, the holder of any outstanding Class A Warrant or Class B Warrant would be entitled to receive, upon the exercise thereof in accordance with its terms, the securities, property, or cash to which the holder of the number of shares of Common Stock deliverable upon the exercise of such Class A Warrant or Class B Warrant immediately prior to such transaction would have been entitled upon such transaction.

CLASS C WARRANTS


    254,043 Class C Warrants to purchase an aggregate of 3,810,653 shares of Common Stock have been or will be issued by the Company in accordance with the Plan of Reorganization pursuant to one or more Warrant Agreements (collectively, the "Class C Warrant Agreements") entered into between the Company and the initial holders of the Class C Warrants, and have been or will be distributed as follows: (i) 228,639 Class C Warrants to purchase an aggregate of 3,429,588 shares of Common Stock were distributed to the Surety as required under the BankBoston Facility and in consideration of the Surety's guaranty of the Term Loan and in partial exchange for the Surety's administrative claim against the Company's Chapter 11 estate; and (ii) 25,404 Class C Warrants to purchase an aggregate of 381,065 shares of Common Stock have been or will be distributed to the holders of New Employee Stock Options. The Class C Warrants are exercisable, in whole or in part, as follows: (a) at any time after the date of issuance thereof and until the fourth anniversary of the Plan Effective Date, the Class C Warrants are exercisable for an aggregate of 3,556,610 shares of Common Stock at an exercise price of $1.25 per share; and (b) at any time after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million and until the tenth anniversary of the Plan Effective Date, the Class C Warrants are exercisable for an aggregate of 254,043 additional shares of Common Stock at an exercise price of $.01 per share; provided that the portion of each Class C Warrant otherwise exercisable after the first date on which the Aggregate Equity Trading Value equals or exceeds $25 million shall not be exercisable by any holder thereof unless such holder has exercised in full such holder's portion of such Class C Warrant that is immediately exercisable upon the issuance thereof.


    The number and type of securities issuable upon exercise of the Class C Warrants are subject to customary antidilution protection in the event of (a) stock dividends, subdivisions and combinations; (b) subject to certain exceptions, issuances to any person of Additional Stock (as defined) which is common Stock (or Convertible Securities (as defined) convertible into common Stock) at a price per share of such Stock (or having a conversion price per share of such Stock, if a security convertible into such Stock) which is less than (i) with respect to any such issuance incident to the consolidation or merger of the Company with, or the sale, lease or transfer of all or substantially all the Company's assets to, the Merger Party (as defined in the Class C Warrant Agreements) (or in connection with a financing related to any such transaction), the Fair Market Value of a share of common Stock, and (ii) with respect to any other such issuance, (A) on or prior to the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million, the greater of the exercise price and the Fair Market Value per share of common Stock and (B) after the first date on which the Aggregate Equity Trading Value equals or exceeds $20 million, the Fair Market Value per share of common Stock; and (c) subject to certain exceptions, issuances to any person of Additional Stock which is not subject to adjustments required under (b) above at a price per share of such stock which is less than Fair Market Value per share of such capital stock. If the Company consummates a consolidation or merger with, or the sale, lease or transfer of all or substantially all its assets to, the Merger Party within one year of the Plan Effective Date, the exercise price for each share of Common Stock purchasable upon exercise of the Class C Warrants shall be increased by 25% and the expiration date for such warrant shall be extended by one year.

    In addition to the foregoing provisions, if the Company at any time consolidates with or merges with or into another corporation (whether or not such corporation is the Merger Party) or the property of the Company is sold substantially as an entirety, the holder of any outstanding Class C Warrant would be entitled to receive, upon the exercise thereof in accordance with its terms, the securities, property, or cash to which the holder of the number of shares of Common Stock deliverable upon the exercise of such Class C Warrant immediately prior to such transaction would have been entitled upon such transaction.

GORDIAN WARRANTS


    As part of the compensation to Gordian for investment banking services rendered to the Company during the Company's Chapter 11 case, Gordian will be issued, on the 120th calendar day following the Plan Effective Date, the Gordian Warrants to purchase an aggregate amount of shares of Common Stock equal to 200,000 divided by the Normalized Share Price (as defined below). The Gordian Warrants are immediately exercisable upon issuance thereof and, if not previously exercised, expire 5 years from their issuance date. The exercise price for the Gordian Warrants is the Normalized Share Price per share. The "Normalized Share Price" is equal to the average of the "Closing Prices" of the Common Stock for the 45 trading days commencing on the 45th calendar day next following the Plan Effective Date. For purposes of determining the Normalized Share Price, the Closing Price means (i) the closing sales price per share on the national securities exchange on which the Common Stock is principally traded, or (ii) if the shares are then traded in an over-the-counter market, the average of the closing bid and asked prices on such market, or (iii) if the shares are not then traded on a national securities exchange or in an over-the-counter market, then such value as the Board of Directors of the Company shall in good faith reasonably determine. If Gordian disagrees with such determination, then an investment banking firm shall be mutually agreed upon, engaged and compensated by the Company for a definitive determination of the Normalized Share Price.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS


    The Company has entered into the Loan Agreement, pursuant to which BankBoston is providing Lamonts with up to a $42 million Revolver and Term Loan on the terms and conditions set forth in the Loan Agreement. The BankBoston Facility consists of: (i) a revolving line of credit with a maximum borrowing capacity of $32 million; and (ii) a term loan in the amount of $10 million. The Term Loan has been guarantied by the Surety. Pursuant to, and on the terms and conditions set forth in the Loan Agreement, BankBoston is obligated to make loans and advances to Lamonts on a revolving basis, and to issue letters of credit to or for the account of Lamonts (with a sublimit for letters of credit of $3 million) in an aggregate outstanding amount (net of repayments) not to exceed the lesser of $32 million and a borrowing base approximately equal to 65% (subject to adjustment and reserve) of the book value of the Company's first quality finished goods inventory held for sale. The Term Loan was fully disbursed during the Chapter 11 case and no further amounts may be borrowed thereunder.



    The Revolver will mature two years after the Plan Effective Date or, if earlier, upon maturity (including, as a result of acceleration, mandatory prepayment or otherwise) of the Term Loan. The Term Loan will mature December 26, 1999, or, if earlier, upon maturity (including, as a result of acceleration, mandatory prepayment or otherwise) of the Revolver. Lamonts will have the option to extend the maturity date of the Term Loan for two additional one-year periods (subject to earlier maturity upon maturity of the Revolver), on the terms and conditions set forth in the Loan Agreement and upon payment of a fee equal to approximately 5% of the outstanding amount of the Term Loan on the relevant extension date. There are no extension options in respect of the Revolver.



    Lamonts is required to make principal payments on the Term Loan of $25,000 per month commencing on October 31, 1998. A substantial portion of the principal amount of the Term Loan is scheduled to be outstanding on the maturity date of the Term Loan. See "Risk Factors--High Leverage."



    Lamonts' borrowings under both the Revolver and the Term Loan bear interest at a floating rate of 1.50% above the Base Rate or, at Lamonts' option, at 2.75% above the Eurodollar Rate. The rates are subject to adjustment on June 1, 1998, and annually thereafter, based upon Lamonts' financial results in accordance with the criteria set forth in the Loan Agreement. See "Risk Factors--High Leverage." The default rate of interest under the Revolver is 3% above the Base Rate. The default rate of interest under the Term Loan prior to maturity is 7% above the non-default rate otherwise applicable, and after maturity is 7% above the non-default rate applicable to loans measured by the Base Rate.



    A facility fee in respect of the Revolver in the amount of $336,000 was paid on the Plan Effective Date and an additional fee in the amount of $224,000 is payable on December 31, 1998. A letter of credit fee of 1.75% per annum will be charged quarterly in arrears based on the average daily maximum aggregate amount available to be drawn by beneficiaries under all outstanding letters of credit. A commitment fee in the amount of 0.5% per annum will be payable monthly in arrears based on the average daily unused amount of the maximum Revolver facility. Both the letter of credit fee and the commitment fee are subject to adjustment on June 1, 1998, and annually thereafter, based upon Lamonts' financial results in accordance with the criteria set forth in the Loan Agreement. In addition to the closing fee in the amount of $500,000 that Lamonts paid at the closing of the Term Loan on September 26, 1997, an additional closing fee in respect of the Term Loan, calculated at the rate of 5% per annum applied to the average daily principal balance of the Term Loan outstanding after September 26, 1998, is payable at the times and in the manner set forth in the Loan Agreement. If the options to extend the maturity date of the Term Loan are exercised, extension fees calculated at the rate of 5% per annum applied to the average daily principal balance of the Term Loan outstanding during the applicable extension period will be payable at the times and in the manner set forth in the Loan Agreement.


    Advances by BankBoston under the BankBoston Facility are secured by all real and personal property, rights, and assets of Lamonts, including, without limitation, real estate leasehold interests, but excluding any proceeds of bankruptcy causes of action under sections 544 through 550 of the Bankruptcy Code and proceeds from a special account established for unpaid professional fees. See "Risk Factors--Assets of the Company Secure BankBoston Facility."



    The BankBoston Facility required that, as of the Plan Effective Date, in partial exchange for the BankBoston administrative claim against the Company's Chapter 11 estate and in consideration for the guaranty of the Term Loan by Specialty Investment I LLC, the Surety, the Surety received (i) 228,639 Class C Warrants exercisable for the purchase of an aggregate of 3,429,588 shares of Common Stock, and (ii) 10 shares of Class B Common Stock, representing all of the authorized and outstanding Class B Common Stock. See "Description of Capital Stock--Class B Common Stock" for a description of the special voting rights of the Class B Common Stock.



    The Loan Agreement contains, among others things, certain covenants restricting (a) the incurrence of indebtedness, other than (i) indebtedness under the BankBoston Facility, (ii) current liabilities not incurred through the borrowing of money, (iii) indebtedness in respect of taxes or other governmental charges not yet due and payable or being contested in good faith by appropriate proceeding, (iv) scheduled indebtedness not contemplated as being discharged by the Plan of Reorganization, (v) certain purchase money indebtedness limited to 50% of permitted capital expenditures, and (vi) unsecured indebtedness in respect of the limited recourse arrangements under the Alliance Agreement, limited to 50% of the amount of cardholders' bad debts; (b) the creation of liens, other than (i) liens securing the obligations under the BankBoston Facility, (ii) scheduled liens not contemplated as being discharged by the Plan of Reorganization, (iii) liens securing taxes or other governmental charges not yet due, (iv) deposits or pledges made in connection with social security obligations, (v) mechanics and similar liens less than 120 days old in respect of obligations not yet due, (vi) immaterial easements and similar encumbrances,
(vii) statutory or common law landlord's liens, and (viii) purchase money security interests to the extent the indebtedness is permitted under the Loan Agreement; (c) the payment of dividends, other than (i) dividends payable solely in shares of Common Stock, (ii) distributions by a wholly-owned subsidiary of the Company to the Company and, (iii) dividends and/or distributions contemplated by the Plan of Reorganization; (d) mergers, consolidations or dispositions of assets, other than (i) sales of inventory in the ordinary course, (ii) dispositions of leasehold improvements in connection with permitted store closures, and (iii) dispositions of obsolete fixtures and equipment not to exceed $100,000 in any 12 month period; (e) guarantees with respect to indebtedness of other persons, other than the guarantee of lease payments in respect of the Company's distribution center in Kent, Washington; and (f) capital expenditures, other than capital expenditures of $2,500,000, $6,500,000, $5,500,000 and $1,000,000 for the Company's 1997 fiscal year, 1998 fiscal year, 1999 fiscal year and the period from February 6, 2000 to February 27, 2000, respectively. In addition to the foregoing, the Company is required to maintain certain inventory levels within a range of minimum and maximum book values and a debt service coverage ratio, in each case measured on a quarterly basis as set forth in the Loan Agreement. The Company is currently in compliance with all such covenants.



    Any necessary waivers of or amendments to such covenants require, with certain exceptions specified in the BankBoston Facility, the concurrence of both BankBoston and the Surety. The Loan Agreement contains customary Events of Default for credit facilities of its type. The Surety has the right, under specified circumstances after a default, to direct BankBoston to declare Lamonts' obligations under the BankBoston Facility immediately due and payable and to cause the exercise of certain of BankBoston's rights and remedies under the Loan Agreement.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain Federal income tax considerations for original purchasers of the Warrants and is for general information purposes only. This summary is based on the Federal income tax law now in effect, which is subject to change, possibly retroactively. This summary does not discuss all aspects of Federal income taxation which may be important to particular holders of the Warrants in light of their individual investment circumstances, including holders subject to special tax rules (E.G., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and foreign taxpayers). In addition, this summary does not address state, local or foreign tax consequences. This summary assumes that holders will hold their Warrants and the Common Stock received upon the exercise of such Warrants, as "capital assets" (generally, property held for investment) under the Code. Purchasers of the Warrants are urged to consult their tax advisors regarding the specific Federal, state, local, and foreign income and other tax consequences of purchasing, exercising, and disposing of the Warrants.

    CHARACTERIZATION OF THE WARRANTS. The Federal income tax consequences of the purchase, exercise and disposition of the Warrants will depend, to some extent, on whether or not they are viewed, for Federal income tax purposes, as equivalent to common stock. There is no authority directly dealing with this issue. Because of the nominal exercise price for the Class A Warrants and the Class B Warrants, the Company believes that such Warrants should be treated as issued and outstanding shares of Common Stock for Federal income tax purposes.

    EXERCISE. Whether or not the Warrants are treated as stock for Federal income tax purposes, upon the exercise of a Warrant, a holder will not recognize gain or loss and will have a tax basis in the Common Stock received equal to the tax basis in such holder's Warrant plus the exercise price thereof. A holder of a Class C Warrant should consult his tax advisor regarding whether his tax basis in such Warrant should be apportioned between the Initial Shares and the Adjustment Shares upon the exercise of the Warrant for the Initial Shares or, alternatively, upon the exercise of the Warrant for the Adjustment Shares. The holding period for the Common Stock acquired pursuant to the exercise of a Warrant will begin on the day following the date of exercise and will not include the period that the holder held his Warrant.

    DISPOSITION. Whether or not the Warrants are treated as stock for Federal income tax purposes, upon a sale, exchange, or other disposition of a Warrant, a holder will recognize a capital gain or loss in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the Warrant. Under recently-enacted legislation, net capital gain (generally, capital gain in excess of capital loss) recognized by an individual holder upon the disposition of Warrants that have been held for more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual holder upon the disposition of Warrants that have been held for more than 12 months but for not more than 18 months will continue to be subject to tax at a rate not to exceed 28%, and net capital gain recognized upon the disposition of Warrants that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate holder will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

    LAPSE OF WARRANTS. Whether or not the Warrants are treated as stock for Federal income tax purposes, in the event that a Warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the Warrant. Such loss will be long-term if the holding period of the Warrant is more than 18 months.

    ADJUSTMENT TO EXERCISE PRICE. If at any time the Company makes a distribution of property to shareholders that would be taxable to such shareholders as a dividend for Federal income tax purposes and, in accordance with the antidilution provisions of the Warrants, the exercise price is decreased, the amount of such decrease may be deemed to be the payment of a taxable dividend to holders of the Warrants. For example, a decrease in the exercise price in the event of distributions of cash or indebtedness of the Company will generally result in deemed dividend treatment to holders, but generally a decrease in the event of stock dividends or the distribution of rights to subscribe for shares of Common Stock will not.

                                    EXPERTS


    The consolidated balance sheets as of February 1, 1997, February 3, 1996 and January 28, 1995 and the consolidated statements of operations, changes in stockholders deficit and cash flows for the 52 weeks ended February 1, 1997, 53 weeks ended February 3, 1996, quarter ended January 28, 1995 and the 52 weeks ended October 29, 1994 included in this Prospectus have been included herein in reliance on the report, which includes an explanatory paragraph that describes an uncertainty regarding Lamonts Apparel, Inc.'s ability to continue as a going concern and recover the carrying amounts of its assets, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                                 LEGAL MATTERS

    The validity of the securities offered hereby has been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angels, California.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
FISCAL YEAR FINANCIAL STATEMENTS

Report of Independent Accountants..........................................................................     F-1

Consolidated Balance Sheets--February 1, 1997, February 3, 1996 and January 28, 1995.......................     F-2

Consolidated Statements of Operations for the 52 weeks ended February 1, 1997, 53 weeks ended February 3,
  1996, Quarter ended January 28, 1995 and 52 weeks ended October 29, 1994.................................     F-3

Consolidated Statements of Changes in Stockholders' Equity (Deficit) for the 52 weeks ended February 1,
  1997, 53 weeks ended February 3, 1996, Quarter ended January 28, 1995 and 52 Weeks Ended October 29,
  1994.....................................................................................................     F-4

Consolidated Statements of Cash Flows for the 52 weeks ended February 1, 1997, 53 weeks ended February 3,
  1996, Quarter ended January 28, 1995 and the 52 weeks ended October 29, 1994.............................     F-5

Notes to Consolidated Financial Statements.................................................................     F-7

INTERIM CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Consolidated Balance Sheets--November 1, 1997 and November 2, 1996.........................................    F-28

Consolidated Statements of Operations and Accumulated Deficit for the quarter ended November 1, 1997 and
  November 2, 1996.........................................................................................    F-29

Consolidated Statements of Operations and Accumulated Deficit for the nine months ended November 1, 1997
  and November 2, 1996.....................................................................................    F-30

Consolidated Statements of Cash Flows for the nine months ended November 1, 1997 and November 2, 1996......    F-31

Notes to the Consolidated Financial Statements.............................................................    F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors

Lamonts Apparel, Inc.

    We have audited the accompanying consolidated balance sheets of Lamonts Apparel, Inc. (Debtor-in-Possession) as of February 1, 1997, February 3, 1996, and January 28, 1995 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the 52 weeks ended February 1, 1997, 53 weeks ended February 3, 1996, Quarter ended January 28, 1995 and the 52 weeks ended October 29, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lamonts Apparel, Inc. (Debtor-in-Possession) as of February 1, 1997, February 3, 1996, and January 28, 1995 and the results of its operations and its cash flows for the 52 weeks ended February 1, 1997, 53 weeks ended February 3, 1996, Quarter ended January 28, 1995 and the 52 weeks ended October 29, 1994, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations. As discussed in Note 1 of the notes to the consolidated financial statements, on January 6, 1995, the Company filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code. Further, as more fully described in Note 1, claims substantially in excess of amounts reflected as liabilities in the consolidated financial statements have been asserted against the Company as a result of the reorganization proceedings. The validity of these claims, as well as the amount and manner of payment of all valid claims, will ultimately be determined by the Bankruptcy Court. As a result of the reorganization proceedings, the Company may sell or otherwise realize assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, the confirmation of a Plan or Reorganization could materially change the amounts currently recorded in the consolidated financial statements. These matters raise substantial doubt about the Company's ability to continue as a going concern and recover the carrying amounts of its assets. Management's plans in regard to these matters are also discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

COOPERS & LYBRAND L.L.P.

/s/ Coopers & Lybrand L.L.P.

Seattle, Washington

March 28, 1997

                             LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)
                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                             FEBRUARY 1,  FEBRUARY 3,  JANUARY 29,
                                                                                1997         1996         1995
                                                                             -----------  -----------  -----------
Current Assets:
  Cash.....................................................................   $   2,066    $   1,581    $   7,972
  Receivables, net.........................................................       1,595        2,458        3,050
  Inventories..............................................................      37,559       30,401       28,399
  Prepaid expenses and other...............................................       1,528        2,076        5,517
  Restricted cash and deposits.............................................         714        1,058          532
                                                                             -----------  -----------  -----------
      Total current assets.................................................      43,462       37,574       45,470
Property and equipment.....................................................      30,653       42,083       51,924
Leasehold interests........................................................       3,477        4,570        5,058
Excess of cost over net assets acquired....................................      11,591       13,278       13,639
Deferred financing costs...................................................       1,989        2,713        3,436
Restricted cash and deposits...............................................       1,142        1,278          256
Other assets...............................................................         958          865          486
                                                                             -----------  -----------  -----------
      Total assets.........................................................   $  93,272    $ 102,361    $ 120,269
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------
Liabilities not subject to settlement under reorganization proceedings:
  Current Liabilities:
    Borrowings under DIP Facility..........................................   $  23,141    $  20,334    $  --
    Borrowings under working capital facility..............................      --           --           15,838
    Accounts payable.......................................................      13,578        8,417        1,754
    Accrued payroll and related costs......................................       2,285        2,396        2,913
    Accrued taxes..........................................................         812          821          455
    Accrued interest.......................................................         616          207          336
    Accrued store closure costs............................................       1,050        3,254        2,951
    Other accrued expenses.................................................       5,325        4,393        5,198
    Current maturities of obligations under capital leases.................          12       --           --
                                                                             -----------  -----------  -----------
      Total current liabilities............................................      46,819       39,822       29,445
  Obligations under capital leases.........................................       2,846       --           --
  Other....................................................................         302          250       --
                                                                             -----------  -----------  -----------
      Total liabilities not subject to settlement under reorganization
        proceedings........................................................      49,967       40,072       29,445
                                                                             -----------  -----------  -----------
Liabilities subject to settlement under reorganization proceedings:
    Related party..........................................................      67,600       67,576       67,576
    Other..................................................................      35,258       37,269       40,757
                                                                             -----------  -----------  -----------
                                                                                102,858      104,845      108,333
                                                                             -----------  -----------  -----------
Commitments and contingencies
Stockholders' deficit:
  Common stock, $.01 par value; 40,000,000 shares authorized; 17,900,053,
    17,899,549, and 17,887,775 shares issued and outstanding,
    respectively...........................................................         179          179          179
  Additional paid-in-capital...............................................      62,972       62,921       62,843
  Minimum pension liability adjustment.....................................      --             (250)      --
  Accumulated deficit......................................................    (122,704)    (105,406)     (80,531)
                                                                             -----------  -----------  -----------
    Total stockholders' deficit............................................     (59,553)     (42,556)     (17,509)
                                                                             -----------  -----------  -----------
      Total liabilities and stockholders' deficit..........................   $  93,272    $ 102,361    $ 120,269
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

   The accompanying notes are an integral part of the consolidated financial statements.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   52 WEEKS         53 WEEKS          QUARTER         52 WEEKS
                                                     ENDED            ENDED            ENDED            ENDED
                                                  FEBRUARY 1,      FEBRUARY 3,      JANUARY 28,      OCTOBER 29,
                                                     1997             1996             1995             1994
                                                ---------------  ---------------  ---------------  ---------------
Revenues......................................    $   203,602      $   199,548      $    71,014      $   237,922
Cost of merchandise sold......................        130,480          131,677           60,587          163,697
                                                ---------------  ---------------  ---------------  ---------------
  Gross profit................................         73,122           67,871           10,427           74,225
                                                ---------------  ---------------  ---------------  ---------------
Operating and administrative expenses.........         67,173           71,372           22,400           88,520
Depreciation and amortization.................          7,999            9,232            2,666           11,441
Impairment of long-lived assets...............          4,170          --               --               --
Store closure costs...........................        --               --               --                 7,200
                                                ---------------  ---------------  ---------------  ---------------
  Operating costs.............................         79,342           80,604           25,066          107,161
                                                ---------------  ---------------  ---------------  ---------------
Loss from operations before other income
  (expense), reorganization expenses and
  income tax benefit..........................         (6,220)         (12,733)         (14,639)         (32,936)

Other income (expense):
  Interest expense:
    Cash (contractual interest of $13.7
      million, $13.8 million and $3.6 million
      during 1996, 1995 and January Quarter,
      respectively)...........................         (5,053)          (5,098)          (1,356)          (8,130)
    Non-cash..................................        --               --                (1,670)          (3,490)
  Other income (expense)......................             12              196               29             (369)
                                                ---------------  ---------------  ---------------  ---------------
Loss from operations before reorganization
  expenses and income tax benefit.............        (11,261)         (17,635)         (17,636)         (44,925)
Reorganization expenses.......................          6,037            7,240            7,499          --
                                                ---------------  ---------------  ---------------  ---------------
Loss before income tax benefit................        (17,298)         (24,875)         (25,135)         (44,925)
Income tax benefit............................        --               --               --                  (400)
                                                ---------------  ---------------  ---------------  ---------------
Net loss......................................    $   (17,298)     $   (24,875)     $   (25,135)     $   (44,525)
                                                ---------------  ---------------  ---------------  ---------------
                                                ---------------  ---------------  ---------------  ---------------
Net loss per common share.....................    $     (0.97)     $     (1.39)     $     (1.41)     $     (3.05)
                                                ---------------  ---------------  ---------------  ---------------
                                                ---------------  ---------------  ---------------  ---------------

   The accompanying notes are an integral part of the consolidated financial statements.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                             ADDITIONAL    MINIMUM PENSION
                                                    PREFERRED     COMMON       PAID-IN        LIABILITY      ACCUMULATED
                                                      STOCK        STOCK       CAPITAL       ADJUSTMENT        DEFICIT
                                                   -----------  -----------  -----------  -----------------  ------------
Balance, October 30, 1993........................   $  --        $      89    $  46,990       $  --           $  (10,871)
  Net loss for the 52 weeks ended October 29,
    1994.........................................      --           --           --              --              (44,525)
  Issuance of Series A Preferred stock pursuant
    to the Infusion, net of issuance cost........          45       --           12,990          --               --
  Conversion of Series A Preferred Stock into
    Common Stock.................................         (45)          89          (44)         --               --
  Options exercised..............................      --                1       --              --               --
  Issuance of warrants...........................      --           --            2,205          --               --
  Compensation expense related to stock option
    plan.........................................      --           --              636          --               --
                                                        -----        -----   -----------          -----      ------------
Balance, October 29, 1994........................      --              179       62,777          --              (55,396)
  Net loss for the quarter ended January 28,
    1995.........................................      --           --           --              --              (25,135)
  Compensation expense related to stock option
    plan.........................................      --           --               66          --               --
                                                        -----        -----   -----------          -----      ------------
Balance, January 28, 1995........................      --              179       62,843          --              (80,531)
  Net loss for the 53 weeks ended February 3,
    1996.........................................      --           --           --              --              (24,875)
  Compensation expense related to stock option
    plan.........................................      --           --               78          --               --
  Minimum pension liability adjustment...........      --           --           --                (250)          --
                                                        -----        -----   -----------          -----      ------------
Balance, February 3, 1996........................      --              179       62,921            (250)        (105,406)
  Net loss for the 52 weeks ended February 1,
    1997.........................................      --           --           --              --              (17,298)
  Compensation expense related to stock option
    plan.........................................      --           --               51          --               --
  Minimum pension liability adjustment...........      --           --           --                 250           --
                                                        -----        -----   -----------          -----      ------------
Balance, February 1, 1997........................   $  --        $     179    $  62,972       $  --           $ (122,704)
                                                        -----        -----   -----------          -----      ------------
                                                        -----        -----   -----------          -----      ------------

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                     52 WEEKS ENDED   53 WEEKS ENDED   QUARTER ENDED  52 WEEKS ENDED
                                                       FEBRUARY 1,      FEBRUARY 3,     JANUARY 28,     OCTOBER 29,
                                                          1997             1996            1995            1994
                                                     ---------------  ---------------  -------------  ---------------
Cash flows from operating activities:
  Net loss.........................................     $ (17,298)       $ (24,875)      $ (25,135)      $ (44,525)
Adjustments to reconcile net loss to net cash
  provided (used) by operating activities before
  reorganization items:
  Depreciation and amortization....................         7,999            9,232           2,666          11,441
  Impairment of long-lived assets..................         4,170           --              --              --
  Store closure costs charged to operations........        --               --              --               6,129
  Non-cash interest, including interest
    paid-in-kind and amortization of debt
    discount.......................................        --               --               1,670           3,490
  Income taxes.....................................        --               --              --                (400)
  Stock option expense.............................            51               78              66             636
  Net realizable value adjustment to inventory.....        --                  500          --              10,000
  Decrease (increase) in long term restricted cash
    and deposits...................................           137           (1,022)         --              --
  Other............................................          (562)          (1,425)           (950)            473
  Net change in current assets and liabilities.....        (2,621)           4,895          31,186           7,342
  Reorganization expenses..........................         6,037            7,240           7,499          --
                                                     ---------------  ---------------  -------------  ---------------
    Net cash provided (used) by operating
      activities before reorganization expenses....        (2,087)          (5,377)         17,002          (5,414)
Operating cash flows used by reorganization
  expenses:
  Payment for professional fees or other expenses
    related to the Chapter 11 proceedings..........        (3,241)          (2,475)         (1,872)         --
                                                     ---------------  ---------------  -------------  ---------------
    Net cash provided (used) by operating
      activities...................................        (5,328)          (7,852)         15,130          (5,414)
                                                     ---------------  ---------------  -------------  ---------------
Cash flows from investing activities:
  Capital expenditures.............................          (699)          (1,343)           (694)         (3,889)
  Proceeds from sale of assets.....................         4,459           --              --              --
  Other............................................            90             (448)             (3)            228
                                                     ---------------  ---------------  -------------  ---------------
    Net cash provided (used) by investing
      activities...................................         3,850           (1,791)           (697)         (3,661)
                                                     ---------------  ---------------  -------------  ---------------
Cash flows from financing activities:
  Pre-petition borrowings under working capital
    facility.......................................        --               --              26,667         194,768
  Pre-petition payments under working capital
    facility.......................................        --               --             (35,422)       (183,875)
  Post-petition borrowings under working capital
    facility.......................................       255,174          244,178          --              --
  Post-petition payments under working capital
    facility.......................................      (252,367)        (239,682)         --              --
  Principal payments on obligations under capital
    leases.........................................          (778)          (1,183)           (373)         (1,484)
  Payments of financing costs......................        --               --              --                (805)
  Proceeds from sale of preferred stock............        --               --              --              13,399
  Payment of long term debt........................        --               --              --             (13,000)
  Other............................................           (66)             (61)            (27)           (159)
                                                     ---------------  ---------------  -------------  ---------------
    Net cash provided (used) by financing
      activities...................................         1,963            3,252          (9,155)          8,844
                                                     ---------------  ---------------  -------------  ---------------
Net increase (decrease) in cash....................           485           (6,391)          5,278            (231)
Cash, beginning of period..........................         1,581            7,972           2,694           2,925
                                                     ---------------  ---------------  -------------  ---------------
Cash, end of period................................     $   2,066        $   1,581       $   7,972       $   2,694
                                                     ---------------  ---------------  -------------  ---------------
                                                     ---------------  ---------------  -------------  ---------------

   The accompanying notes are an integral part of the consolidated financial statements.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                     52 WEEKS ENDED   53 WEEKS ENDED   QUARTER ENDED  52 WEEKS ENDED
                                                       FEBRUARY 1,      FEBRUARY 3,     JANUARY 28,     OCTOBER 29,
                                                          1997             1996            1995            1994
                                                     ---------------  ---------------  -------------  ---------------
Reconciliation of net change in current assets and
  liabilities:
  (Increase) decrease in accounts receivable.......     $     818        $     692       ($  1,056)      $   1,144
  (Increase) decrease in inventory (excluding
    adjustment for net realizable value)...........        (9,388)          (2,692)         32,400           9,895
  (Increase) decrease in prepaid expenses..........          (111)           2,018             992            (907)
  Increase (decrease) in accounts payable..........         5,161            6,663          (3,245)         (1,012)
  Increase (decrease) in accrued interest..........           409             (103)           (666)         (3,982)
  Increase (decrease) in other accrued expenses....           490           (1,683)          2,761           2,149
  Decrease in other working capital................        --               --              --                  55
                                                     ---------------  ---------------  -------------  ---------------
                                                        ($  2,621)       $   4,895       $  31,186       $   7,342
                                                     ---------------  ---------------  -------------  ---------------
                                                     ---------------  ---------------  -------------  ---------------
Supplemental Cash Flow Information:
  Cash interest payments made......................     $   4,783        $   5,201       $   1,401       $  12,178
  Non-cash transactions:
    Capital lease relating to sale - leaseback of
      Alderwood store..............................         2,835           --              --              --
    Issuance of debt in payment of interest........        --               --              --               4,026
    Issuance of warrants...........................        --               --              --               2,205
    Conversion of Series A Preferred Stock into
      Common Stock.................................        --               --              --                  89

   The accompanying notes are an integral part of the consolidated financial statements.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                FEBRUARY 1, 1997

NOTE 1--CHAPTER 11 PROCEEDINGS AND BASIS OF PRESENTATION

    On January 6, 1995 (the "Petition Date"), Lamonts Apparel, Inc. (the "Company" or "Lamonts") filed a voluntary petition for relief under Chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Court") for the Western District of Washington at Seattle. In Chapter 11, the Company has continued to manage its affairs and operate its business as a debtor-in-possession. As a debtor-in-possession in Chapter 11, the Company may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Court. The Company and representatives of the committees that represent Lamonts' unsecured trade creditors, bondholders and equityholders (the "Committees") have reached an understanding regarding the material economic terms of a proposed consensual plan of reorganization designed to enable the Company to emerge from Chapter 11. On August 23, 1996, that plan was filed with the Court, along with the proposed disclosure statement relating to the plan. On October 23, 1996, an amended plan of reorganization ("the Plan") and an amended disclosure statement (the "Disclosure Statement") were filed with the Court. The Disclosure Statement was approved by the Court on October 24, 1996, and the Plan and Disclosure Statement were transmitted to all impaired creditors and equity security holders along with ballots for the purpose of soliciting acceptances of the Plan. A hearing to consider confirmation of the Plan (the "Confirmation Hearing") commenced on January 6, 1997, and the Court determined that the requisite majorities of each class of the Company's impaired creditors and equity security holders voted in favor of acceptance of the Plan and that all requirements for confirmation of the Plan had been satisfied, except as requested by Lamonts and the Committees, the Confirmation Hearing was continued to April 14, 1997, to consider certain "Deferred Confirmation Requirements". At the request of Lamonts and the Committees, the Court has again deferred final confirmation of the Plan in order to afford Lamonts additional time in which to investigate recapitalization opportunities.

    The Plan provides that the Company's current equity holders will be substantially diluted. The confirmation and effectiveness of the Plan, the implementation of the Company's proposed business plan and the Company's proposed equity distribution are each subject to numerous uncertainties set forth in detail in the Plan and Disclosure Statement, and the Plan is subject to modifications and/or withdrawal. Accordingly, the value of the Company's common stock remains highly speculative.

    On October 11, 1996, the Company retained an investment banking firm, with the approval of the Court, to explore opportunities to raise additional capital.

    The accompanying consolidated financial statements of the Company have been prepared on a going concern basis of accounting, and, for the periods subsequent to the bankruptcy filing, in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE. Recurring losses from operations and the matters discussed herein related to the bankruptcy filing raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon, among other things, (i) the ability to comply with its debtor-in-possession financing agreement and to extend such financing upon the expiration of its current financing agreement, (ii) confirmation of a Plan under the Bankruptcy Code, (iii) the ability to achieve profitable operations after such confirmation and (iv) the ability to generate sufficient cash from operations to meet its obligations.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 1--CHAPTER 11 PROCEEDINGS AND BASIS OF PRESENTATION (CONTINUED)
    As of the Petition Date, payment of pre-petition liabilities to unsecured creditors, including trade creditors and noteholders, and pending litigation against the Company are generally stayed while the Company continues its business operations as a debtor-in-possession. In a Chapter 11 reorganization plan, the rights of the creditors may be significantly altered. Creditors may receive substantially less than the full face amount of claims. Certain creditors have filed claims with the Court substantially in excess of amounts reflected in the Company's financial statements. The Company continues to analyze and reconcile the claims filed by creditors with the Company's financial records, but believes it has made appropriate provision for all claims filed. However, no estimate of the amount of adjustments, if any, from recorded amounts, to amounts to be realized by creditors, is available at this time. These liabilities are included in the balance sheet as "liabilities subject to settlement under reorganization proceedings."

    As a result of the Company's Chapter 11 filing, the Company is currently in default under the indentures governing the Company's 10 1/4% Subordinated Notes due November 1999 (the "10 1/4% Notes") and the 13 1/2% Senior Subordinated Notes which were due February 1995 (the "13 1/2% Notes"). As a result, all unpaid principal of, and accrued pre-petition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid interest is prohibited during the pendency of the Company's Chapter 11 case, and these liabilities have been included in the balance sheet as "liabilities subject to settlement under reorganization proceedings." (Also see Note 3)

    Pre-petition liabilities subject to settlement under reorganization proceedings include the following (dollars in thousands):

                                                         FEBRUARY 1,  FEBRUARY 3,  JANUARY 28,
                                                            1997         1996         1995
                                                         -----------  -----------  -----------
Accounts payable and accrued liabilities...............   $  23,121    $  23,511    $  23,714
Capital lease obligations..............................      11,216       12,321       15,560
10 1/4% Notes (including pre-petition accrued
  interest)............................................      67,600       67,576       67,576
13 1/2% Notes (including pre-petition accrued
  interest)............................................         838          838          838
Notes payable..........................................          83          599          645
                                                         -----------  -----------  -----------
                                                          $ 102,858    $ 104,845    $ 108,333
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    In accordance with the Bankruptcy Code, the Company can seek Court approval for the rejection of pre-petition executory contracts, including real property leases. Any such rejection may give rise to a pre-petition claim for breach of contract. In connection with the Company's Chapter 11 proceedings, the Company continues to review all of its obligations under its executory contracts. As of March 31, 1997, the Company has rejected 14 real property leases and certain executory contracts and assumed 5 leases (with certain conditions and limitations).

    As a result of the reorganization proceedings, the Company may sell or otherwise realize assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts currently recorded in the consolidated financial statements, including amounts recorded for the excess of cost over net assets

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 1--CHAPTER 11 PROCEEDINGS AND BASIS OF PRESENTATION (CONTINUED) acquired. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these matters or adjustments that might result should the Company be unable to continue as a going concern. Generally, if a debtor-in-possession is unable to emerge from Chapter 11, such debtor-in-possession could be required to liquidate its assets.


    Costs associated with the reorganization of the Company are charged to expense as incurred. Under the requirements of the Chapter 11 filing, the Company is required to pay certain expenses of the Committees. Other includes the administrative costs associated with the Plan of Reorganization and store closure costs other than the write-off of property and equipment. The amounts charged to reorganization expense by the Company are as follows (dollars in thousands):



                                                                    FISCAL     FISCAL      JANUARY
                                                                     1996       1995       QUARTER
                                                                   ---------  ---------  -----------
Write-off of property & equipment, net of obligations under
  capital leases.................................................  $   1,389  $   2,997   $   2,200
Professional Fees................................................      2,128      2,479         699
Lease Related Costs..............................................      1,036        925       3,400
Payroll Related Costs............................................        411        411         728
Store closure, administrative costs and other....................      1,073        428         472
                                                                   ---------  ---------  -----------
                                                                   $   6,037  $   7,240   $   7,499
                                                                   ---------  ---------  -----------
                                                                   ---------  ---------  -----------


NOTE 2--CONSOLIDATION

    The consolidated financial statements present the consolidated financial position and results of operations of the Company and its subsidiaries. All subsidiaries of the Company are inactive. All significant intercompany transactions and account balances have been eliminated in consolidation.

NOTE 3--BACKGROUND

    The Company is a Northwest based regional retailer of moderately priced casual apparel. The Company has positioned itself as a focused specialty retailer with emphasis on casual wear and high quality branded products.

    On October 30, 1992, the Company completed a comprehensive recapitalization (the "Recapitalization"). Prior to the Recapitalization, the Company was named Lamonts Corporation and was the holding company for Lamonts Apparel, Inc., its sole operating subsidiary ("Apparel"). Concurrent with the Recapitalization, Apparel was merged with and into Lamonts Corporation whose name was changed to Lamonts Apparel, Inc.

    Pursuant to the Recapitalization, the Company, among other things, issued an aggregate of $75.0 million in principal amount of its 10 1/4% Senior Subordinated Notes due 1999 (the "10 1/4% Notes"). As a result of the Recapitalization, the Company's funded debt was reduced by $63.6 million. The Recapitalization was reported as a complete reorganization at October 30, 1992. Purchase accounting was applied in

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 3--BACKGROUND (CONTINUED)
accordance with the provisions of Accounting Principles Board Opinion No. 16. Accordingly, at October 30, 1992, all assets and liabilities were re-valued at their estimated current fair market value and the excess of purchase price over the fair market value of the net assets acquired was allocated to excess of cost over net assets acquired.

    In December 1993, the Company completed a capital infusion and debt reduction plan (the "Infusion") pursuant to which it received approximately $13.4 million from the issuance of 4,466,206 shares of its Series A Convertible Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), which, together with cash flow from operations was used to repurchase $13.0 million aggregate principal amount of the 10 1/4% Notes, at par, together with accrued interest through the repurchase date. Each share of the Series A Preferred Stock automatically converted into two shares of Common Stock on March 14, 1994, concurrent with the effective date of an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 15 million to 40 million shares. In connection with this transaction, the terms of the 10 1/4% Notes that remained outstanding were amended to, among other things, prospectively reduce the interest rate thereof from 11 1/2% (the original rate at issuance) to 10 1/4%.

    On June 10, 1994, the Company further amended the terms of the 10 1/4% Notes to (i) modify the minimum net worth covenant to exclude store closure costs and
(ii) provide that interest payments due on the 10 1/4% Notes through November 1, 1995 could be paid, at the Company's option, either in cash, at a rate of 12% per annum, or in additional 10 1/4% Notes, at a rate of 13% per annum ("PIK Interest"). In accordance with the amendment, the Company elected to issue additional 10 1/4% Notes at the PIK Interest rate of 13% for the November 1, 1994 interest payment. Interest continued to accrue on the 10 1/4% Notes until the date of filing of the Company's Chapter 11 case.

    On October 18, 1994, the holders of all outstanding 10 1/4% Notes (i) granted the Company the option to exchange the outstanding 10 1/4% Notes for shares of Common Stock representing approximately 70% of the Common Stock outstanding immediately following the exchange and $50.0 million aggregate liquidation preference of a new series of preferred stock of the Company and
(ii) released the collateral securing the 10 1/4% Notes and generally subordinated the Company's obligations under the 10 1/4% Notes so that they are junior to trade payables and certain other liabilities, subject to certain exceptions. The Company could have exercised its option to exchange the 10 1/4% Notes on or prior to March 31, 1995. However, on March 27, 1995, the Company received an extension from the holders of the 10 1/4% Notes to extend indefinitely, the time in which the Company may exercise its option to require the holders to exchange their 10 1/4% Notes; provided, however, that a majority of the holders of the 10 1/4% Notes may terminate such extension upon 60 days notice to the Company. As of February 1, 1997, the Company has not exercised its option to require the holders of the 10 1/4% Notes to exchange their notes.

    The $75.0 million principal amount of 10 1/4% Notes were issued in connection with the Recapitalization pursuant to the Note Indenture dated October 30, 1992 between the Company and First Trust National Association, as trustee (the "Indenture"). The Indenture initially provided for semi-annual interest payments on May 1 and November 1 of each year at 11 1/2% per annum. Subject to certain exceptions, no principal payments would be due with respect to the 10 1/4% Notes until the maturity thereof on November 1, 1999. The 10 1/4% Notes Indenture contains, among other things, covenants that (I) limit

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 3--BACKGROUND (CONTINUED)
the Company's ability to make payments on its stock, to make certain investments or to make payments in respect of subordinated indebtedness, (ii) limit the Company's ability to enter into transactions with affiliates, (iii) limit the Company's ability to incur additional indebtedness, (iv) require the Company to repurchase a portion of the 10 1/4% Notes if it fails to maintain a minimum net worth, (v) limit the Company's ability to create or permit payment restrictions affecting its subsidiaries, (vi) prohibit the Company from creating, incurring, assuming or suffering to exist any liens upon its assets other than usual and customary permitted liens and liens in favor of a working capital lender, (vii) require the Company to apply 100% of all net asset sale proceeds to investment in assets directly related to the business of the Company and its subsidiaries, to repay letter of credit or working capital indebtedness or to repurchase the 10 1/4% Notes, (viii) require the Company to offer to purchase all of the 10 1/4% Notes in the event of a post-Recapitalization change of control and (ix) limit the Company's ability to invest in unrestricted subsidiaries.

NOTE 4--SUMMARY OF ACCOUNTING POLICIES

    CHANGE IN YEAR END

    On March 9, 1995, the Company elected to change its fiscal year end from the Saturday closest to October 31 to the Saturday closest to January 31 in order to enhance comparability of the Company's results of operations with other apparel retailers. Accordingly, the accompanying consolidated financial statements include the results of operations of the Company for the 52 week period ended February 1, 1997 ("Fiscal 1996"), the 53 week period ended February 3, 1996 ("Fiscal 1995"), the quarter ended January 28, 1995, ("January Quarter") and the 52 weeks ended October 29, 1994 ("Fiscal 1994").

    INVENTORIES

    Inventories are valued at the lower of cost (using the retail last-in, first-out ("LIFO") method) or net realizable value. At October 30, 1992, as a result of the Recapitalization, the purchase price allocated to merchandise inventories was computed based on the estimated selling prices of such merchandise less the costs of disposal and a profit for the selling effort. As a result of purchase accounting and the use of the LIFO method (the "Step-up"), the carrying value of the Company's inventories at February 1, 1997, February 3, 1996, and January 28, 1995, exceeded the weighted average cost of inventories by $1.8 million, $2.1 million and $2.6 million, respectively.

    During the January Quarter, reductions in inventory quantities resulted in the elimination of LIFO inventory layers which were carried at higher costs (including the Step-up) as compared with the cost of merchandise purchased in the January Quarter. The effect of these reductions increased cost of merchandise sold by $3.2 million ($0.18 per share) in the January Quarter.

    PRE-OPENING EXPENSES


    Certain costs incurred in connection with the opening of new stores are capitalized and amortized on a straight-line basis over twelve months commencing the month following the store opening.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 4--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
    RESTRICTED CASH AND DEPOSITS

    Current restricted cash and deposits includes amounts deposited in restricted operating accounts for the purpose of ensuring payment of employee payroll, utilities, and certain taxes, including retail sales taxes. The Company chose this option while operating as a debtor-in-possession and will close the accounts at the time of emergence from Chapter 11. Noncurrent restricted cash and deposits represents amounts held as a deposit by the Company's buying service for the annual usage of international letters of credit, as well as deposits for workers' compensation.

    PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost less accumulated depreciation based on the following useful lives: buildings and improvements, 10-40 years; furniture, fixtures and equipment, 3-10 years; and leasehold improvements and property under capital leases, life of lease or useful life if shorter. Depreciation is computed using primarily the straight-line method for financial reporting purposes and accelerated depreciation methods for income tax purposes.

    Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts of the Company and any gain or loss is reflected in the consolidated financial statements in the period the sale or retirement occurred. Maintenance and repair costs are expensed as incurred. Expenditures for renewals and betterments are generally capitalized.

    Software development costs incurred in connection with significant upgrades of management information systems are capitalized. Amortization of capitalized software development costs begins when the related software is placed in service using the straight-line method over estimated useful lives of three to five years.

    LEASEHOLD INTERESTS

    In connection with the Recapitalization and the application of purchase accounting, the excess of the fair rental value of leased facilities under operating leases over the respective contractual rents has been recorded as an asset at its discounted net present value and is amortized on a straight-line basis over the respective remaining lease terms. During the first quarter of Fiscal 1996, the Company wrote-off approximately $0.6 million of leasehold interests due to the adoption of Statement No. 121 (defined below). The accumulated amortization of leasehold interests approximated $1.7 million, $1.4 million and $1.3 million at February 1, 1997, February 3, 1996 and January 28, 1995, respectively.

    EXCESS OF COST OVER NET ASSETS ACQUIRED

    The excess of cost over the fair market value of net assets acquired pursuant to the Recapitalization is being amortized on a straight-line basis over 40 years. Accumulated amortization approximated $1.4 million, $1.2 million and $0.8 million at February 1, 1997, February 3, 1996 and January 28, 1995, respectively.

    The Company continually evaluates the recoverability of the carrying amount of the excess of cost over net assets acquired by assessing whether the recorded value will be recovered through future expected

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 4--SUMMARY OF ACCOUNTING POLICIES (CONTINUED) operating results. During the first quarter of Fiscal 1996, the Company wrote-off approximately $1.3 million of the excess of cost over net assets acquired due to the adoption of Statement No. 121 (defined below).

    DEFERRED FINANCING COSTS

    Costs incurred in connection with the issuance of the Company's debt are amortized using the effective interest method over the term of the related indebtedness. In connection with an amendment to the 10 1/4% Notes in June 1994, the Company issued Warrants (the "1994 Warrants") initially to purchase up to an aggregate of approximately 2.0 million shares of Common Stock to the holders of the 10 1/4% Notes. The 1994 Warrants may be exercised on or prior to June 10, 1999, at an initial exercise price of $1.00 per share of Common Stock. The issuance of the 1994 Warrants resulted in an increase of $2.2 million in deferred financing costs and additional paid-in capital. The accumulated amortization of deferred financing costs approximated $2.8 million, $2.1 million and $1.4 million at February 1, 1997, February 3, 1996 and January 28, 1995, respectively.

    ADVERTISING COSTS

    The Company expenses the production costs of advertising as incurred. Advertising expense approximated $13.0 million, $12.6 million, $3.8 million and $15.0 million during Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively.

    CASH EQUIVALENTS

    The Company considers all short term investments with original maturities of three months or less to be cash equivalents.

    IMPAIRMENT OF LONG-LIVED ASSETS

    In Fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("Statement No. 121"). Statement No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment has occurred, an impairment loss must be recognized.

    Beginning in Fiscal 1996 with the adoption of Statement No. 121, assets are grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company has identified this lowest level to be principally individual stores. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is measured by discounting expected future cash flows at a rate commensurate with the Company's borrowing rate.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 4--SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
    During the first quarter of Fiscal 1996, the Company recognized a non-cash impairment loss of $4.2 million. Of the total impairment loss, $2.3 million represents impairment of property and equipment, $1.3 million relates to excess of cost over net assets acquired and $0.6 million pertains to leasehold interests. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

    As a result of the reduced carrying value of the impaired assets, depreciation and amortization expense for Fiscal 1997 is expected to be reduced by approximately $0.4 million.

    OTHER

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This statement encourages, but does not require, a fair value based method of accounting for stock compensation plans. Companies may elect to continue to apply current accounting requirements for employee stock compensation awards. All companies are required to comply with the disclosure requirements of the statement, and the Company has adopted the disclosure requirements only in the fiscal year ended February 1, 1997. The Company is continuing accounting for employee stock compensation awards under Accounting Principle Board Opinion No. 25 "Accounting for Stock issued to Employees".

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share". All companies are required to comply with the disclosure requirements of the statement and the Company will adopt the policy in the fiscal year ending January 31, 1998.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain prior period amounts in the consolidated financial statements have been reclassified to conform with the current year presentation.

NOTE 5--NET LOSS PER COMMON SHARE

    Net loss per common share has been computed by dividing net loss by the weighted average number of common shares outstanding. The common stock equivalents, represented by stock options, warrants and Series A Preferred Stock (outstanding from December 1, 1993 to March 13, 1994) were not considered in the calculation as they either have an exercise price greater than the applicable market price, or the effect of assuming their exercise or conversion would be anti-dilutive. The weighted average number of shares

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 5--NET LOSS PER COMMON SHARE (CONTINUED) outstanding was 17,899,906, 17,893,675, 17,883,135 and 14,583,038 for Fiscal
1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively.

NOTE 6--PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (dollars in thousands):

                                                         FEBRUARY 1,  FEBRUARY 3,  JANUARY 28,
                                                            1997         1996         1995
                                                         -----------  -----------  -----------
Land...................................................   $  --        $   1,412    $   1,412
Buildings under capital leases.........................      17,605       15,073       18,018
Buildings and improvements.............................       2,193        7,594        7,594
Leasehold improvements.................................      15,012       17,953       19,498
Furniture, fixtures, and equipment.....................      16,699       16,608       17,781
Deferred software costs................................       6,650        6,484        5,897
                                                         -----------  -----------  -----------
                                                             58,159       65,124       70,200
Less accumulated depreciation and amortization.........     (27,506)     (23,041)     (18,276)
                                                         -----------  -----------  -----------
                                                          $  30,653    $  42,083    $  51,924
                                                         -----------  -----------  -----------
                                                         -----------  -----------  -----------

    During the first quarter of Fiscal 1996, the Company wrote-off approximately $2.3 million of property and equipment due to the adoption of Statement No. 121.

    Accumulated amortization for buildings under capital leases approximated $5.8 million, $4.6 million and $4.1 million at February 1, 1997, February 3, 1996 and January 28, 1995, respectively.

    In March 1996 the Company closed a store in Eugene, Oregon. The Company owned the building subject to a ground lease. The building reverted to the owner of the land. The net book value of the building and improvements totaled $2.2 million at February 3, 1996. (See Note 9.)

    In December 1996, the Company closed four stores located at Spokane, WA; Twin Falls, ID; Missoula, MT; and Hillsboro, OR. The net book value of furniture, fixtures and equipment associated with the stores totaled $0.4 million as of February 1, 1997, and has been included in the store closure reserve. (See Note 9).

    On February 8, 1996, the Company entered into a sale-leaseback transaction for the land and building at the Company's Alderwood store in Washington. The proceeds of approximately $5.0 million were applied against the Company's Old DIP Facility (defined below) borrowings. The Company concurrently entered into a 20 year lease agreement with the purchaser.

NOTE 7--LEASES

    The Company leases all of its stores (except one which is subject to a ground lease), some of its equipment and its office facility. Generally, store leases provide for minimum rentals (which, in some cases, include payment of taxes and insurance) and contingent rentals (based upon a percentage of sales in

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 7--LEASES (CONTINUED)
excess of a stipulated minimum). The majority of lease agreements cover periods from 20 to 30 years, including three to six renewal options of five years each.

    Operating lease rental expense is summarized as follows (dollars in thousands):

                                                          FISCAL     FISCAL      JANUARY     FISCAL
                                                           1996       1995       QUARTER      1994
                                                         ---------  ---------  -----------  ---------
Minimum rentals........................................  $   7,095  $   7,300   $   2,265   $   9,258
Contingent rentals.....................................        660        496         217         670
Sublease rentals.......................................       (959)      (803)       (214)       (710)
                                                         ---------  ---------  -----------  ---------
                                                         $   6,796  $   6,993   $   2,268   $   9,218
                                                         ---------  ---------  -----------  ---------
                                                         ---------  ---------  -----------  ---------

    The Company had capital lease contingent rental expense of approximately $0.1 million and received sublease rentals of approximately $0.4 million during each of Fiscal 1996, Fiscal 1995 and Fiscal 1994. During the January Quarter, the Company had contingent capital lease rental expense of $0.1 million and received $0.2 million in sublease rentals. Capital lease interest expense was $2.1 million, $2.0 million, $0.6 million and $2.7 million during Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively.

    In September 1995, in connection with the Company's Chapter 11 case, the Company negotiated a rental concession with one of its landlords in the Alaska market. The lease agreement was amended to reduce monthly payments from September 1995 through August 2001. The concession has been reflected in the tables below.

    Future minimum rental payments as of February 1, 1997 under capital and operating leases, excluding amounts related to contracts which have been rejected by the Company in connection with the Company's Chapter 11 filing, are summarized as follows (dollars in thousands):

                                                                           CAPITAL    OPERATING
                                                                           LEASES      LEASES
                                                                          ---------  -----------
For the fiscal years ending:
  1997..................................................................  $   2,852   $   6,132
  1998..................................................................      2,859       6,092
  1999..................................................................      2,859       5,861
  2000..................................................................      2,726       5,101
  2001..................................................................      2,577       4,743
    Thereafter..........................................................     14,956      25,607
                                                                          ---------  -----------
      Total minimum rental payments.....................................  $  28,829   $  53,536
                                                                          ---------  -----------
                                                                          ---------  -----------
Less estimated executory costs
  (primarily taxes and insurance).......................................       (103)
Less amounts representing interest......................................    (14,652)
                                                                          ---------
Present value of obligations............................................  $  14,074
                                                                          ---------
                                                                          ---------

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 7--LEASES (CONTINUED)
    In addition, the Company guarantees an operating lease, expiring February 1998 with one option to renew the lease for a term of three years, of a third party which operates a distribution center for the Company. At February 1, 1997, annual future minimum rentals of the operating lease relating to the distribution center are approximately $0.3 million per year.

NOTE 8--DEBT

    WORKING CAPITAL FACILITY

    In January 1994, the Company replaced its existing working capital facility with a new loan and security agreement with an asset-based lender, Foothill Capital Group ("Foothill"). Amounts borrowed bore interest payable monthly at 1.75%, increased to 2.25% on June 21, 1994, above the reference rate (the base rate charged by major money center banks) with a minimum of 7.50% per annum.

    On February 17, 1995, the Company received approval from the Court for a Loan and Security Agreement with Foothill (the "Old DIP Facility"). The Old DIP Facility provided for a borrowing capacity of up to $32.0 million in revolving loans, including up to $15.0 million of letters of credit, subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property. Effective October 17, 1995, the Old DIP Facility was amended to increase the percentage of inventory value allowed in the borrowing capacity from 60% to 70%. This increase in borrowing base was in effect for the period October 17, 1995 through December 2, 1995. Effective November 28, 1995, Foothill increased the Company's borrowing capacity from $32 million to $34 million to accommodate seasonal requirements. The additional $2 million in borrowing capacity expired December 15, 1995.

    The Old DIP Facility provided that interest would accrue at the rate of 3% per annum in excess of the reference rate, payable monthly in arrears. The Old DIP Facility also provided that in the event of a default in the payment of any amount due thereunder, the interest rate on such defaulted amount would be 4.5% per annum in excess of the reference rate, payable on demand. At February 3, 1996, the reference rate was 8.25%.

    The Company paid Foothill $80,000 upon the closing of the Old DIP Facility in February 1995 and the additional closing fees totaling $240,000, all of which had been paid as of March 31, 1996. Fees payable under the Old DIP Facility consisted primarily of monthly payments equal to 1/2% of the average unused borrowing capacity and quarterly payments equal to 1/4% of the borrowing capacity for each quarterly renewal period.

    On June 4, 1996, the Company entered into a loan and security agreement (the "FNBB Facility") with The First National Bank of Boston ("FNBB") replacing the Old DIP Facility, after a hearing by the Court and the entering of an order approving such financing. Although Foothill had taken no action to declare the Company in default as of the date on which the Old DIP Facility was terminated, the Company was in violation of the net worth maintenance covenant in the Old DIP Facility at the time of termination.

    Pursuant to the FNBB Facility, the Company is able to borrow up to $32 million in revolving loans (including $3 million of letters of credit), subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property. The FNBB Facility will expire on the effective date of the Company's Plan of Reorganization or June 30, 1997, whichever is sooner. The Bank has informed

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 8--DEBT (CONTINUED)
the Company that the agreement will be extended to February 28, 1998 and is currently in the process of documenting the amendments, however, there can be no assurances that documents relating to such amendments will be completed prior to June 30, 1997. Effective November 8, 1996, the FNBB Facility was amended to increase the Company's borrowing limit from $32 million to $35 million to accommodate seasonal requirements for the Company's holiday season purchases. The borrowing limit reverted to $32 million on December 15, 1996. In addition, during the period beginning on December 15, 1996 and ending on January 31, 1997, the Company was required to maintain the aggregate amount of outstanding borrowings under the FNBB Facility at no more than $21.5 million for a period of 30 consecutive days. Subject to FNBB's approval of the plan of reorganization and other specified conditions, the FNBB Facility will continue for a two year period following the effective date of the plan of reorganization. At February 1, 1997, the Company had $23.1 million of borrowings and no outstanding letters of credit under the FNBB Facility, with additional borrowing capacity of $1.9 million.

    The FNBB Facility provides that for Base Rate loans interest will accrue at the rate of 1.5% per annum in excess of the Base Rate (as defined therein), payable monthly in arrears. For Eurodollar loans, the interest rate will be the Eurodollar Rate (as defined therein) plus 2.75% (adjusted as provided therein). The FNBB Facility also provides that in the event of a default in the payment of any amount due thereunder, the interest rate on such borrowings shall be the greater of (i) 3.0% per annum in excess of the Base Rate and (ii) the applicable rate on the loan, payable on demand. The interest rates for both Base Rate loans and Eurodollar loans are subject to adjustment upon the effective date of a plan of reorganization and the satisfaction of certain other conditions described in the FNBB Facility based on financial ratios of the Company specified in the FNBB Facility. At February 1, 1997, the Base Rate was 8.25% and the Eurodollar Rate was 5.5%.

    The Company has expensed fees of $474,000 for the FNBB Facility as of February 1, 1997. Fees payable under the FNBB Facility consist primarily of monthly payments equal to 0.5% (adjusted as provided therein) of the average unused borrowing capacity and monthly payments equal to 0.125% of the borrowing capacity. There will be an additional fee after the effective date of the plan of reorganization and the satisfaction of certain conditions described in the FNBB Facility payable in the amount of $560,000 of which $336,000 shall be payable on the date the conditions are satisfied and $224,000 shall be payable on December 31, 1997 (or, if earlier, the time of termination of the commitments).

    Borrowings under the FNBB Facility, together with cash flow from operations, may be used by the Company to finance general working capital requirements, including purchases of inventory and expenditures permitted under the FNBB Facility. The FNBB Facility is secured by inventory and substantially all other assets and is an allowed administrative expense claim with super priority over other administrative expenses in the Chapter 11 case. The FNBB Facility imposes limitations on the Company with respect to, among other things, (i) consolidations, mergers, and sales of assets, (ii) capital expenditures in excess of specified levels and (iii) the prepayment of certain indebtedness. Additionally, the Company must comply with certain operating and financial covenants (as described therein). Although the Company failed to comply with certain covenants related to inventory levels for the months ending July 6, 1996 and August 3, 1996, the Company requested and received a waiver relating to such breaches.

    As a result of the Company's Chapter 11 filing, the Company is currently in default on all its funded debt agreements (other than the FNBB Facility). The Company has not accrued interest upon such

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 8--DEBT (CONTINUED)
indebtedness (other than the FNBB Facility) since the date of filing. The 13 1/2% Notes were due February 15, 1995.

NOTE 9--STORE CLOSURE COSTS

    In July 1994, the Company determined that three of its Portland, Oregon stores and all five Lamonts For Kids children's stores should be closed because of poor performance. These stores represented approximately 8.1% of the Company's 1994 revenues. All store closures occurred by January 31, 1995, and a $7.2 million charge against operations for these costs was recorded at October 29, 1994.

    In connection with its operational restructuring, the Company received permission from the Court to close six additional underperforming stores in January 1995. A charge to reorganization expense of $2.2 million was recorded in the January Quarter. In January 1996, the Company received permission from the Court to close an underperforming store located in Eugene, Oregon, and the Company conducted a going out of business sale at this store through March 1996. The Company owned the building in Eugene subject to a ground lease and attempted to market the building. A purchaser was not located and ownership of the building reverted to the owner of the underlying land. The write off of the net book value of the building and leasehold improvements was included in the $3.0 million charge to reorganization expense recorded in Fiscal 1995 in connection with the closure of the Eugene store. In October 1996, the Company received approval by the Court to close four additional underperforming stores, located in Spokane, WA; Twin Falls, ID; Missoula, MT; and Hillsboro, OR. The Company conducted going out of business sales at these stores through December 1996. During Fiscal 1996, $3.1 million was charged to reorganization expense in connection with the closure of these stores. Store closure costs for Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994 are as follows (dollars in thousands):

                                                                     STORE CLOSURE COSTS
                                                         --------------------------------------------
                                                          FISCAL     FISCAL      JANUARY     FISCAL
                                                           1996       1995       QUARTER      1994
                                                         ---------  ---------  -----------  ---------
Write-off of property and equipment, net of
  obligations under capital leases.....................  $  --      $   2,362   $   1,330   $   2,972
Adjustments to inventory carrying values...............      1,866        450         400       1,748
Estimated operating losses through the dates
  of closure...........................................     --         --          --           1,357
Lease Termination Costs................................      1,036     --          --          --
Other..................................................        186        238         470       1,123
                                                         ---------  ---------  -----------  ---------
                                                         $   3,088  $   3,050   $   2,200   $   7,200
                                                         ---------  ---------  -----------  ---------
                                                         ---------  ---------  -----------  ---------
Amounts charged to reserve.............................  $   5,292  $   3,247   $   2,806   $   3,843
                                                         ---------  ---------  -----------  ---------
                                                         ---------  ---------  -----------  ---------

    Revenues associated with the closed stores totaled $13.9 million, $16.1 million, $12.5 million and $47.1 million in Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively. Operating income (losses), excluding the allocation of corporate expenses, interest and reorganization expenses, incurred from these stores were $1.4 million, ($0.9) million, ($2.5) million and ($5.4) million in Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                FEBRUARY 1, 1997

NOTE 10--INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Under FAS 109, deferred tax assets and liabilities are recognized on temporary differences between the financial statement and tax bases of assets and liabilities using applicable enacted tax rates.

    The income tax benefit from operations is comprised of the following (dollars in thousands):

                                           FISCAL
                                            1994
                                          --------
Current.................................  $  (400)
Deferred................................    --
                                          --------
                                          $  (400)
                                          --------
                                          --------

    The Company has recorded a valuation allowance against net deferred tax assets as the Company could not conclude that it was more likely than not that the tax benefits from temporary differences and net operating loss carryforwards would be realized.

    The differences between the Company's effective income tax rate and the Federal statutory rate for 1994 is summarized as follows:

                                                    FISCAL 1994
                                                    -----------
Expected benefit..................................      (34.0%)
Effect of current year net operating loss.........       34.0%
Adjustment to tax provision.......................       (0.9%)
Other.............................................     --
                                                        -----
                                                         (0.9%)
                                                        -----
                                                        -----

    Significant components of the Company's deferred income tax assets and liabilities are as follows (dollars in thousands):

                                          FEBRUARY 1,   FEBRUARY 3,   JANUARY 28,
                                             1997          1996          1995
                                          -----------   -----------   -----------
Deferred income tax assets:
Net operating loss carryovers...........  $   34,366    $   30,835    $   24,192
Accrued payroll and related costs.......         954           948         1,074
Leasehold interests.....................       2,667         2,652         2,630
Store closure expenses..................       5,209         3,821         2,856
Other...................................       2,418         1,883         1,623
Valuation allowance.....................     (44,448)      (38,707)      (30,395)
                                          -----------   -----------   -----------
                                          -----------   -----------   -----------
Total deferred income tax assets........      (1,166)       (1,432)       (1,980)
                                          -----------   -----------   -----------
Deferred income tax liabilities:
  Inventory.............................        (228)         (454)         (644)
  Property and equipment................        (938)         (978)       (1,336)
                                          -----------   -----------   -----------
Total deferred income tax liabilities...      (1,166)       (1,432)       (1,980)
                                          -----------   -----------   -----------
Net deferred income taxes...............  $        0    $        0    $        0
                                          -----------   -----------   -----------
                                          -----------   -----------   -----------

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 10--INCOME TAXES (CONTINUED)
    As a result of the Recapitalization, the Company's ability to utilize its Federal tax net operating loss carryforward of $14.7 million and its alternative minimum tax net operating loss carryforward of $2.8 million at October 31, 1992, which expire beginning in 2005, may be significantly limited under Internal Revenue Code Section 382 in future years. The Federal tax net operating loss carryforward and the alternative minimum tax net operating loss carryforward at October 31, 1992 are shown net of a $9.5 million and $6.4 million, respectively, reduction associated with the Company's agreement with the Internal Revenue Service ("IRS") discussed below.

    As of February 1, 1997, the Company had $101.0 million and $90.9 million of regular tax and alternative minimum tax net operating losses, respectively, which are available to offset future income, expiring in years beginning in 2005. Possible restructuring of the Company and cancellation of indebtedness resulting from the reorganization of the Company under Chapter 11 could further impact the Company's ability to utilize its net operating loss carryforwards.

    The Company's Federal income tax returns for fiscal years 1988, 1989 and 1990 were examined by the IRS. An agreement, which was reviewed and accepted by the Joint Committee of Taxation was reached with the IRS, whereby the Company was given notice to pay the IRS approximately $504,000 for additional taxes and interest. This amount is included in the balance sheet as liabilities subject to settlement under reorganization proceedings. As a result of reaching this agreement, the Company reduced its previously established accrued liability for taxes and interest for this examination by approximately $1.0 million during 1994. The IRS also completed its examinations of the Company's Federal income tax returns for fiscal years 1991 and 1992, which resulted in no additional tax due.

NOTE 11--FAIR VALUE OF FINANCIAL INSTRUMENTS

    In accordance with Statement of Financial Accounting Standards No. 107 "Disclosures about Fair Value of Financial Instruments", the following assumptions were used by management of the Company in estimating its fair value disclosures for the Company's financial instruments:

    CASH

    The carrying amount for cash approximates fair value because of the short maturity of amounts therein.

    WORKING CAPITAL FACILITY

    The carrying value of borrowings under the FNBB Facility approximates market value as the interest rate is variable.

    LETTERS OF CREDIT

    At February 1, 1997, the Company had no outstanding trade or stand-by letters of credit.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 11--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    LONG TERM DEBT INCLUDED IN LIABILITIES SUBJECT TO COMPROMISE

    Management believes the carrying amount the Company's 10 1/4% Notes and the 13 1/2% Notes is in excess of fair value based on the Company's Chapter 11 filing. Until a plan of reorganization is approved by the Court, a fair value can not be readily determined.

NOTE 12--COMMITMENTS, CONTINGENCIES AND OTHER

    The Company is involved in various matters of litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of all such matters should not have a material adverse effect on the financial position of the Company, but, if decided adversely to the Company, could have a material effect upon the Company's anticipated plan of reorganization or operating results during the period in which the litigation is resolved.

    CREDIT CARD PLAN AGREEMENT

    The Company's proprietary charge card, administered and owned by Alliance Data Systems (which purchased the charge accounts from National City Bank of Columbus), provides for the option of paying in full within 30 days of the billed date with no finance charge or with revolving credit terms. Terms of the short-term revolving charge accounts require customers to make minimum monthly payments in accordance with prescribed schedules. Through a contractual arrangement, as amended (the "Agreement"), Alliance Data Systems owns the receivables generated from purchases made by customers using the Lamonts charge card. The Agreement provides that the Company will be charged a discount fee of 1.95% of Net Sales, as that term is defined in the Agreement.

    Additionally, the Agreement provides for a supplemental discount fee equal to one-tenth of one percent (0.1%) of Net Sales for each one million dollar increment that Net Sales for a subject year are less than $48.0 million (the "Minimum Level") up to a maximum fee of 3% of the Net Sales for the subject year. In the event of store closures, the Agreement provides that the Minimum Level may be decreased. Additionally, as of March 1, 1997 the Company is no longer responsible for any net bad debt expense. The Agreement may be terminated by either party after June 22, 1999, upon 180 days prior written notice. At February 3, 1996 and January 28, 1995 the Company had $0.3 million reserved for bad debts arising from this program. At February 1, 1997, there was no reserve for bad debts arising from this program. Bad debt expense for Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994 was approximately $0.1 million, $0.9 million, $0.2 million and $0.8 million, respectively.

NOTE 13--STOCKHOLDERS' EQUITY

    COMMON STOCK

    Each share of Common Stock entitles the holder thereof to one vote on all matters on which holders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by the Company, and no stockholder has any right to convert Common Stock into other securities. No shares of Common Stock are subject to redemption or to any sinking fund provisions. All of the outstanding shares of Common Stock are fully paid and nonassessable.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 13--STOCKHOLDERS' EQUITY (CONTINUED)
    Subject to rights of holders of Preferred Stock, if any, the holders of shares of Common Stock are entitled to dividends when, and if declared by the Board of Directors from funds legally available and, upon liquidation, to a pro rata share in any distribution to stockholders.

    PREFERRED STOCK

    On December 1, 1993, 4,466,206 shares of the Company's Series A Preferred Stock was issued pursuant to the Infusion. Each share of the Series A Preferred Stock automatically converted into two shares of Common Stock on March 14, 1994, concurrent with the stockholders approval of an increase in the number of authorized shares of Common Stock of the Company from 15 million to 40 million shares.

    Pursuant to the Restated Certificate of Incorporation of the Company, the Board of Directors has the authority, without further shareholder approval, to provide for the issuance of up to 10 million shares of Preferred Stock in one or more series and to determine the dividend rights, conversion rights, sinking fund rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Because the Board of Directors has the power to establish the preferences and rights of each series, it may afford the holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock. No shares of Preferred Stock are currently outstanding.

    WARRANTS

    On September 21, 1992, the Company distributed as a dividend to the holders of Common Stock of record as of September 1, 1992, 1992 Warrants to purchase an aggregate of 1,017,478 shares of Common Stock. The exercise price of the 1992 Warrants is $5.51 per share which shall increase on each September 28 by an amount equal to 10% of the exercise price immediately prior to such increase. As of February 1, 1997 none of the 1992 Warrants have been exercised.

    On June 10, 1994, the Company issued 1994 Warrants to purchase up to an aggregate of approximately 2.0 million shares of Common Stock (or approximately 10% of the Common Stock outstanding after giving effect to the exercise of such 1994 Warrants) to the holders of the 10 1/4% Notes. The 1994 Warrants may be exercised on or prior to June 10, 1999, at an initial exercise price of $1.00 per share of Common Stock. As of February 1, 1997, none of the 1994 Warrants have been exercised.

    The exercise price per share of Common Stock subject to the 1992 and 1994 Warrants would be adjusted upon the occurrence of certain events, including future distributions or issuances by the Company of: (i) Common Stock, (ii) rights, options or warrants to purchase Common Stock or (iii) securities convertible into or exchangeable for Common Stock, at a price per share less than the then current market price per share of Common stock. Upon each such adjustment to the exercise price, the number of shares of Common Stock subject to the 1992 and 1994 Warrants will be proportionately adjusted.

    STOCK OPTIONS

    The Lamonts Apparel, Inc. 1992 Incentive and Nonstatutory Stock Option Plan (the "1992 Stock Option Plan"), which was approved by the Board of Directors and by the stockholders in 1992 and amended by the Board of Directors and by the stockholders in 1994, provides for the issuance of options to

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 13--STOCKHOLDERS' EQUITY (CONTINUED) purchase up to 1,972,845 shares of Common Stock, subject to certain anti-dilution adjustments. Awards may be granted under the 1992 Stock Option Plan to individuals, identified by the plan committee, who have or will have a direct and significant effect on the performance or financial development of the Company. The following table summarizes the 1992 Stock Option Plan activity:

                                                       NUMBER OF
                                                        OPTIONS
                                                    ---------------
Balance, October 29, 1994.........................         592,672
  Granted.........................................               0
  Exercised.......................................         (12,545)
  Canceled........................................        (205,387)
                                                    ---------------
Balance, January 28, 1995.........................         374,740
  Granted.........................................               0
  Exercised.......................................         (11,774)
  Canceled........................................         (43,902)
                                                    ---------------
Balance, February 3, 1996.........................         319,064
  Granted.........................................               0
  Exercised.......................................            (504)
  Canceled........................................         (43,109)
                                                    ---------------
Balance, February 1, 1997.........................         275,451
                                                    ---------------
                                                    ---------------

    At February 1, 1997 options to purchase 275,451 shares at an exercise price of $.01 per share were issued and outstanding of which, 266,041 are currently exercisable and the balance thereof, subject to certain conditions, will vest ratably through the fifth anniversary of the date of grant. All options are exercisable for a period of ten years from the date of grant. The exercise price was below the fair market value of the underlying shares on the date of grant and, accordingly, $0.1 million, $0.1 million, $0.1 million, and $0.6 million was charged to compensation expense during Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively.

NOTE 14--RELATED PARTY TRANSACTIONS

    In connection with the Recapitalization, certain of the Company's stockholders, representing an aggregate of approximately 8,717,000 shares or 98% of the Common Stock outstanding immediately following the Recapitalization (currently 48.7%), entered into a voting agreement (the "Voting Agreement"). The Voting Agreement provides, among other things, that (i) Apollo Retail Partners, L.P. (together with its permitted assignees, "ARP") may designate six persons to the Board of Directors, (ii) management may designate two persons to the Board of Directors, and (iii) a majority of certain former holders of the 13 1/2% Notes, which notes were exchanged for Common Stock pursuant to the Recapitalization, may designate two persons to the Board of Directors. The Voting Agreement will terminate upon the earlier of (i) October 30, 2002, or
(ii) the date upon which at least 25% of the then outstanding shares of Common Stock are publicly held pursuant to one or more underwritten registered offerings of primary shares. Since the Company's Chapter 11 filing, none of the parties to the Voting

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 14--RELATED PARTY TRANSACTIONS (CONTINUED)
Agreement has exercised its right thereunder. Pursuant to the Plan, the Company's obligations under the Voting Agreement will be rejected upon the effective date of the Plan.

    A former director of the Company is an affiliate of Morgens Waterfall Vintiadis & Co. Inc. ("Morgens Waterfall"). Pursuant to the Recapitalization, certain affiliates of Morgens Waterfall received an aggregate of approximately 16.7% (1,482,906 shares) of Common Stock outstanding immediately following the Recapitalization in exchange for approximately $12.5 million in principal amount of 13 1/2% Notes.

    A former director of the Company was an officer of one of the banks which extended a line of credit to the Company prior to its replacement with the Foothill working capital facility in January 1994 (see Note 8).

    Pursuant to the Recapitalization, Executive Life Insurance Company of New York ("ELICNY") received 898,406 shares of the Company's Common Stock and $7.8 million ($6.4 million after adjustment for the Infusion) in principal amount of the 10 1/4% Notes. During Fiscal 1994, the Company paid ELICNY $0.8 million of cash interest on the 10 1/4% Notes. In addition, at October 29, 1994 the Company had accrued $0.4 million of interest on the 10 1/4% Notes, which was subsequently issued to ELICNY in additional securities of the Company as interest paid in kind.

    In connection with the Infusion, certain funds and accounts managed by Fidelity Management and Research Company or Fidelity Management Trust Company (the "Fidelity Funds"), the holders of the remaining 10 1/4% Notes, became the holders of more than 5% of the Company's Common Stock. Accordingly, the Company has reflected the entire amount of the 10 1/4% Notes as related party debt. During Fiscal 1994, the Company paid the Fidelity Funds $6.9 million of cash interest on the 10 1/4% Notes. In addition, at October 29, 1994 the Company had accrued $3.6 million of interest on the 10 1/4% Notes, which was subsequently issued to the Fidelity Funds in additional securities of the Company as interest paid in kind.

NOTE 15--BENEFIT PLANS

    PENSION PLAN

    On January 1, 1986, the Company established the Lamonts Apparel, Inc. Employees Retirement Trust and the Lamonts Apparel, Inc. Supplemental Executive Retirement Plan (collectively the "Retirement Plan"). The Lamonts Apparel, Inc. Supplemental Executive Retirement Plan was rejected in Fiscal 1996. The Retirement Plan is a noncontributory defined benefit pension plan for employees of the Company who are not eligible for pension benefits from another pension plan pursuant to collective bargaining agreements. Participant benefits are based on years of service and compensation during later years of employment. It is the Company's policy to make contributions to the Retirement Plan in amounts which comply with the minimum regulatory funding requirements.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 15--BENEFIT PLANS (CONTINUED)
    The following table sets forth the Company's funded plan status and amounts recognized in the Company's consolidated balance sheets (dollars in thousands):

                                                    FEBRUARY    FEBRUARY     JANUARY
                                                     1, 1997     3, 1996    28, 1995
                                                    ---------   ---------   ---------
Actuarial present value of accumulated benefit
  obligations, including vested benefits of
  $5,345, $5,462 and $4,286 in Fiscal 1996, Fiscal
  1995 and the January Quarter, respectively......  $ 5,598     $ 5,651     $ 4,583
                                                    ---------   ---------   ---------
                                                    ---------   ---------   ---------
Projected benefit obligation......................  $ 6,513     $ 6,639     $ 5,499
Retirement Plan assets at value, primarily money
  market funds and guaranteed investment
  contracts.......................................    6,045       5,143       4,642
                                                    ---------   ---------   ---------
Projected benefit obligation in excess of
  Retirement Plan assets..........................      468       1,496         847
Unrecognized net loss from past experience
  different from that assumed.....................     (347)     (1,238)     (1,162)
                                                    ---------   ---------   ---------
Accrued (prepaid) pension cost....................      121         258        (315)
Additional liability charge to equity to recognize
  minimum liability...............................    --            250       --
                                                    ---------   ---------   ---------
Total accrued (prepaid) pension cost..............  $   121     $   508     ($  315)
                                                    ---------   ---------   ---------
                                                    ---------   ---------   ---------
Discount rate.....................................     7.75%       7.25%        8.5%
Rate of increase in future compensation levels....      3.5%        3.5%        4.5%
Expected long term rate of return on assets.......      9.0%        9.0%        9.0%

    Amounts charged to expense under the Retirement Plan were as follows (dollars in thousands):

                                                     FISCAL     FISCAL    JANUARY     FISCAL
                                                      1996       1995     QUARTER      1994
                                                    --------   --------   --------   --------
Service cost, benefits earned during the period...  $    404   $    414   $   108    $    536
Interest cost on projected benefit obligation.....       461        483       113         407
Actual return on assets...........................      (635)      (883)       39          11
Other, including deferred recognition of asset
  gain/(loss).....................................       213        559      (129)       (444)
                                                    --------   --------   --------   --------
Net pension cost..................................  $    443   $    573   $   131    $    510
                                                    --------   --------   --------   --------
                                                    --------   --------   --------   --------

    During Fiscal 1995, a claim was filed against the Company by the Pension Benefit Guaranty Corporation ("PBGC") in the amount of $2.8 million based upon PBGC's assumption that one of the Company's qualified employee retirement plans would be terminated. The Company believes that even if the plan was terminated, unfunded plan benefit liabilities would not be material. The Company disputed the claim. PBGC has withdrawn its claim without prejudice to its right to refile at a future date if the PBGC determines it is appropriate to do so.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                FEBRUARY 1, 1997

NOTE 15--BENEFIT PLANS (CONTINUED)
    LAMONTS 401(K) PLAN

    The Lamonts Apparel, Inc. Tax Relief Investments Protection Plan, as amended and restated effective January 1, 1994 (the "401(k) Plan") provides participants the opportunity to elect to defer an amount from one percent to 15% of their compensation, in increments of one percent. Under the 401(k) Plan, the Company matches contributions equal to 50% of each participant's deferred pay contributions (such contribution not to exceed one percent of the participant's compensation). The Company contributed $0.14 million, $0.15 million, $0.04 million, and $0.2 million during Fiscal 1996, Fiscal 1995, the January Quarter and Fiscal 1994, respectively.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                         NOVEMBER 1,  NOVEMBER 2,
                                                                                            1997         1996
                                                                                         -----------  -----------
Current Assets:
  Cash.................................................................................   $   2,298    $   2,694
  Receivables--net.....................................................................       2,271        2,478
  Inventories..........................................................................      55,712       52,770
  Prepaid expenses and other...........................................................       2,365        2,315
  Restricted cash and deposits.........................................................       1,703        1,217
                                                                                         -----------  -----------
    Total current assets...............................................................      64,349       61,474

Property and equipment--net of accumulated depreciation and amortization of $30,994 and
  $26,061 respectively.................................................................      27,765       31,924
Leasehold interests....................................................................       3,156        3,595
Excess of cost over net assets acquired--net...........................................      11,347       11,681
Deferred financing costs--net..........................................................       1,447        2,170
Restricted cash and deposits...........................................................       1,142        1,139
Other assets...........................................................................         787          981
                                                                                         -----------  -----------
    Total assets.......................................................................   $ 109,993    $ 112,964
                                                                                         -----------  -----------
                                                                                         -----------  -----------

Liabilities not subject to settlement under reorganization proceedings:
Current Liabilities:
  Borrowings under DIP Facility........................................................   $  24,401    $  29,565
  Accounts payable.....................................................................      25,435       24,400
  Accrued payroll and related costs....................................................       2,525        2,564
  Accrued taxes........................................................................       1,400        1,187
  Accrued interest.....................................................................       1,132          526
  Accrued store closure costs..........................................................      --            2,695
  Other accrued expenses...............................................................       6,487        6,159
  Current maturities of obligations under capital leases...............................         122       --
                                                                                         -----------  -----------
    Total current liabilities..........................................................      61,502       67,096
Long-term debt.........................................................................      10,000       --
Obligations under capital leases.......................................................       3,246        2,808
Other..................................................................................         167          547
                                                                                         -----------  -----------
    Total liabilities not subject to settlement under reorganization proceedings.......      74,915       70,451
                                                                                         -----------  -----------
Liabilities subject to settlement under reorganization proceedings.....................     103,489      103,538
                                                                                         -----------  -----------

Commitments and Contingencies

Stockholders' Equity (Deficit):
Common stock, $0.01 par value, 40,000,000 shares authorized, 17,900,053 shares issued
  and outstanding......................................................................         179          179
Additional paid-in capital.............................................................      63,010       62,963
Minimum pension liability adjustment...................................................      --             (250)
Accumulated deficit....................................................................    (131,600)    (123,917)
                                                                                         -----------  -----------
    Total stockholders' equity (deficit)...............................................     (68,411)     (61,025)
                                                                                         -----------  -----------
    Total liabilities and stockholders' equity (deficit)...............................   $ 109,993    $ 112,964
                                                                                         -----------  -----------
                                                                                         -----------  -----------

    The accompanying notes are an integral part of the consoldated financial statements.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            AND ACCUMULATED DEFICIT
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              QUARTER ENDED
                                                                                         ------------------------
                                                                                         NOVEMBER 1,  NOVEMBER 2,
                                                                                            1997         1996
                                                                                         -----------  -----------
Revenues...............................................................................   $  50,263    $  50,705
Cost of merchandise sold...............................................................      31,760       32,283
                                                                                         -----------  -----------
Gross profit...........................................................................      18,503       18,422
                                                                                         -----------  -----------
Operating and administrative expenses..................................................      16,508       16,504
Depreciation and amortization..........................................................       1,723        2,015
                                                                                         -----------  -----------
Operating costs........................................................................      18,231       18,519
                                                                                         -----------  -----------

Income (loss) from operations before other income (expense) and reorganization
  expenses.............................................................................         272          (97)

Other income (expense):
Interest expense (contractual interest of $3.6 million in 1997 and $3.5 million in
  1996)................................................................................      (1,415)      (1,318)
Other..................................................................................           2            3
                                                                                         -----------  -----------
Loss from operations before reorganization expenses....................................      (1,141)      (1,412)
Reorganization expenses................................................................         930        3,435
                                                                                         -----------  -----------
Net loss...............................................................................      (2,071)      (4,847)
Accumulated deficit, beginning of period...............................................    (129,529)    (119,070)
                                                                                         -----------  -----------
Accumulated deficit, end of period.....................................................   $(131,600)   $(123,917)
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Net loss per common share..............................................................   $   (0.12)   $   (0.27)
                                                                                         -----------  -----------
                                                                                         -----------  -----------

    The accompanying notes are an integral part of the consoldated financial statements.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                            AND ACCUMULATED DEFICIT
                                  (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            NINE MONTHS ENDED
                                                                                         ------------------------
                                                                                         NOVEMBER 1,  NOVEMBER 2,
                                                                                            1997         1996
                                                                                         -----------  -----------
Revenues...............................................................................   $ 137,394    $ 138,284
Cost of merchandise sold...............................................................      87,798       88,237
                                                                                         -----------  -----------
Gross profit...........................................................................      49,596       50,047
                                                                                         -----------  -----------
Operating and administrative expenses..................................................      47,235       49,482
Depreciation and amortization..........................................................       5,484        6,051
Impairment of long-lived assets........................................................      --            4,170
                                                                                         -----------  -----------
Operating costs........................................................................      52,719       59,703
                                                                                         -----------  -----------

Loss from operations before other income (expense) and reorganization expenses.........      (3,123)      (9,656)

Other income (expense):
Interest expense (contractual interest of $10.4 million in 1997 and $10.3 million in
  1996)................................................................................      (3,855)      (3,773)
Other..................................................................................           6            8
                                                                                         -----------  -----------
Loss from operations before reorganization expenses....................................      (6,972)     (13,421)
Reorganization expenses................................................................       1,924        5,090
                                                                                         -----------  -----------
Net loss...............................................................................      (8,896)     (18,511)
Accumulated deficit, beginning of period...............................................    (122,704)    (105,406)
                                                                                         -----------  -----------
Accumulated deficit, end of period.....................................................   $(131,600)   $(123,917)
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Net loss per common share..............................................................   $   (0.50)   $   (1.03)
                                                                                         -----------  -----------
                                                                                         -----------  -----------

    The accompanying notes are an integral part of the consoldated financial statements.

                             LAMONTS APPAREL, INC.

                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                            NINE MONTHS ENDED
                                                                                         ------------------------
                                                                                         NOVEMBER 1,  NOVEMBER 2,
                                                                                            1997         1996
                                                                                         -----------  -----------
Cash flows from operating activities:
Net loss...............................................................................   $  (8,896)   $ (18,511)
Adjustments to reconcile net loss to net cash used in operating activities before reorganization items:
Depreciation and amortization..........................................................       5,484        6,051
Impairment of long-lived assets........................................................      --            4,170
Reorganization expenses................................................................       1,924        5,090
Increase in inventories................................................................     (18,153)     (23,211)
Increase in accounts payable...........................................................      11,857       15,983
Other..................................................................................         845        1,225
                                                                                         -----------  -----------
    Net cash used in operating activities before reorganization items..................      (6,939)      (9,203)

Operating cash flows used by reorganization items:
Payments for professional fees and other expenses related to the Chapter 11
  proceedings..........................................................................      (2,591)      (2,195)
                                                                                         -----------  -----------
    Net cash used in operating activities..............................................      (9,530)     (11,398)
                                                                                         -----------  -----------

Cash flows from investing activities:
Capital expenditures...................................................................      (1,050)        (525)
Proceeds from sale of property and equipment...........................................           4        4,459
Other..................................................................................         257           45
                                                                                         -----------  -----------
    Net cash provided by (used in) investing activities................................        (789)       3,979
                                                                                         -----------  -----------

Cash flows from financing activities:
Proceeds from term loan................................................................      10,000       --
Post-petition borrowings under working capital facility................................     154,167      187,979
Post-petition payments under working capital facility..................................    (152,908)    (178,748)
Principal payments on obligations under capital leases.................................        (666)        (650)
Other..................................................................................         (42)         (49)
                                                                                         -----------  -----------
    Net cash provided by financing activities..........................................      10,551        8,532
                                                                                         -----------  -----------

Net increase in cash...................................................................         232        1,113
Cash, beginning of period..............................................................       2,066        1,581
                                                                                         -----------  -----------
Cash, end of period....................................................................   $   2,298    $   2,694
                                                                                         -----------  -----------
                                                                                         -----------  -----------

Supplemental disclosures of cash flow information:
Cash interest payments made............................................................   $   3,417    $   3,615
                                                                                         -----------  -----------
                                                                                         -----------  -----------

Supplemental disclosure of noncash investing and financing activities:
Capital lease relating to the purchase of equipment....................................   $    (511)      --
                                                                                         -----------  -----------
                                                                                         -----------  -----------

Capital lease relating to sale-leaseback of store......................................      --        $   2,835
                                                                                         -----------  -----------
                                                                                         -----------  -----------

    The accompanying notes are an integral part of the consoldated financial statements.

                             LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                                NOVEMBER 1, 1997

NOTE 1--PETITION FOR RELIEF UNDER CHAPTER 11

    On January 6, 1995 (the "Petition Date"), Lamonts Apparel, Inc. (the "Company" or "Lamonts") filed a voluntary petition for relief (the "Filing") under Chapter 11 ("Chapter 11") of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court (the "Court") for the Western District of Washington at Seattle. In Chapter 11, the Company has continued to manage its affairs and operate its business as a debtor-in-possession. As a debtor-in-possession in Chapter 11, the Company may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Court. The Company and representatives of the committees that represent Lamonts' unsecured trade creditors, bondholders and equityholders (the "Committees") have reached an understanding regarding the material economic terms of a proposed consensual plan of reorganization designed to enable the Company to emerge from Chapter 11. On August 23, 1996, that plan was filed with the Court, along with the proposed disclosure statement relating to the plan. On October 23, 1996, an amended plan of reorganization (the "Prior Plan") and an amended disclosure statement (the "Prior Disclosure Statement") were filed with the Court. The Prior Disclosure Statement was approved by the Court on October 24, 1996, and the Prior Plan and Prior Disclosure Statement were transmitted to all impaired creditors and equity security holders along with ballots for the purpose of soliciting acceptances of the Prior Plan. A hearing to consider confirmation of the Prior Plan (the "Confirmation Hearing") commenced on January 6, 1997, and the Court determined that the requisite majorities of each class of the Company's impaired creditors and equity security holders voted in favor of acceptance of the Prior Plan and that all requirements for confirmation of the Prior Plan had been satisfied, except that, as requested by Lamonts and the Committees, the Confirmation Hearing was continued to April 14, 1997, to consider certain "Deferred Confirmation Requirements". At the request of Lamonts and the Committees, the Court further deferred final confirmation of the Prior Plan in order to afford Lamonts additional time in which to explore opportunities to raise additional working capital.

    On September 26, 1997, following approval by the Court, the Company entered into an amended and restated loan agreement (the "BankBoston Facility") with BankBoston, N.A. (f/k/a "The First National Bank of Boston") ("BankBoston") pursuant to which BankBoston has provided the Company with a new $10 million term loan (the "Term Loan"), resulting in an increase in the maximum amount of the Company's line of credit from $32 million to $42 million. The Term Loan has been guaranteed by the Surety (as defined therein). The Term Loan has been fully disbursed and no further amounts may be borrowed thereunder. The BankBoston Facility is discussed further in Note 3.

    On October 31, 1997, Lamonts filed a modified and restated plan of reorganization (the "Plan") to take into account the Term Loan and related matters, together with a supplemented and restated disclosure statement (as amended on November 21, 1997, the "Disclosure Statement"). On November 24, 1997, the Court approved the Disclosure Statement and authorized Lamonts to distribute the Plan and Disclosure Statement and approved solicitation materials to impaired creditors and equity security holders. A hearing on confirmation of the Plan has been scheduled for December 18, 1997. If the Plan is confirmed at that hearing, Lamonts expects the effective date of the Plan to occur on January 31, 1998. There can be no assurance that confirmation will be obtained or that the effective date will occur when expected or at all.

                             LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                                NOVEMBER 1, 1997

NOTE 1--PETITION FOR RELIEF UNDER CHAPTER 11 (CONTINUED)
    The Plan provides that the Company's current equity holders will be substantially diluted. The confirmation and effectiveness of the Plan, the implementation of the Company's proposed business plan and the Company's proposed equity distribution are each subject to numerous uncertainties set forth in detail in the Plan and Disclosure Statement, and the Plan is subject to modifications and/or withdrawal. Accordingly, the value of the Company's common stock remains highly speculative.

    As of the Petition Date, payment of pre-petition liabilities to unsecured creditors, including trade creditors and noteholders, and pending litigation against the Company are generally stayed while the Company continues its business operations as a debtor-in-possession. In a Chapter 11 reorganization plan, the rights of the creditors may be significantly altered. Creditors may receive substantially less than the full face amount of claims. Certain creditors have filed claims with the Court substantially in excess of amounts reflected in the Company's financial statements. The Company continues to analyze and reconcile the claims filed by creditors with the Company's financial records, but believes it has made appropriate provision for all claims filed. However, no estimate of the amount of adjustments, if any, from recorded amounts, to amounts to be realized by creditors, is available at this time. These liabilities are included in the balance sheet as "liabilities subject to settlement under reorganization proceedings."

    As a result of the Company's Chapter 11 filing, the Company is currently in default under the indentures governing the Company's 10 1/4% Subordinated Notes due November 1999 (the "10 1/4% Notes") and its 13 1/2% Senior Subordinated Notes which were due February 1995. As a result, all unpaid principal of, and accrued pre-petition interest on, such debt became immediately due and payable. The payment of such debt and accrued but unpaid interest is prohibited during the pendency of the Company's Chapter 11 case, and these liabilities have been included in the balance sheet as "liabilities subject to settlement under reorganization proceedings".

    Pre-petition liabilities subject to settlement under reorganization proceedings include the following (dollars in thousands):

                                                                     NOVEMBER 1,  FEBRUARY 1,
                                                                        1997         1997
                                                                     -----------  -----------
Accounts payable and accrued liabilities...........................   $  24,459    $  23,121
Capital lease obligations..........................................      10,551       11,216
10 1/4% Notes (including pre-petition accrued interest) related
  party............................................................      67,600       67,600
13 1/2% Notes (including pre-petition accrued interest)............         838          838
Notes payable......................................................          41           83
                                                                     -----------  -----------
                                                                      $ 103,489    $ 102,858
                                                                     -----------  -----------
                                                                     -----------  -----------

    The increase in accounts payable and accrued liabilities is due to lease damage claims accrued in fiscal year 1996 that have been reclassified as liabilities subject to settlement under reorganization proceedings. The reduction in capital lease obligations consists of payments to landlords for store locations in the ongoing business operations of the Company.

                             LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                                NOVEMBER 1, 1997

NOTE 1--PETITION FOR RELIEF UNDER CHAPTER 11 (CONTINUED)
    In accordance with the Bankruptcy Code, the Company can seek Court approval for the rejection of executory contracts, including real property leases. Any such rejection may give rise to a prepetition unsecured claim for breach of contract. In connection with the Company's Chapter 11 proceedings, the Company continues to review all of its obligations under its executory contracts. As of November 1, 1997, the Company has rejected 14 real property leases and certain executory contracts and assumed 5 leases (with certain conditions and limitations).

    As a result of the reorganization proceedings, the Company may sell or otherwise realize assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, a plan of reorganization could materially change the amounts currently recorded in the consolidated financial statements, including amounts recorded for the excess of cost over net assets acquired. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these matters or adjustments that might result should the Company be unable to continue as a going concern. Generally if a debtor-in-possession is unable to emerge from Chapter 11, such debtor-in-possession could be required to liquidate its assets.

    Costs associated with the reorganization of the Company are charged to expense as incurred. Under the requirements of the Chapter 11 filing, the Company is required to pay certain expenses of the Committees. The amounts charged to reorganization expense by the Company have consisted and will continue to consist primarily of write-offs of property and equipment, professional fees, lease related costs and severance costs.

NOTE 2--BASIS OF PRESENTATION

    The consolidated financial statements present the consolidated financial position and results of operations of the Company and its subsidiaries. All subsidiaries of the Company are inactive. All significant intercompany transactions and account balances have been eliminated in consolidation. The consolidated financial statements included herein should be read in conjunction with the audited, annual consolidated financial statements for the fiscal year ended February 1, 1997, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 2, 1997. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

    The accompanying consolidated financial statements of the Company have been prepared on a going concern basis of accounting, and, for the periods subsequent to the Filing, in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE. Recurring losses from operations and the matters discussed herein related to the Filing raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon, among other things, (i) the ability to comply with its debtor-in-possession financing agreement, (ii) confirmation of a plan of reorganization under the Bankruptcy Code, (iii) the ability to achieve profitable operations after such confirmation and (iv) the ability to generate sufficient cash from operations to meet its obligations.

                             LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                                NOVEMBER 1, 1997

NOTE 2--BASIS OF PRESENTATION (CONTINUED)
    The consolidated financial statements presented herein reflect all adjustments that are, in the opinion of management, necessary to present fairly the operating results for the periods reported. Except as discussed in Note 1, all such adjustments are normal and recurring in nature. The results of operations for the quarterly periods are not necessarily indicative of results for the entire year.

    IMPAIRMENT OF LONG-LIVED ASSETS

    In the first quarter of Fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("Statement No. 121"). Statement No. 121 requires that long-lived assets and certain intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If impairment has occurred, an impairment loss must be recognized.

    Statement No. 121 requires that assets be grouped and evaluated at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company has identified this lowest level to be principally individual stores. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the estimated future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of the impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is measured by discounting expected future cash flows at a rate commensurate with the Company's borrowing rate.

    During the first quarter of Fiscal 1996, the Company recognized a non-cash impairment loss of $4.2 million. Of the total impairment loss, $2.3 million represents impairment of property and equipment, $1.3 million relates to excess of cost over net assets acquired and $0.6 million pertains to leasehold interests. Based on estimates by management as of November 1, 1997, subject to the outcome of issues discussed in Note 1, no additional impairment has occurred during the nine months ended November 1, 1997. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates.

    OTHER

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("Statement No. 128"). All companies are required to comply with the disclosure requirements of the statement and the Company will adopt the policy in the 4th Quarter of its Fiscal year ending January 31, 1998. Management is currently evaluating the requirements of Statement No. 128.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Comprehensive Income" ("Statement No. 130"). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Statement No. 130 is effective for fiscal years beginning after December 15,

                             LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                                NOVEMBER 1, 1997

NOTE 2--BASIS OF PRESENTATION (CONTINUED)
1997 and requires restatement of earlier periods presented. Management is currently evaluating the requirements of Statement No. 130.

NOTE 3--LOAN AND SECURITY AGREEMENTS

    On February 17, 1995, the Company received approval from the Court for a Loan and Security Agreement (the "Old DIP Facility") with Foothill Capital Corporation ("Foothill"). The Old DIP Facility provided for a borrowing capacity of up to $32.0 million in revolving loans, including up to $15.0 million of letters of credit, subject to borrowing base limitations based upon, among other things, the value of inventory and certain real property. On June 4, 1996, the Company entered into a loan and security agreement with BankBoston replacing the Old DIP Facility, after a hearing by the Court and the entering of an order approving such financing. Although Foothill had taken no action to declare the Company in default as of the date on which the Old DIP Facility was terminated, the Company was in violation of the net worth maintenance covenant in the Old DIP Facility.

    On September 26, 1997, following approval by the Court, the Company entered into the BankBoston Facility, which consists of: (i) a revolving line of credit with a maximum borrowing capacity of $32 million (the "Revolver"); and (ii) a term loan in the amount of $10 million. The Term Loan has been guaranteed by the Surety. Pursuant to, and on the terms and conditions set forth in the BankBoston Facility, BankBoston is obligated to make loans and advances to Lamonts on a revolving basis, and to issue letters of credit to or for the account of Lamonts (with a sublimit for letters of credit of $3 million) in an aggregate outstanding amount (net of repayments) not to exceed the lesser of $32 million and the Borrowing Base (as defined therein). The Term Loan has been fully disbursed and no further amounts may be borrowed thereunder.

    Assuming that the Plan is confirmed and becomes effective, the Revolver will mature two years after the effective date of the Plan ("Effective Date") or, if earlier, upon maturity of the Term Loan. The Term Loan will mature December 26, 1999, or, if earlier, upon maturity of the Revolver. Lamonts will have the option to extend the maturity date of the Term Loan for two additional one-year periods (subject to earlier maturity upon maturity of the Revolver), on the terms and conditions set forth in the BankBoston Facility and upon payment of an extension fee described therein. There are no extension options in respect of the Revolver. If the Plan is not confirmed or does not become effective, both the Revolver and the Term Loan would mature on February 27, 1998.

    Lamonts is required to make principal payments on the Term Loan of $25,000 per month commencing October 31, 1998. A substantial portion of the principal amount of the Term Loan is scheduled to be outstanding on the maturity date of the Term Loan. Lamonts' borrowings under both the Revolver and the Term Loan bear interest at a floating rate of 1.5% above the Base Rate (as defined therein) or, at Lamonts' option, at 2.75% above the fully reserved adjusted Eurodollar Rate (as defined therein). The rates are subject to adjustment on June 1, 1998, and annually thereafter, based upon Lamonts' financial results in accordance with the criteria set forth in the BankBoston Facility. The default rate of interest under the Revolver is 3% above the Base Rate. The default rate of interest under the Term Loan prior to maturity is 7% above the non-default rate otherwise applicable, and after maturity is 7% above the non-default rate applicable to loans measured by the Base Rate.

                             LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                                NOVEMBER 1, 1997

NOTE 3--LOAN AND SECURITY AGREEMENTS (CONTINUED)
    A facility fee in respect of the Revolver will be payable in the amount of $336,000 on the Effective Date and in the amount of $224,000 on December 31, 1998. A letter of credit fee of 1.75% per annum will be charged quarterly in arrears based on the average daily Maximum Drawing Amount (as defined therein) of all outstanding letters of credit. A commitment fee in the amount of 0.5% per annum will be payable monthly in arrears based on the average daily unused amount of the Revolver. Both the letter of credit fee and commitment fee are subject to adjustment on June 1, 1998, and annually thereafter, based upon Lamonts' financial results in accordance with the criteria set forth in the BankBoston Facility. In addition to a closing fee in the amount of $500,000 which Lamonts paid at the closing of the Term Loan on September 26, 1997, an additional closing fee in respect of the Term Loan calculated at the rate of 5% per annum applied to the average daily principal balance of the Term Loan outstanding after September 26, 1998, is payable at the times and in the manner set forth in the BankBoston Facility. If the options to extend the maturity date of the Term Loan are exercised, extension fees calculated at the rate of 5% per annum applied to the average daily principal balance of the Term Loan outstanding during the applicable extension period will be payable at the times and in the manner set forth in the BankBoston Facility.

    Advances by BankBoston under the BankBoston Facility are secured by all real and personal property, rights and assets of Lamonts, including without limitation, real estate leasehold interests, but excluding certain proceeds of bankruptcy causes of action and proceeds from a special account established for unpaid professional fees. During the Chapter 11 case, the BankBoston Facility is an allowed administrative expense claim with super-priority over other administrative expenses in the Chapter 11 case.

    The BankBoston Facility requires that, as of the Effective Date, in partial exchange for the BankBoston claim against the Company's Chapter 11 estate and in consideration for the guaranty of the Term Loan by the Surety, the Surety will receive under the Plan (i) a warrant exercisable for the purchase of 3,429,588 shares of common stock, and (ii) 10 shares of Class B Common Stock, representing all of the Class B Common Stock (which shares have special voting rights upon the occurrence of certain events under the BankBoston Facility) to be authorized and outstanding after the Effective Date.

    The BankBoston Facility contains, among other things, covenants restricting
(i) the incurrence of debt and guarantees, (ii) the incurrence of liens and encumbrances, (iii) the disposition of assets, (iv) mergers and investments, (v) dividends and other restricted payments (as defined) and (vi) capital expenditures. Any necessary waivers of or amendments to such covenants require, with certain exceptions specified in the BankBoston Facility, the concurrence of both BankBoston and the Surety.

    The BankBoston Facility contains customary events of default for credit facilities of this type. The Surety has the right, under specified circumstances after a default, to direct BankBoston to declare Lamonts' obligations under the BankBoston Facility immediately due and payable and to exercise certain of BankBoston's rights and remedies under the BankBoston Facility.

    For the nine months ended November 1, 1997, the weighted average interest rate for loans based on the Base Rate was 10.0% (calculated on the average monthly Revolver balance) and the weighted average interest rate for loans based on the Eurodollar Rate was 8.45% (calculated on the average monthly Eurodollar loan balance). The Company has expensed fees of approximately $568,000 for the BankBoston Facility for the nine months ended November 1, 1997, which fees payable under the BankBoston Facility

                             LAMONTS APPAREL, INC.
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  (UNAUDITED)

                                NOVEMBER 1, 1997

NOTE 3--LOAN AND SECURITY AGREEMENTS (CONTINUED) for such period consisted primarily of monthly payments based on the average unused borrowing capacity and on the borrowing capacity under the Revolver.

NOTE 4--LOSS PER COMMON SHARE

    Net loss per common share has been computed by dividing net loss by the weighted average number of common shares outstanding during the period. The common stock equivalents, represented by stock options and warrants were not considered in the calculation as they either have an exercise price greater than the applicable market price, or the effect of assuming their exercise or conversion would be anti-dilutive. The weighted average number of shares outstanding for the quarter and nine months ended November 1, 1997 were 17,900,053.

    The weighted average number of shares outstanding for the quarter and nine months ended November 2, 1996 were 17,900,053 and 17,899,857, respectively.

NOTE 5--COMMITMENTS AND CONTINGENCIES

    The Company is involved in various matters of litigation arising in the ordinary course of business. In the opinion of management, the ultimate outcome of all such matters should not have a material adverse effect on the financial position of the Company, but, if decided adversely to the Company, could have a material effect upon the Company's anticipated plan of reorganization and operating results during the period in which the litigation is resolved. (See also Part II, Item 1.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    All expenses other than the Securities and Exchange Commission filing fees are estimated.

SEC registration fee........................................  $   1,639.68
Accountants' fees and expenses..............................  $ 100,000.00
Legal fees and expenses.....................................  $ 150,000.00
Blue Sky fees and expenses..................................             0
Printing and engraving expenses.............................  $  25,000.00
Rating agencies' fees.......................................             0
Trustee's and registrar's fees and expenses.................  $  10,000.00
Miscellaneous...............................................  $  50,000.00
                                                              ------------
    Total:..................................................  $ 336,639.68
                                                              ------------
                                                              ------------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against liabilities and expenses incurred in any such action, suit or proceeding. Article VIII of the Company's Amended and Restated Bylaws provides that the Company shall indemnify all persons that are officers and directors of the Company on or after the Plan Effective Date to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

    The officers and directors of the Company will each enter into indemnification agreements (the "Indemnification Agreements") with the Company pursuant to which the Company will indemnify, to the fullest extent permitted by applicable law, such officer or director against liabilities and expenses incurred by such officer or director in any proceeding or action because such officer or director is or was a director, officer, employee or agent of the Company and certain other circumstances. The Indemnification Agreements are in addition to the indemnification provided in the Company's Amended and Restated Bylaws. In neither case will indemnification be provided if prohibited under applicable law. Individuals not entering into indemnification agreements will remain entitled to the indemnification provisions of the Company's Amended and Restated Bylaws and as otherwise provided by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES; USE OF PROCEEDS FROM REGISTERED SECURITIES


    Pursuant to the Plan of Reorganization, (a) an aggregate of 8,800,000 shares of Common Stock, 2,203,320 Class A Warrants to purchase Common Stock and 700,237 shares of Class B Warrants to purchase Common Stock have been or will be issued to the holders of prepetition claims against Lamonts, (b) an aggregate of 200,000 shares of Common Stock and 100,000 Class B Warrants to purchase Common Stock have been or will be issued to the former holders of Old Common Stock, and
(c) 228,639 Class C Warrants to purchase Common Stock and 10 shares of Class B Common Stock have been issued to the Surety. All such securities were or will be issued in exchange for various prepetition claims and interests allowed by the Bankruptcy Court, except those issued to the Surety which were issued as required under the BankBoston Facility in consideration of the guaranty made by the Surety of the Term Loan and in partial exchange for its administrative claim.

    The issuance of such securities was not registered under the Securities Act in reliance on the exemptions provided by section 1145 of the Bankruptcy Code and, with respect to the Class C Warrants, section 4(2) of the Securities Act.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.


   3.1 Second Restated Certificate of Incorporation of the Registrant. (1)

   3.2 Amended and Restated By-laws of the Registrant. (1)

  *4.1 Specimen Class A Common Stock certificate.

  *4.2 Specimen Class B Common Stock certificate.

   4.3 Warrant Agreement dated January 31, 1998 between the Registrant and
         Norwest Bank Minnesota, N.A., as Warrant Agent. (1)

   4.4 Warrant Agreement dated January 31, 1998 between the Registrant and
         Specialty Investment I LLC. (1)

   4.5 Warrant Agreement dated January 31, 1998 between the Registrant and
         Gordian Group, L.P. (2)

 **5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of the Common Stock and Warrants.

 *10.1 Standard Service Agreement dated February 13, 1989 between Frederick
         Atkins, Incorporated and the Registrant, as amended October 3, 1989 and
         February 5, 1990.

 *10.2 Credit Card Plan Agreement dated June 20, 1988, as amended September 30,
         1992, between the Registrant and Alliance Data Systems (successor in interest to National City Bank, Columbus, f/k/a BancOhio National Bank)
         (the "Credit Card Plan Agreement").

 *10.3 Form of Indemnification Agreement dated October 30, 1992 between the
         Registrant and each of Alan R. Schlesinger, Loren R. Rothschild and
         Debbie A. Brownfield.

 *10.4 Amendment No. 2 dated March 30, 1994 to the Credit Card Plan Agreement.

 *10.5 Letter Agreement dated November 2, 1994 to the Credit Card Plan Agreement.

 *10.6 Employment Agreement dated April 18, 1995 between the Registrant and Alan
         R. Schlesinger.

 *10.7 Employment Agreement dated April 18, 1995 between the Registrant and Loren
         R. Rothschild.

 *10.8 License Agreement dated May 25, 1995 between the Registrant and Shoe
         Corporation of America.

 *10.9 Computer Services Agreement dated February 1, 1996 between the Registrant and Infotech Corporation.

*10.10 Loan and Security Agreement dated June 4, 1996 between First National Bank of Boston and the Registrant.

*10.11 Depository Account Agreement dated June 4, 1996 among the Registrant,
         BankBoston and Bank of America, N.W. N.A. (d/b/a Seafirst Bank).

*10.12 Waiver dated August 3, 1996 between First National Bank of Boston and the
         Registrant.

*10.13 First Amendment dated November 8, 1996 to Loan and Security Agreement dated June 4, 1996 between First National Bank of Boston and the
         Registrant.

*10.14 Amendment dated December 9, 1996 to the Credit Card Plan Agreement.

*10.15 Computer Services Agreement dated February 4, 1997 between the Registrant and Affiliated Computer Services, Inc.

*10.16 Second Amendment dated May 23, 1997 to Loan and Security Agreement dated
         June 4, 1996 between the Registrant and Bank Boston, N.A. (f/k/a The
         First National Bank of Boston) ("BankBoston").

*10.17 Non-Qualified Employee Stock Option Agreement dated January 31, 1998 between the Registrant and each of Alan R. Schlesinger, Loren R.
         Rothschild, Debbie A Brownfield, E.H. Bulen and Gary A. Grossblatt.

*10.18 Lamonts Apparel, Inc. 1998 Stock Option Plan.

 10.19 Amended and Restated Employment Agreement dated January 31, 1998 between the Registrant and Alan R. Schlesinger.

 10.20 Amended and Restated Employment Agreement dated January 31, 1998 between the Registrant and Loren R. Rothschild.

*10.21 Amended and Restated Debtor in Possession and Exit Financing Loan
         Agreement dated September 26, 1997 among the Registrant, certain financial institutions and Bank Boston, as agent.

 10.22 Grant of Registration Rights dated January 31, 1998 among the Company and the parties listed on the signature pages thereto.

 10.23 Form of Indemnification Agreement dated January 31, 1998 between the
         Registrant and each of Alan R. Schlesinger, Loren R. Rothschild, Debbie
         A. Brownfield, E.H. Bulen, Gary A. Grossblatt, Paul M. Buxbaum, Stanford
         Springel and John J. Wiesner.

 *21.1 Subsidiaries of the Registrant.

  23.1 Consent of Coopers & Lybrand L.L.P.

**23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as Exhibit 5.1).

  24.1 Power of Attorney (included on page II-5).

 *99.1 Modified and Restated Plan of Reorganization Under Chapter 11 of the
         Bankruptcy Code.

 *99.2 Supplemented and Restated Disclosure Statement (As Amended) re Debtor's
         Plan of Reorganization Under Chapter 11 of the Bankruptcy Code.


    All other exhibits have been omitted since the required information is not present or not present in amounts sufficient to require submission of schedules, or because the information required is included in the financial statements and Notes thereto.

------------------------


 *  Previously filed or incorporated by reference.



 ** To be filed by amendment.



(1) Incorporated by reference from the Company's Registration Statement on Form 8-A filed with the Commission on February 2, 1998.



(2) Incorporated by reference from the Company's Registration Statement on Form S-8 (File No. 333-45455) filed with the Commission on February 2, 1998.

ITEM 17.  UNDERTAKINGS

    The Undersigned Registrant hereby undertakes:

    (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from Registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY



    Each person whose signature appears below constitutes and appoints Loren R. Rothschild his or her ture and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on March 3, 1998.


                                             LAMONTS APPAREL, INC.

                                             By:                 /s/ ALAN R. SCHLESINGER*
                                                        ------------------------------------------
                                                                    Alan R. Schlesinger
                                                           CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                                  CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration statement has been signed below by the following persons in the capacities and on the dates indicated.


          SIGNATURE                         TITLE                      DATE
------------------------------  ------------------------------  -------------------

                                Chairman of the Board, Chief
   /s/ ALAN R. SCHLESINGER*       Executive Officer and
------------------------------    Director (Principal              March 3, 1998
     Alan R. Schlesinger          Executive Officer)

   /s/ LOREN R. ROTHSCHILD*
------------------------------  Vice Chairman of the Board and     March 3, 1998
     Loren R. Rothschild          Director

                                Executive Vice President,
                                  Chief Financial Officer
  /s/ DEBBIE A. BROWNFIELD*       and Secretary (Principal
------------------------------    Financial Officer and            March 3, 1998
     Debbie A. Brownfield         Principal Accounting
                                  Officer)

    /s/ STANFORD SPRINGEL
------------------------------  Director                           March 3, 1998
      Stanford Springel

     /s/ PAUL M. BUXBAUM
------------------------------  Director                           March 3, 1998
       Paul M. Buxbaum

     /s/ JOHN J. WIESNER
------------------------------  Director                           March 3, 1998
       John J. Wiesner

   /s/ LOREN R. ROTHSCHILD
------------------------------
     Loren R. Rothschild,                                          March 3, 1998
       ATTORNEY-IN-FACT


------------------------


*By Loren R. Rothschild, as Attorney-in-Fact